As filed with the Securities and Exchange Commission on May 12, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREAT WALL ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	6770	20-0178991
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

660 Madison Avenue, 15th Floor
New York, New York 10021
(212) 753-0804
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Kin Shing Li
Chairman of the Board, Chief Executive Officer and Secretary
Great Wall Acquisition Corporation
660 Madison Avenue, 15th Floor
New York, New York 10021
(212) 753-0804
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000	Ron Chan Tze Ngon
Chief Executive Officer
ChinaCast Communication
Holdings Limited
15F Ruoy Chai International
Building, No. 8 Yong An-Dongli
Jian Guo Men Wai Avenue
Beijing 100022, PRC
(8610) 6566 7788	Andrew Ang, Esq. Chan Sing Yee, Esq. WongPartnership One George Street #20-01 Singapore 049145 (65) 6416 8000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective and all other conditions to the Offer described in the proxy statement/prospectus included in this registration statement have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price per Share(1)	Offering Price(1)	Fee
Common Stock, par value $0.0001 per share	20,752,301 shares	$4.47	$92,762,785	$9,926

(1)	Based on the market price of the ordinary shares of ChinaCast Communication Holdings Limited (US$0.21) on May 8, 2006) for the purpose of calculating the registration fee pursuant to Rule 457(f)(1).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

GREAT WALL ACQUISITION CORPORATION
660 MADISON AVENUE, 15TH FLOOR
NEW YORK, NEW YORK 10021
(212) 753-0804

TO THE STOCKHOLDERS OF
GREAT WALL ACQUISITION CORPORATION:

You are cordially invited to attend a special meeting of stockholders of Great Wall Acquisition Corporation to be held on          , 2006. At the meeting, you will be asked to consider proposals to approve the acquisition by your company of ChinaCast Communication Holdings Limited, one of the leading providers of e-learning services and content to K-12 schools, universities, government agencies and corporate enterprises in the People’s Republic of China.

As previously announced, on September 13, 2005, holders of 51.15% of ChinaCast’s ordinary shares agreed to Great Wall’s acquisition offer, under which ChinaCast shareholders will have the option to receive, in a tender offer under Singapore law, either one share of Great Wall’s common stock for every 21.29 ChinaCast shares tendered, or a cash payment of 0.28 Singapore dollars (US$0.167, based on the Singapore-U.S. dollar exchange rate on that date (SG$1.6810 per U.S. dollar)) for each ChinaCast share tendered. ChinaCast’s majority shareholders have committed to receive Great Wall common stock in the Offer. The Stock Offer values a share of ChinaCast at SG$0.41 (US$0.24, based on that exchange rate and the price of Great Wall common stock on that date), or a SG$0.13 (46%) premium over the Cash Offer.

This transaction is intended to be a qualifying “business combination” under Great Wall’s charter, and if it is approved, Great Wall intends to complete it as soon as possible. Upon consummation of the Offer, ChinaCast and its subsidiaries will become subsidiaries of Great Wall, which in turn will be at least 65.8% owned by former ChinaCast shareholders.

ChinaCast is headquartered in Beijing, with offices in Shanghai, Hong Kong and Singapore, and employs more than 200 employees throughout these locations. ChinaCast has been listed on the Main Board of the Singapore Exchange Securities Trading Limited since May 2004.

The special meeting will be held at 10:00 a.m., New York time, on          , 2006, at the offices of Loeb & Loeb LLP, 245 Park Avenue, New York, New York 10154-1895. At this important meeting, you will be asked to consider and vote upon the following:

•	The proposed Offer and the acquisition by Great Wall of at least a majority and up to all outstanding ChinaCast shares, whether pursuant to the Offer or by private purchase or otherwise (the “Acquisition”);

•	Amending Great Wall’s charter at the time of the Acquisition to increase the number of authorized shares of Great Wall common stock to 100,000,000; and

•	Changing Great Wall’s corporate name to “ChinaCast Education Corporation.”

Under Great Wall’s charter, stockholder approval of the Acquisition is a condition to Great Wall’s authority to complete it. Each of the four proposals is essential to the Acquisition, and, therefore, all must be approved for the Acquisition to proceed. Accordingly, the affirmative vote on all proposals of a majority of Great Wall’s common stock, including a majority of the Great Wall common shares issued in its initial public offering (Public Shares) voting in person or by proxy at the meeting, will be required to approve the Acquisition. Great Wall’s initial stockholders, who purchased an aggregate of 1,000,000 shares prior to the IPO and currently own 1,250,000 shares, have agreed to vote all their shares (including shares acquired after the IPO) in accordance with the holders of a majority of the Public Shares voting in person or by proxy at the meeting: If holders of a majority of the Public Shares vote for or against, or abstain with respect to, a proposal, the initial stockholders will cast all their shares in the same manner as such majority votes on such proposal. No such holder will demand conversion of any Public Shares he owns.

Each Public Shareholder who votes against the Acquisition has the right to concurrently demand that Great Wall convert his or her Public Shares into cash equal to a pro rata portion of the trust account in which net proceeds of Great Wall’s IPO are deposited (the IPO trust account). If holders of 903,195 or more Public Shares (20% or more of the total) vote against the Acquisition and demand conversion of their Public Shares, however, Great Wall will not be authorized to consummate the Acquisition and will be required under its charter to liquidate.

To avoid being required to liquidate, as provided in its charter, Great Wall needed, by September 23, 2005, to consummate a business combination or enter a letter of intent, agreement in principle or definitive agreement relating to one, in which case Great Wall would be allowed an additional six months to complete it. That extension period has been extended by stockholder vote to December 31, 2006. By obtaining the Letters of Undertaking from the majority ChinaCast shareholders, the period in which Great Wall could complete the Offer was extended. Under its charter as currently in effect, if Great Wall does not acquire at least majority control of ChinaCast pursuant to the Offer or by private purchase or otherwise by December 31, 2006, Great Wall will dissolve and distribute to its public stockholders the amount in the IPO trust account plus any remaining net assets. This period cannot practically be extended any further. Following dissolution, Great Wall would no longer exist as a corporation.

Under the Offer, tendered ChinaCast shares will be exchanged for an aggregate of at least 10,614,936, and up to 20,752,301, shares (depending on the number of ChinaCast shares held by shareholders selecting the Stock Offer) of Great Wall common stock and up to US$36 million in cash (depending on the number of ChinaCast shares selecting the Cash Offer). Great Wall is in the process of seeking standby credit facilities to ensure it has sufficient funds to pay all of the ChinaCast shareholders electing cash instead of Great Wall stock. After completion of the Acquisition, if no holder of Public Shares demands that Great Wall convert their Public Shares into cash, Great Wall’s current stockholders will own, in total, between approximately 21% and 34.2% of Great Wall’s outstanding common stock (depending on how many ChinaCast shares are tendered for the Stock Offer and assuming no Great Wall warrants are exercised). Great Wall’s Public Shareholders alone will own between 17.2% and 28% of the post-Acquisition Great Wall, its pre-IPO Private Shareholders, including its Chairman, will own between 3.8% and 6.2% and former ChinaCast shareholders will own at least 65.8%.

Great Wall’s common stock, warrants and units are quoted on the Over-the-Counter (OTC) Bulletin Board under the symbols GWAQ, GWAQW and GWAQU. ChinaCast’s ordinary shares trade on the Mainboard of the Singapore Stock Exchange, and its Level I American Depositary Receipts (ADRs) are quoted in the electronic Pink Sheets under the symbol CCHYY. As required by the Letters of Understanding, Great Wall is applying for listing of its securities on the Nasdaq National Market upon consummation of the Acquisition. If they are not so listed, Great Wall expects its securities to continue to be quoted on the OTC Bulletin Board.

After careful consideration of all relevant factors, Great Wall’s sole director has determined that these proposals are fair to and in the best interests of Great Wall and its stockholders, has declared these advisable, and recommends that you vote or give instruction to vote “FOR” adoption of each of them.

Enclosed is a notice of special meeting and proxy statement containing detailed information concerning the Acquisition, the other proposals and the meeting. This document also serves as the prospectus for ChinaCast shareholders being offered our stock. Whether or not you plan to attend the special meeting, we urge you to read this material carefully and vote your shares.

I look forward to seeing you at the meeting.

Sincerely,

Kin Shing Li
Chairman of the Board and
Chief Executive Officer

Your vote is important. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card in the envelope provided as soon as possible. You may also vote by telephone or the Internet, as described on the proxy card.

GREAT WALL ACQUISITION CORPORATION
660 MADISON AVENUE, 15TH FLOOR
NEW YORK, NEW YORK 10021
(212) 753-0804

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD          , 2006

TO THE STOCKHOLDERS OF
GREAT WALL ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Great Wall Acquisition Corporation, a Delaware corporation, will be held 10:00 a.m. New York time, on          , 2006, at the offices of Loeb & Loeb, LLP, 345 Park Avenue, New York, New York 10154-1895 to consider and vote upon proposals to approve:

1. The pre-conditional voluntary tender offer to be made by Great Wall for at least a majority and up to all of the outstanding ordinary shares of ChinaCast Communication Holdings Limited and the acquisition by Great Wall, pursuant to the Offer or by private purchase or otherwise, of at least a majority and up to all of ChinaCast’s outstanding ordinary shares;

2. Increasing the number of authorized shares of Great Wall’s common stock to 100,000,000; and

3. Changing Great Wall’s corporate name to “ChinaCast Education Corporation.”

Each proposal is essential to the proposed acquisition of ChinaCast, and, therefore, Great Wall’s Board of Directors will abandon it unless all are approved by stockholders

The Board of Directors has fixed the close of business on          , 2006 as the date for determining Great Wall stockholders entitled to receive notice of and vote at the special meeting and any adjournment thereof. Only holders of record of Great Wall common stock on that date are entitled to have their votes counted at the special meeting or any adjournment.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. Your may also vote by telephone or the Internet, as described on the proxy card. If you are a stockholder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote in person at the special meeting by obtaining a proxy from your brokerage firm or bank. Your failure to vote or instruct your broker or bank how to vote will have the same effect as voting against the proposals.

Great Wall’s sole director recommends that you vote “FOR” approval of each proposal.

By Order of the Board of Directors,

Kin Shing Li
Chairman of the Board and
Chief Executive Officer

Dated:          , 2006

The information contained in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

GREAT WALL ACQUISITION CORPORATION
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
AND
PROSPECTUS FOR UP TO 20,752,301 SHARES OF COMMON STOCK

The sole director of Great Wall Acquisition Corporation has approved a pre-conditional voluntary offer to purchase at least a majority and up to all of the issued and outstanding shares of ChinaCast Communication Holdings Limited, a Bermuda corporation. Pursuant to the terms of the Offer, each ChinaCast shareholder will have the option to receive for the tender of his or her shares either one share of Great Wall common stock for every 21.29 ChinaCast shares tendered (the “Stock Offer”), or a cash payment of 0.28 Singapore dollars (US$0.167, based on the Singapore — U.S. dollar exchange rate on that date (SG$1.681 per U.S. dollar)) for each ChinaCast share tendered (the “Cash Offer,” and together with the Stock Offer, the “Offer”). The Stock Offer values a share of ChinaCast at SG$0.41 (US$0.24, based on that exchange rate and the price of Great Wall common stock on that date), or a SG$0.13 (46%) premium over the Cash Offer.

This proxy statement/prospectus constitutes the prospectus for ChinaCast shareholders being offered Great Wall common stock in the Offer, and the proxy statement for Great Wall stockholders in connection with the special meeting to consider and vote on the proposed ChinaCast acquisition and related matters.

Great Wall was organized to acquire a company operating in the People’s Republic of China. ChinaCast is one of the leading providers of e-learning services and content to K-12 schools, universities, government agencies and corporate enterprises in the PRC. Headquartered in Beijing, with offices in Shanghai, Hong Kong and Singapore, ChinaCast employs more than 200 employees throughout these locations. Upon consummation of the Offer, ChinaCast and its subsidiaries will become subsidiaries of Great Wall, which in turn will be at least 65.8% owned by former ChinaCast shareholders.

As previously announced, on September 13, 2005, Great Wall entered Letters of Undertaking with shareholders of ChinaCast holding in the aggregate 51.15% of its outstanding shares (the “ChinaCast Majority”). Assuming that all current ChinaCast shareholders (including the ChinaCast Majority) elect the Stock Offer for all of their ChinaCast shares, an aggregate of approximately 20,752,301 shares of additional Great Wall common stock will be issued, representing approximately 79% of the Great Wall common stock outstanding post-Offer. As more fully described in this proxy statement/prospectus, Great Wall may acquire at least a majority interest in ChinaCast by private purchase or otherwise through the issuance of shares of Great Wall common stock to which this proxy statement/prospectus relates.

Pursuant to the Letters of Undertaking, the ChinaCast Majority irrevocably and unconditionally agreed to accept the Stock Offer and, among other things:

•	except as otherwise permitted by the Letter of Undertaking, to not transfer, dispose of or create an encumbrance on any of their ChinaCast shares from September 13, 2005 (the “Commencement Date”), until the earlier of the date that the Offer lapses unconsummated or Great Wall withdraws the Offer (the “Expiration Time”);

•	to not breach their obligations under the Letters of Undertaking;

•	except with Great Wall’s prior written consent, during the period from the Commencement Date and ending at the Expiration Time, to not directly or indirectly solicit , encourage (including without limitation, by way of providing information concerning Great Wall and/or any of its subsidiaries to any person), vote in favor of, initiate or participate in any tender (including without limitation accepting any tender offer), negotiations, discussions or resolutions with respect to any expression of interest, offer or proposal by any person other than Great Wall to acquire an interest in all or a substantial part of the business, operations or undertakings of ChinaCast and its subsidiaries or in five percent or more of the issued share capital of ChinaCast, acquire control of ChinaCast or otherwise acquire or merge with ChinaCast (including by way of scheme of arrangement, capital restructuring, tender offer, joint venture or dual listed company structure);

•	within seven business days after the date of dispatch of the offer document in respect of the Offer, to tender their ChinaCast shares and elect the Stock Offer; and

•	notwithstanding any rights of withdrawal under the Singapore Code on Takeovers and Mergers, to not withdraw any of their ChinaCast shares tendered, unless the Offer lapses without Great Wall’s having accepted their tendered shares or is withdrawn by Great Wall.

Great Wall common stock, warrants and units are quoted on the Over-the-Counter (OTC) Bulletin Board under the symbols GWAQ, GWAQW and GWAQU. ChinaCast’s ordinary shares trade on the Mainboard of the Singapore Stock Exchange, and its Level I American Depositary Receipts (ADRs) trade over-the-counter in the U.S. under the symbol CCHYY. As required by the Letters of Undertaking, Great Wall is applying for listing of its securities on the Nasdaq National Market upon consummation of the Acquisition. If they are not so listed, Great Wall expects its securities to continue to be quoted on the OTC Bulletin Board.

This proxy statement/prospectus provides you with detailed information about the Acquisition of ChinaCast and the special meeting of Great Wall’s stockholders. We encourage you to carefully read this entire document. Great Wall stockholders should make particular note of information concerning ChinaCast and the special meeting, and ChinaCast shareholders should make particular note of information concerning Great Wall and its common stock. You should also carefully consider the “Risk Factors” immediately following the Summary.

The Acquisition of ChinaCast is subject to approval by holders of a majority of the outstanding Great Wall common stock at the special meeting on          , 2006 and any adjournment.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated          , 2006 and is first being mailed to Great Wall stockholders on or about that date.

Subject to completion, dated May 12, 2006.

QUESTIONS AND ANSWERS ABOUT THE ACQUISITION
AND THE GREAT WALL SPECIAL MEETING

These Questions and Answers are only summaries of the matters they discuss. Please read this entire proxy statement/prospectus.

Q.	Why is Great Wall proposing the Acquisition?

A.	Great Wall was organized to acquire a China-based operating business having significant growth potential. On September 13, 2005, Great Wall announced that holders of a majority of the outstanding ordinary shares of ChinaCast Communication Holdings Limited irrevocably agreed to accept a pre-conditional voluntary tender offer made by Great Wall. These ChinaCast shareholders (the “ChinaCast Majority”) agreed to accept Great Wall common stock in exchange for their ChinaCast shares; other ChinaCast shareholders will have the option of choosing between Great Wall common stock (the ‘‘Stock Offer”) and cash (in Singapore dollars) for their shares (the “Cash Offer,” and together with the Stock Offer, the ‘‘Offer”). As a result of this transaction, Great Wall will acquire control of ChinaCast, and at the same time become at least 65.8% owned by former ChinaCast shareholders.

ChinaCast is one of the leading providers of e-learning services and content to K-12 schools, universities, government agencies and corporate enterprises in the People’s Republic of China and has been listed on the Main Board of the Singapore Exchange Securities Trading Limited since May 2004. Great Wall believes that a business combination with ChinaCast will provide Great Wall stockholders with an opportunity to invest in a company with significant growth potential.

Great Wall’s proposed acquisition of ChinaCast is intended to be a qualifying “business combination” under Great Wall’s amended and restated certificate of incorporation, or charter. If the proposed acquisition of at least a majority interest in ChinaCast is not approved by Great Wall stockholders and completed by December 31, 2006, Great Wall will be liquidated and its net assets returned to stockholders.

Q.	What is being voted on?

A.	You are being asked to vote on four proposals, to:

Approve the acquisition (the “Acquisition”) by Great Wall of ChinaCast pursuant to the Offer or by private purchase or otherwise, and the transactions contemplated thereby.

Amend Great Wall’s charter to increase the number of authorized shares of its common stock to 100,000,000.

Change Great Wall’s corporate name to “ChinaCast Education Corporation.”

Each proposal is essential to the Acquisition, and, therefore, Great Wall’s Board of Directors will abandon it unless all are approved by stockholders.

Q.	Why is Great Wall proposing two charter amendments?

A.	Great Wall is proposing to amend its charter at the time of the Acquisition to increase the number of authorized shares of Great Wall common stock to 100,000,000 and change Great Wall’s corporate name to “ChinaCast Education Corporation.” Great Wall must increase its authorized common stock to accommodate all ChinaCast shareholders who may elect the Stock Offer. While it currently has no specific plans to do so, Great Wall intends for additional increased capitalization to be available for future acquisitions, compensation plans and other corporate purposes. The name change will reflect the significance of the ChinaCast acquisition to Great Wall.

Q.	How do the Great Wall insiders intend to vote their shares?

A.	All Great Wall insiders who purchased their shares prior to Great Wall’s initial public offering (“Private Shares”), including Great Wall’s sole director, have agreed to vote all of their shares (including shares acquired after the IPO) in accordance with the holders of a majority of the Public Shares voting in person or by proxy at the meeting: If holders of a majority of the Public Shares vote for or against, or abstain with respect to, a proposal, the initial stockholders will cast all their shares in the same manner as such majority votes on such proposal. No such holder will demand conversion of any Public Shares he owns. Shares acquired after the IPO by any Great Wall insider, which are subject to the foregoing agreement, will be counted as part of the aggregate number of Public Shares at the meeting, a majority of which are required to vote in favor of each proposal for the ChinaCast Acquisition to be approved.

Q.	What vote is required to approve the Acquisition?

A.	Under Great Wall’s charter, approval of the Acquisition requires the affirmative vote of holders of a majority of the outstanding shares of Great Wall’s common stock. As noted above, stockholders of Great Wall who purchased 1,000,000 shares prior to its IPO and currently own 1,250,000 shares, have agreed to vote all their shares (including shares acquired after the IPO) in accordance with the holders of a majority of the Public Shares voting in person or by proxy at the meeting. Therefore, the affirmative vote of holders of a majority of the Public Shares voting in person or by proxy at the meeting will be required to approve the Acquisition. If the holders of 903,195 or more Public Shares (20% of the total) vote against the Acquisition and demand that Great Wall convert their Public Shares into pro rata portions of the trust account established at the time of the IPO (as described below), however, the Acquisition will not be consummated.

Q.	What vote is required to adopt the two charter amendments?

A.	Approval of each of the two charter amendments will require the affirmative vote of holders of a majority of the Great Wall common stock outstanding on the record date. The same arrangements described above for the Acquisition vote apply to the votes on these proposals.

Q.	What will Great Wall stockholders receive in the Acquisition?

A.	Great Wall security holders will continue to own the securities they currently hold and will not receive any of the Great Wall common stock or cash paid to ChinaCast shareholders in the Acquisition. As a result of the Acquisition, former ChinaCast shareholders will own at least 65.8% of Great Wall. By proposing the Acquisition, however, Great Wall’s sole director believes stockholders will benefit from Great Wall’s ownership of ChinaCast.

Q	Who will manage Great Wall and ChinaCast?

A.	The current management of ChinaCast and its subsidiaries is led by Messrs. Yin Jianping, Ron Chan Tze Ngon and Li Wei. Upon consummation of the Offer, Great Wall intends to retain these persons to continue to lead the combined company and serve as management of the public company. In addition, Great Wall intends to nominate each of them to its Board. Great Wall’s sole director will not continue on the Board after consummation of the Offer.

Q.	How much of Great Wall will its current stockholders own post-Acquisition?

A.	Based on the Offer exchange ratio, if no Great Wall stockholders demand to convert their Public Shares into pro rata portions of the IPO trust account, Great Wall’s pre-Acquisition holders of Public and Private Shares will own in the aggregate approximately 21% (Public Shareholders alone will own 17.2%) of Great Wall’s post-Acquisition common stock, if all ChinaCast shareholders tender their shares and elect the Stock Offer. If no ChinaCast shares, other than those of the ChinaCast Majority, are tendered for the Stock Offer, Great Wall’s pre-Acquisition Public and Private Shareholders together will own 34.2% (Public Shareholders alone will own 28%) of Great Wall’s post-Acquisition common stock.

Q.	How much dilution will Great Wall stockholders experience?

A.	There are 5,515,975 shares of Great Wall common stock currently outstanding, 4,515,975 (81.9%) of which are Public Shares. A minimum of 10,614,936 and a maximum of 20,752,301 shares will be issued for the Acquisition of ChinaCast. Therefore, all current Great Wall stockholders together will own approximately between 21% (if all ChinaCast shareholders tender and elect the Stock Offer) and 34.2% (if only the ChinaCast Majority elects the Stock Offer) of the post-Acquisition company, a reduction in percentage ownership of between 79% and 65.8%. Public Shareholders alone will own between 17.2% and 28%, a reduction in their percentage ownership of between 64.7% and 53.9%

Q.	Do Great Wall stockholders have conversion rights?

A.	If you hold Public Shares and vote against the Acquisition, you will have the right to demand that Great Wall convert your shares into a pro rata portion of the IPO trust account.

Q.	If I have conversion rights, how do I exercise them?

A.	If you wish to exercise your conversion rights, you must vote against the Acquisition and at the same time demand that Great Wall convert your Public Shares into cash. If, notwithstanding your vote, the Acquisition is completed, you will be entitled to receive a pro rata portion of the IPO trust account, including any interest earned thereon through the record date, or approximately $5.10 plus interest per share. At December 31, 2005, there was approximately $24,041,000 in the IPO trust account You will be entitled to receive this cash only if you continue to hold your shares through the closing of the Acquisition and then tender your stock certificate(s). Upon conversion of your shares, you will no longer own them. Do not send your stock certificates with your proxy.

Q.	Do Great Wall stockholders have dissenter or appraisal rights under Delaware law?

A.	No.

Q.	What happens post-Acquisition to the funds deposited in the IPO trust account?

A.	Great Wall stockholders exercising conversion rights will receive their pro rata portions of the IPO trust account. The balance of the funds in the account will be paid to ChinaCast shareholders electing the Cash Offer and, if funds remain after such payment, retained by Great Wall for operating capital subsequent to the closing of the Acquisition. Since as much as $36 million may be paid to ChinaCast shareholders who elect the Cash Offer, Great Wall is in the process of seeking standby credit facilities to ensure it has sufficient funds to pay all of the ChinaCast shareholders electing cash instead of Great Wall stock.

Q.	What happens if the Acquisition is not consummated?

A.	To avoid being required to liquidate, as provided in its charter, Great Wall must consummate a business combination by December 31, 2006. By obtaining Letters of Undertaking from the ChinaCast Majority, the period in which Great Wall could complete the Acquisition was extended. If Great Wall does not acquire at least majority control of ChinaCast pursuant to the Offer or by private purchase or otherwise by December 31, 2006, Great Wall will dissolve and distribute to its public stockholders the amount in the IPO trust account plus any remaining net assets. Following dissolution, Great Wall would no longer exist as a corporation.

In any liquidation, the funds held in the IPO trust account, plus any interest earned thereon, together with any remaining out-of-trust net assets, will be distributed pro rata to Great Wall common stockholders (other than holders of Private Shares, who have waived any right to any liquidation distribution with respect to them).

Q.	When do you expect the Acquisition to be completed?

A.	If the Acquisition is approved at the special meeting, Great Wall expects to commence the Offer promptly thereafter. The ChinaCast Majority have agreed to accept the Stock Offer within seven business days after the date of dispatch of the offer document in respect of the Offer, giving Great Wall control of ChinaCast, and therefore constituting consummation of the Acquisition. If timing constraints require, Great Wall may seek to acquire the shares of the ChinaCast Majority in private purchases or otherwise to meet the December 31, 2006 deadline in Great Wall’s charter, and commence the Offer promptly thereafter. If Great Wall obtains 90% or more of the outstanding ChinaCast shares which are the subject of the Offer (excluding those, if any, held by Great Wall, its subsidiaries or their nominees and the ChinaCast majority at the date of the Offer) or (ii) 95% or more of the outstanding ChinaCast shares at any time, it may seek to obtain the remaining ChinaCast shares which did not accept the Offer through the compulsory acquisition provisions of Bermuda law.

Q.	If I am not going to attend the special meeting in person, should I return my proxy card instead?

A.	Yes. After carefully reading and considering the information in this document, please fill out and sign your proxy card. Then return it in the return envelope as soon as possible, so that your shares may be represented at the special meeting. You may also vote by telephone or internet, as explained on the proxy card. A properly executed proxy will be counted for the purpose of determining the existence of a quorum.

Q.	What will happen if I abstain from voting or fail to vote?

A.	Abstaining or failing to vote will have the same effect as a vote against the Acquisition, except that it will not count toward the 20% “against” vote that would result in the Acquisition’s abandonment, but will not have the effect of converting your Public Shares into a pro rata portion of the IPO trust account. To demand conversion, you must vote against the Acquisition and elect to convert your shares.

Q.	How do I change my vote?

A.	Send a later-dated, signed proxy card to Great Wall’s secretary prior to the date of the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Great Wall’s counsel at Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154-1895, Attention: Mitchell S. Nussbaum, Esq.

Q.	If my shares are held in “street name,” will my broker automatically vote them for me?

A.	No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares. Your broker can tell you how to provide these instructions.

Q.	Who can help answer my questions?

A.	If you have questions, you may write or call Great Wall Acquisition Corporation, 660 Madison Avenue, 15th Floor, New York, New York, 10021, (212) 753-0804, Attention: Mr. Richard Xue, Consultant to Great Wall.

SUMMARY

This section summarizes information related to the proposals to be voted on at the special meeting and to Great Wall’s common stock to be offered to ChinaCast shareholders in the Offer. These items are described in greater detail elsewhere in this proxy statement/prospectus. You should carefully read this entire proxy statement/prospectus and the other documents to which it refers you. See “Where You Can Find More Information.”

The Companies

Great Wall is a “blank check” Delaware corporation formed to identify and acquire an operating business having operations based in the People’s Republic of China. On March 23, 2004, Great Wall consummated an IPO of equity securities from which approximately US$23,161,000 of net proceeds was placed in the IPO trust account. If the Acquisition is completed, the funds remaining in the IPO trust account after payments to Public Shareholders who exercise conversion rights will be used to pay a portion of the Acquisition consideration to any ChinaCast shareholders who elect the Cash Offer. Any remaining balance will be released to the combined company. Great Wall will seek standby credit facilities to ensure it has sufficient funds to pay all of the ChinaCast shareholders electing cash instead of Great Wall stock. See “The Acquisition — Procedure,” below. Net proceeds from the IPO not deposited into the IPO trust account (approximately $825,000) have been used to pay expenses incurred in Great Wall’s pursuit of a business combination.

Up to and including December 31, 2005, Great Wall has incurred $86,172 of travel expenses, $140,641 of capital based taxes, $949,382 of professional fees, $10,500 of expenses pursuant to a monthly administrative services agreement, transfer agent fees of $25,284, other operating costs of $3,854, interest expense of $1,111 and a provision for income taxes of $36,602, offset by income on the IPO trust account investment of $704,224.

As of December 31, 2005, we had $130,059 of cash outside of the IPO trust account. After deducting accrued expenses of $431,700 and taxes payable of $229,421, as of that date we had no cash outside the IPO trust account available for general and administrative expenses and fees and expenses required to complete the proposed ChinaCast acquisition, including legal and accounting fees. We anticipate that the costs required to consummate the acquisition will greatly exceed our available cash, and that we will not be able to do so without receiving additional funds and/or reaching agreements with our professional service providers to defer their fees and expenses (in addition to those fees and expenses that are included in accrued expenses). We expect these expenses would ultimately be borne by the combined company if the proposed ChinaCast acquisition is completed. If it is not, they would be subject to the indemnification obligations of Messrs. Kin Shing Li and Justin Tang, two of the Company’s pre-IPO stockholders, to the Company. If these obligations are not performed or are inadequate, it is possible that vendors or service providers could seek to recover these expenses from the IPO trust account, which could ultimately deplete the IPO trust account and reduce a stockholder’s current pro rata portion of the IPO trust account upon liquidation. See “Enforceability of Civil Liabilities Against Non-U.S. Persons,” below.

If the Acquisition Is Not Approved

If Great Wall does not consummate a business combination by December 31, 2006, it is required by its charter to take all actions necessary to liquidate and dissolve within 60 days. The proposed acquisition of ChinaCast is the only business combination that Great Wall could complete by that date.

The mailing address of Great Wall’s principal executive office is 660 Madison Avenue, 15th floor, New York, New York 10021, and its telephone number is (212) 753-0804.

ChinaCast is one of the leading providers of e-learning services and content to K-12 schools, universities, government agencies and corporate enterprises in the PRC. Headquartered in Beijing, with offices in Shanghai, Hong Kong and Singapore, ChinaCast employs more than 200 employees throughout these locations, operating through various subsidiaries and affiliates. ChinaCast is party to a significant operating agreement with a consolidating entity, ChinaCast Li Xiang Co. Ltd. (“CCLX”), and its parent, ChinaCast Co. Ltd. (“ChinaCast Co.”), which is legally unaffiliated. ChinaCast accounts of its relationship with CCLX as an interest in a variable interest entity and is consolidated in the preparation of ChinaCast’s financial statements. We sometimes refer to CCLX and the Beijing Branch of ChinaCast Co. as the “Satellite Operating Entities.” References to ChinaCast mean ChinaCast

Communication Holdings Limited, the parent company publicly traded on the Singapore Exchange, or collectively to ChinaCast, its subsidiaries and CCLX, as the context requires.

ChinaCast’s executive directors and executive officers have on average over 15 years in information technology (IT), telecommunications and media enterprises in China and the Asia-Pacific region. Upon consummation of the Offer, Great Wall intends to retain these persons to continue to lead the combined company and serve as management of the public company, Great Wall (renamed “ChinaCast Education Corporation”).

During 2004, ChinaCast was awarded the “Education User Satisfaction Award” by China’s Ministry of Education. ChinaCast was also listed as one of the “China Top 15 Companies for Tomorrow, 2004,” by China High-Tech Enterprises magazine, a Chinese government-supported title managed by the National Bureau of Statistics, based on ChinaCast’s growth rate, influence on its industry, technology innovations, market coverage, and indicators of new IT powers within China. In December 2004, ChinaCast was awarded the “User Recommendation Award” in the Deloitte Technology Fast 500 Asia Pacific 2004 Programme, sponsored by the Technology, Media and Telecommunications global industry group of Deloitte Touche Tohmatsu, an affiliate of ChinaCast’s independent auditors.

The mailing address of ChinaCast’s principal executive offices is 15F Ruoy Chai International Building, No. 8 Yong An-Dongli, Jian Guo Men Wai Avenue, Beijing 100022, PRC, and its telephone number is (86 10) 6566-7788.

The Acquisition

On September 13, 2005, Great Wall announced that holders of a majority of the outstanding ordinary shares of ChinaCast (the “ChinaCast Majority”) irrevocably agreed to accept a pre-conditional voluntary tender offer to be made by Great Wall, under which each ChinaCast shareholder will have the option to receive for the tender of his or her shares one share of Great Wall common stock for every 21.29 ChinaCast shares tendered (the “Stock Offer”), or a cash payment of 0.28 Singapore dollars (US$0.167, based on the Singapore — U.S. dollar exchange rate on that date (SG$1.6810 per U.S. dollar)) for each ChinaCast share tendered (the “Cash Offer”). The Stock Offer values a share of ChinaCast at SG$0.41 (US$0.24, based on that exchange rate and the price of Great Wall common stock on that date), or a SG$0.13 (46%) premium over the Cash Offer.

Great Wall has entered Letters of Undertaking with shareholders of ChinaCast which hold in the aggregate 51.15% of the outstanding ChinaCast shares, in which they agree to tender into Great Wall’s Offer and elect the Stock Offer. Pursuant to their respective Letters of Undertaking, the ChinaCast Majority irrevocably and unconditionally also agreed, among other things:

•	except as otherwise permitted by the Letter of Undertaking, to not transfer, dispose of or create an encumbrance on any of their ChinaCast shares from September 13, 2005 (the “Commencement Date”), until the earlier of the date that the Offer lapses unconsummated or Great Wall withdraws the Offer (the “Expiration Time”);

•	to not breach their obligations under the Letters of Undertaking;

•	except with Great Wall’s prior written consent, during the period from the Commencement Date and ending at the Expiration Time, to not directly or indirectly solicit, encourage (including without limitation, by way of providing information concerning Great Wall and/or any of its subsidiaries to any person), vote in favor of, initiate or participate in any tender (including without limitation accepting any tender offer), negotiations, discussions or resolutions with respect to any expression of interest, offer or proposal by any person other than Great Wall to acquire an interest in all or a substantial part of the business, operations or undertakings of ChinaCast and its subsidiaries or in five percent or more of the issued share capital of ChinaCast, acquire control of ChinaCast or otherwise acquire or merge with ChinaCast (including by way of scheme of arrangement, capital restructuring, tender offer, joint venture or dual listed company structure);

•	within seven business days after the date of dispatch of the offer document in respect of the Offer, to tender their ChinaCast shares and elect the Stock Offer; and

•	notwithstanding any rights of withdrawal under the Singapore Code on Takeovers and Mergers, to not withdraw any of their ChinaCast shares tendered, unless the Offer lapses without Great Wall’s having accepted their tendered shares or is withdrawn by Great Wall.

Upon purchase of at least a majority of ChinaCast shares, ChinaCast and its subsidiaries will become subsidiaries of Great Wall, which in turn will be at least 65.8% owned by former ChinaCast shareholders (assuming no Public Shareholders exercise conversion rights with respect to the acquisition). Assuming that all current ChinaCast shareholders (including the ChinaCast Majority) elect the Stock Offer for all of their ChinaCast shares, an aggregate of approximately 20,752,301 shares of additional Great Wall common stock will be issued, representing approximately 79% of the Great Wall common stock that would be outstanding after giving effect to such issuance (and assuming no Public Shareholders exercise conversion rights with respect to the Extension Amendment or the acquisition). If Public Shareholders elect conversion, the percentage ownership of the combined company by former ChinaCast stockholders will increase to between a minimum of 74.1% and a maximum of 84.8%.

Procedure.  Under Great Wall’s charter, the holders of a majority of the Company’s outstanding shares must approve the proposed acquisition. Upon receipt of approval by the holders of a majority of the outstanding shares (unless holders of 20% or more of the Public Shares vote against the acquisition or request conversion of their shares into pro rata portions of the IPO trust account pursuant to Great Wall’s charter), Great Wall will make the Offer for at least a majority and up to all ChinaCast shares in accordance with the Singapore Code on Take-overs and Mergers and issue an Offer Announcement in connection with the Offer. An Offer Document will be dispatched to ChinaCast shareholders not earlier than 14 days and not later than 21 days from the date of the Offer Announcement. The Offer will be open for at least 28 days after the Offer Document is sent (the “First Closing Date”). If timing constraints require and Singapore takeover law permits, Great Wall might seek to acquire the shares of the ChinaCast Majority in private purchases or otherwise.

The Offer will be conditioned on Great Wall’s receiving valid acceptances of sufficient ChinaCast shares such that, when combined with any shares already owned, controlled or agreed to be acquired by Great Wall, or parties acting or deemed to be acting in concert with Great Wall (either before or during the Offer and pursuant to the Offer or otherwise), will result in Great Wall and parties acting in concert with it controlling more than 50% of the voting rights of ChinaCast. Upon Great Wall’s receiving the valid acceptances to reach that threshold, the Offer will become, or be declared, unconditional. The ChinaCast Majority have agreed to tender their ChinaCast shares and elect the Stock Offer within seven business days after the date of dispatch of the offer document in respect of the Offer. Such acceptance and Great Wall’s acquisition of a majority of ChinaCast shares pursuant to the Offer will constitute consummation of the Acquisition, even if occurring before the First Closing Date.

If the threshold is not met by the First Closing Date, there would be no obligation on Great Wall’s part to extend the Offer. No Offer may be extended after 3:30 pm on the 60th day after the Offer Document is first sent, other than by consent of the Singapore Securities Industry Council.

If Great Wall either receives valid acceptances from at least 90% of the outstanding ChinaCast shares which are the subject of the Offer (excluding any ChinaCast shares held by Great Wall, its subsidiaries or their nominees and the ChinaCast Majority at the date of the Offer, if any), or acquires 95% or more of the outstanding ChinaCast shares at any time, Great Wall may exercise its right, in accordance with the provisions of the Companies Act of 1981 of Bermuda, as amended (the “Bermuda Companies Act”), to compulsorily acquire any remaining ChinaCast shares which did not accept the Offer. If Great Wall is able to proceed with the compulsory acquisition, an application will be made by Great Wall to delist ChinaCast from the Singapore Exchange.

ChinaCast and the ChinaCast Majority have expressed to Great Wall its continuing interest in the proposed acquisition. Great Wall believes that the ChinaCast Majority will adjust their undertakings to accommodate a later acquisition closing than originally contemplated, since it is Great Wall’s status as a public company in the United States that is the principal component of its attractiveness to ChinaCast and its shareholders. Great Wall is in the process of seeking to obtain such confirmation of continued interest in the proposed acquisition from the ChinaCast Majority, although their undertakings remain in effect so long as the Offer is outstanding, which under Singapore law is until ten months from the date of commencement, or July 13, 2006. If they are not obtained, Great Wall will abandon the proposed acquisition.

Great Wall Public Shareholders holding up to 20% of the Public Shares may vote against the proposals and elect to convert their Public Shares into a portion of the IPO trust account. (If holders of 20% or more of the Public Shares so elect, Great Wall’s Board of Directors will abandon the Acquisition, notwithstanding approval of a majority of its stockholders, and liquidate the Company.) If the maximum permissible number of Public Shares elect conversion at the Acquisition vote without its being abandoned, a total of approximately $4,724,000 of the IPO trust account would be disbursed, leaving approximately $18,909,000 available for the acquisition of ChinaCast. Great Wall believes that however much is paid to Great Wall stockholders on conversion, it would be immaterial to the combined company after consummation of the ChinaCast acquisition in light of ChinaCast’s cash position of approximately US$48,800,000 as of December 31, 2005, and is seeking standby credit facilities, at market rates then available to us and on other arm’s-length terms and conditions, to ensure it has sufficient funds to pay all of the ChinaCast shareholders electing cash instead of Great Wall stock. The Company does not have any such arrangements in place, but when and if they are arranged, they will be part of the transaction expenses which we expect the combined company to pay after completion of the ChinaCast acquisition, and for which Messrs. Li and Tang will be responsible under their indemnification obligations to the Company, if it does not. If neither such source is available to pay such expenses, it is possible that Great Wall creditors (vendors or service providers) could seek to recover these expenses from the IPO trust account, which could ultimately deplete the IPO trust account and reduce a stockholder’s current pro rata portion of the IPO trust account upon liquidation. See “Enforceability of Civil Liabilities Against Non-U.S. Persons,” below.

Extending the period in which Great Wall may complete a business combination to avoid liquidation is resulting in the Company’s incurring substantial additional transaction expenses, and may also result in securities law and other claims being made against the Company whose holders might seek to have the claims satisfied from funds in the IPO trust account. The Company believes that if no material liabilities are sought to be satisfied from the IPO trust account, any resulting conversions by Public Shareholders (or a liquidation, if dissenting votes exceed 20%) would have no adverse effect on them, because if the proposed acquisition is disapproved, its stockholders at that time would receive the same liquidation proceeds as if Great Wall were liquidated as of March 23, 2006 (excluding additional interest earned between that date and the disapproval or December 31, 2006). Great Wall stockholders who remain such at consummation of the ChinaCast acquisition would, however, be owners of a company whose cash resources had been reduced from those anticipated, at the time the Letters of Undertaking were signed, to be available for that acquisition. If material liabilities are sought to be satisfied from the IPO trust account, however, its cash resources could possibly be reduced or subject to reduction beyond the reduction resulting from stockholder conversions, which could result in the reduction of a stockholder’s current pro rata portion of the IPO trust account upon liquidation. Great Wall believes that whatever that reduction might be, however, it would be immaterial to the combined company. Moreover, attendant litigation could result in delay in the availability of IPO trust account funds for use by the Company in completing the ChinaCast acquisition.

In connection with the Company’s IPO, Messrs. Li and Tang, pre-IPO stockholders of the Company, agreed to indemnify Great Wall to the extent necessary to ensure that certain liabilities do not reduce funds in the IPO trust account. They have reaffirmed those obligations, and the obligations remain in effect and extend to transaction expenses to be incurred in connection with Great Wall’s seeking to complete the ChinaCast acquisition as well as the costs of defending claims referred to in the preceding paragraph. Since they are not collateralized or guaranteed, however, Great Wall cannot assure you that Messrs. Li and Tang would be able to satisfy their obligations if material liabilities are sought to be satisfied from the IPO trust account. See also “Enforceability of Civil Liabilities Against Non-U.S. Persons,” below.

The delay in receipt of ChinaCast’s audited financial statements, which occurred because ChinaCast had never before been required to prepare U.S. GAAP-compliant financial statements and did not have readily-available expertise to do so, was a principal factor in delaying the process of seeking Great Wall stockholder approval for the proposed acquisition. Great Wall believes that delays in receiving ChinaCast financial statements will not recur in the future, since ChinaCast has already committed to preparing financial statements in accordance with U.S. GAAP in connection with changes in its existing American Depositary Receipts (ADR) program, and, upon completion of the proposed acquisition, will probably prepare financial statements of the combined company only in accordance with U.S. GAAP. At the time of consummation of the Offer, Great Wall intends to seek additional representations and warranties from ChinaCast and the ChinaCast Majority relating to the accuracy of ChinaCast’s previous public filings and to the effect that information provided by it and them for use in this proxy statement/prospectus, including ChinaCast’s financial statements, are true in all material respects.

If the Acquisition is approved at the special meeting or any adjournment, and subject to the possible timing constraints mentioned above, Great Wall expects to commence the Offer promptly thereafter, and that it will be completed on or before December 31, 2006.

Conditions; Termination.  Approval of the Acquisition by holders of a majority of Great Wall’s outstanding common stock is a pre-condition to Great Wall’s commencing the Offer. The holders of Great Wall common stock issued prior to its IPO (“Private Shares”) have agreed to vote in accordance with the majority vote of holders of Public Shares voting in person or by proxy at the meeting. Additionally, if holders owning 20% or more of the Public Shares vote against the Acquisition and exercise their right to convert their Public Shares into cash, the Acquisition cannot be approved. There is no assurance that Great Wall’s stockholders will approve the Acquisition. Great Wall will not commence the Offer if, at the Great Wall stockholder meeting, the holders of a majority of Great Wall common stock fail to approve the Acquisition, or if holders of 20% or more of the Public Shares request conversion of their shares into pro rata portions of the IPO trust account.

The Charter Amendments.  An integral part of the Acquisition are the amendments to Great Wall’s charter to increase its authorized common stock and change its name, both of which will be implemented on consummation of the Acquisition.

The Offer and Related Documents.  The Offer, the Letters of Undertaking, the form of the proposed charter amendments and related documents are annexed to this proxy statement/prospectus. We encourage you to read them, as they are the key legal documents underlying the Acquisition. They are also described in detail elsewhere in this document.

Management.  The current management of ChinaCast and its subsidiaries is led by Messrs. Yin Jianping, Ron Chan Tze Ngon and Li Wei. Upon consummation of the Offer, Great Wall intends to retain these persons to continue to lead the combined company and serve as management of the public company. In addition, Great Wall intends to nominate each of them to its Board. Great Wall’s sole director and officer will not continue on its Board after consummation of the Offer.

Great Wall Special Meeting

Date, Time and Place.  The special meeting of Great Wall’s stockholders will be held at 10:00 a.m., eastern time, on          , 2006, at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154-1895.

Voting Power; Record Date.  You will be entitled to vote or direct votes to be cast at the special meeting, if you owned Great Wall common stock at the close of business on          , 2006, the record date for the special meeting. You will have one vote for each Great Wall share you owned at that time. Great Wall warrants do not carry voting rights.

Votes Required.  Approval of each proposal will require the affirmative vote of holders of a majority of the outstanding Great Wall common stock. Each proposal is essential to the ChinaCast acquisition, and, therefore, Great Wall’s Board of Directors will abandon it unless all are approved by stockholders.

Great Wall will not be authorized to complete the Acquisition, if holders of 903,195 or more Public Shares (20% or more of those Shares) vote against the Acquisition and demand that Great Wall convert their shares into pro rata portions of the IPO trust account.

Under Delaware law and the Company’s by-laws, no other business may be transacted at the special meeting.

At the close of business on May 8, 2006, there were 5,515,975 shares of Great Wall common stock outstanding (including the 1,000,000 Private Shares held by stockholders prior to Great Wall’s IPO and the 150,000 Public Shares held by Jack Silver, a pre-IPO Great Wall stockholder). Of these, 4,515,975 are Public Shares. Each Great Wall common share entitles its holder to cast one vote per proposal.

Conversion Rights.  Under its charter, a holder of Public Shares who votes against the Acquisition may demand that Great Wall convert his or her shares into cash, if the Acquisition is consummated. This demand must be made in writing at the same time the stockholder votes against the Acquisition, on the form of proxy card voted against the Acquisition. If you so demand, and the Acquisition is approved, Great Wall will convert your shares into a pro rata portion of the IPO trust account as of the record date. You will be entitled to receive cash for them only if you continue to hold your shares through completion of the Acquisition and then tender your stock certificate(s) to Great Wall. If you exercise your conversion rights, you will no longer own these Great Wall shares. Do not send your stock certificate(s) with your proxy card.

The Acquisition will not be consummated if the holders of 903,195 or more Public Shares (20% or more of such shares) exercise their conversion rights.

If Great Wall does not consummate a business combination by December 31, 2006, it is required by its charter to take all actions necessary to liquidate and dissolve within 60 days. The proposed acquisition of ChinaCast is the only business combination that Great Wall can complete by that date.

Appraisal Rights.  Under the Delaware General Corporation Law, appraisal rights are not available to Great Wall stockholders in connection with the Acquisition.

Proxies; Board Solicitation.  Your proxy is being solicited by the Great Wall Board of Directors on each proposal being presented to stockholders at the special meeting. Proxies may be solicited in person or by mail, telephone or other electronic means. If you grant a proxy, you may still vote your shares in person, if you revoke your proxy before the special meeting.

Significant Stockholdings.  The holdings of Great Wall’s directors and significant stockholders are detailed in “Beneficial Ownership of Securities.”

Great Wall’s Recommendation; Interests of Great Wall’s Management

After careful consideration, Great Wall’s Board, consisting of a single director, has determined that the Acquisition and the proposed charter amendments are fair to, and in the best interests of, Great Wall and its stockholders. The Board has approved and declared advisable the proposals, and recommends that you vote or direct that your vote to be cast “FOR” the adoption of each. The Board did not obtain a fairness opinion.

When you consider the Board’s recommendation, you should keep in mind that Great Wall’s sole director, its pre-IPO stockholders and certain advisors with whom Great Wall’s sole director has consulted have interests in the Acquisition that are different from, or in addition to, yours. These interests include the following:

•	If the proposed acquisition is not completed, and Great Wall is therefore required to liquidate, the pre-IPO stockholders’ Great Wall shares will in all probability be worthless, because they will not be entitled to receive any of the net proceeds of Great Wall’s IPO distributed upon liquidation of the IPO trust account. In addition, the possibility that Messrs. Li and Tang will be required to perform their obligations under the indemnity agreements referred to in “The Proposed Acquisition — Procedure,” above, will be substantially increased. The Company is, however, incurring substantial transaction expenses beyond September 30, 2005 in completing the proposed ChinaCast acquisition, in addition to those already incurred, for which Messrs. Li and Tang might be called upon to perform their indemnity obligations. In other words, in pursuing the Acquisition, Messrs. Li and Tang are incurring additional potential liability before knowing whether their indemnity obligations will be called upon or not.

•	Warrants to purchase Great Wall common stock held by Mr. Li are potentially exercisable upon consummation of the Acquisition (Mr. Li continues not to receive any cash compensation for services rendered).

•	All rights specified in its charter of Great Wall’s directors and executive officers to be indemnified by Great Wall, and of Great Wall’s directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after the Acquisition. If the Acquisition is not approved and Great Wall liquidates, its ability to perform its obligations under those provisions will be substantially impaired, however, since it will cease as a result of being required to be liquidated and dissolved within 60 days of, at the latest, December 31, 2006. If the ChinaCast acquisition is ultimately completed, the combined company’s ability to perform such obligations will probably be substantially enhanced, and the possibility that Messrs. Li and Tang will be required to perform their obligations under the indemnity agreements referred to above will be substantially lessened. As noted above, however, their potential indemnity liability will increase before they know whether their indemnity obligations will be called upon or not.

•	As described in “The Proposed Extension Amendment — Board Consideration and Approval,” the Company’s financial, legal and other advisors have rendered services for which they may not be paid if the Acquisition is not approved, and certain of them may have the opportunity to provide additional services to Great Wall in the future.

Quotation/Listing

Great Wall’s common stock, warrants and units are quoted on the Over-the-Counter (OTC) Bulletin Board. As required by the Letters of Undertaking, Great Wall is applying for listing of its securities on the Nasdaq National Market upon consummation of the Acquisition. If they are not so listed, Great Wall expects its securities to continue to be quoted on the OTC Bulletin Board.

Material United States Federal Income Tax Consequences of the Acquisition

Great Wall should not recognize any gain or loss as a result of the Acquisition for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations” below for a further discussion of the material U.S. federal income tax considerations relevant to Great Wall as a result of the Acquisition.

Accounting Treatment

The Acquisition will be accounted for as a recapitalization of ChinaCast rather than as an acquisition. The financial statements of Great Wall will combine the historical statements of ChinaCast and Great Wall for the prior years giving effect to the Acquisition as if it occurred on January 1, 2006. After the acquisition, the financial statements of ChinaCast will become the financial statements of Great Wall.

Regulatory Matters

The Acquisition and related transactions are not subject to any federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act).

Enforceability of Civil Liabilities Against Non-U.S. Persons

ChinaCast is incorporated under the laws of Bermuda, and its operating subsidiaries are incorporated under the laws of the PRC and the British Virgin Islands and operate only in the PRC, Hong Kong and Singapore. Substantially all of the assets of the combined company (Great Wall and ChinaCast) and its subsidiaries will be located in the PRC, and the majority of its officers and directors and the experts named in this proxy statement/prospectus are outside the United States. Although China, Hong Kong, Singapore and the United States are signatories to the 1965 Hague Convention on the Service Abroad of Judicial and Extra Judicial Documents in Civil and Commercial Matters (which applies to Bermuda and the British Virgin Islands by virtue of their relationship with the United Kingdom, which is a signatory) service under this treaty is cumbersome and time consuming, and may result in inadequate notice so that any judgment based on that service may be reopened, relitigated and overturned. It is therefore unlikely that service of process upon ChinaCast or its subsidiaries, its officers and directors, its assets and experts will be obtainable within the United States, and that it may be difficult to enforce outside the United States a judgment obtained in the United States in an action against one or more of them.

These difficulties stem from the lack of official judicial arrangements between the United States and China, which means that judgments of United States courts will not be enforced in the PRC without review and relitigation of the merits of their claims.

That there is doubt as to the enforceability in the PRC of actions to enforce judgments of United States, Bermuda or British Virgin Islands courts arising out of or based on ownership of Great Wall securities, including judgments arising out of or based on civil liability provisions of United States federal or state securities laws. There is also doubt whether PRC courts would enforce, in original actions, judgments against ChinaCast or the persons mentioned above predicated solely on United States securities laws. Original actions may be brought in the PRC against these parties only if the actions are not required to be arbitrated by PRC law and only if the facts alleged in the complaint give rise to a cause of action under PRC law, in which event, a PRC court may award monetary damages.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or direct your vote to be cast to approve the Acquisition.

Risks related to ChinaCast’s Business

ChinaCast relies on the Satellite Operating Entities to perform its obligations.

ChinaCast provides its services primarily over broadband satellite. Pursuant to the technical services agreement between them, ChinaCast provides technical services to ChinaCast Li Xiang Co. Ltd. (“CCLX”), which is licensed to provide value added satellite broadband services in the PRC and to the Beijing Branch (“CCLBJ”) of ChinaCast Co. Ltd. (“ChinaCast Co.,” and together with CCLX, the “Satellite Operating Entities”). ChinaCast provides its technical services to customers of the Satellite Operating Entities, whom it considers to be its own customers. ChinaCast also engages the Satellite Operating Entities to provide the required satellite broadband service when a customer in China engages ChinaCast directly.

ChinaCast has management control over, but does not own directly or indirectly, CCLX or its parent, ChinaCast Co. It has no management control over ChinaCast Co. other than the operation of CCLBJ. Although the technical services agreement and the pledge agreements executed by the shareholders of ChinaCast Co. and CCLX in ChinaCast’s favor contains contractual safeguards to protect ChinaCast’s interests, these safeguards may not be enforceable or effective. We have no other legal control over the Satellite Operating Entities.

As such, ChinaCast is dependent on the due performance by the Satellite Operating Entities of their obligations, and if they fail to perform their obligations under or terminate the technical services agreement between them, ChinaCast would be unable to provide its services.

CCLX is partially owned by ChinaCast’s Chief Operating Officer.

Li Wei, ChinaCast’s Chief Operating Officer and who is expected to become a Director of Great Wall upon consummation of the Offer, is a ten-percent owner of CCLX. As such, his personal interests in ChinaCast’s dealings with the Satellite Operating Entities may be different from and/or adverse to the interests of ChinaCast and its stockholders.

ChinaCast and the Satellite Operating Entities have a relatively short operating history and are subject to the risks of a new enterprise, any one of which could limit growth, content and services, or market development.

Their short operating history makes it difficult to predict how their businesses will develop. Accordingly, they face all of the risks and uncertainties encountered by early-stage companies, such as:

•	uncertain growth in the market for, and uncertain market acceptance of, products, services and technologies;

•	the evolving nature of e-learning services and content; and

•	competition, technological change or evolving customer preferences that could harm sales of their services, content or solutions.

If ChinaCast and the Satellite Operating Entities are not able to meet the challenges of building their businesses and managing their growth, the likely result will be slowed growth, lower margins, additional operational costs and lower income.

If ChinaCast and the Satellite Operating Entities do not manage their growth successfully, their growth and chances for continued profitability may slow or stop.

ChinaCast and the Satellite Operating Entities have expanded their operations rapidly during the last several years, and they plan to continue to expand with additional solutions tailored to meet the different needs of end customers in specific market segments. This expansion has created significant demands on administrative, operational and financial personnel and other resources, particularly the need for working capital. Additional expansion in existing or new markets and new lines of business could strain these resources and increase the need for capital, which may result in cash flow shortages. ChinaCast’s or the Satellite Operating Entities’ personnel, systems, procedures, and controls may not be adequate to support further expansion.

The combined company’s operations could be curtailed if it is unable to obtain required additional financing.

Upon completion of the Acquisition, the combined company will receive the balance of the IPO trust account after any amounts paid to Great Wall stockholders who exercise their conversion right, payments to ChinaCast shareholders for their shares in the Offer, and other expenses. However, in the future, the combined company may need to raise additional funds through public or private financing, which might include the sale of equity securities. The issuance of equity securities could result in financial and voting dilution to the combined company’s existing stockholders. The issuance of debt could result in effective subordination of stockholders’ interests to the debt, create the possibility of default, and limit the company’s financial and business alternatives. If the combined company is unable to raise capital when needed, its business strategy will be affected, which could severely limit its ability to generate revenue in the future and result in lost business opportunities.

If ChinaCast and the Satellite Operating Entities fail to keep pace with rapid technological changes, especially in the satellite and distance learning education industries, their competitive position will suffer.

ChinaCast’s markets and the enabling technologies (including satellite and distance learning technology) used in its education/training and enterprise data networking solutions are characterized by rapid technological change. As ChinaCast’s services are primarily based on satellite broadband infrastructure, ChinaCast relies on the Satellite Operating Entities. As such, ChinaCast also relies on the Satellite Operating Entities to keep pace with technological changes. ChinaCast’s existing stockholders have thus far provided it the funding to expand and to provide the Satellite Operating Entities with the financial support to acquire required technology. They may, however, need further external funding to upgrade existing technology, and there is no assurance that they will be able to obtain the necessary funds to keep pace with rapid technological changes in their markets. Failure to respond successfully to technological developments, or to respond in a timely or cost-effective manner, will adversely affect the combined company’s business and operating results.

Unexpected network interruptions caused by system failures, natural disasters, or unauthorized tamperings with systems could disrupt ChinaCast’s operations.

The continual accessibility of ChinaCast’s web sites and the performance and reliability of CCLX’s satellite network infrastructure are critical to ChinaCast’s reputation and its ability to attract and retain users, customers and merchants. Any system failure or performance inadequacy that causes interruptions in the availability of ChinaCast’s services, or increases response time, could reduce ChinaCast’s appeal to users and customers. Factors that could significantly disrupt ChinaCast’s operations include:

•	system failures and outages caused by fire, floods, earthquakes or power loss;

•	telecommunications failures and similar events;

•	software errors;

•	computer viruses, break-ins and similar disruptions from unauthorized tampering with ChinaCast’s computer systems; and

•	security breaches related to the storage and transmission of proprietary information, such as credit card numbers or other personal information.

ChinaCast and CCLX have limited backup systems and redundancy. Future disruptions or any of the foregoing events could damage ChinaCast’s reputation, require it to expend significant capital and other resources and expose it to a risk of loss or litigation and possible liability. Furthermore, as ChinaCast relies on CCLX to provide the satellite network infrastructure, if CCLX suffers such disruptions or failure, ChinaCast may have to provide CCLX with substantial financial support. Neither ChinaCast nor CCLX carries any business interruption insurance to compensate for losses that may occur as a result of any of these events. Accordingly, the combined company’s revenues and results of operations may be adversely affected if any of the above disruptions should occur.

ChinaCast and the Satellite Operating Entities are dependent on their key management personnel.

ChinaCast’s continued success is largely dependent on the continued services of its key management personnel as well as those of the Satellite Operating Entities, and on their ability to identify, recruit, hire, train and retain qualified employees for technical, marketing and managerial positions. The loss of the services of certain of ChinaCast’s or the Satellite Operating Entities’ key personnel, including Messrs. Yin, Chan and Li, without adequate replacement, could have an adverse effect on ChinaCast. Each of these individuals played significant roles in developing and executing the overall ChinaCast business plan and maintaining customer relationships and proprietary technology systems. While none is irreplaceable, the loss of the services of any would be disruptive to ChinaCast’s business. ChinaCast believes that its overall future success will depend in large part on its ability to attract and retain highly skilled managerial and marketing personnel, competition for whom in Chinese telecommunications and Internet-related markets is intense. As a result, ChinaCast may have difficulty attracting and retaining qualified personnel.

ChinaCast may not compete successfully with large, well-funded state-owned and private enterprises in its industry, which could result in reduced revenue.

Competition in providing education/training and enterprise data networking service is becoming more intense in the PRC. Large, well-funded state-owned enterprises, such as China Telecom, China Netcom, China Unicom, China Railcom, China Sat, China Orient, Guangdong Satellite Telecom and China Educational TV, as well as private enterprises like chinaedu.net, Beida Online, Ambow, Tengtu, may offer services that are comparable or superior to ChinaCast’s. As there are no independent market surveys of ChinaCast’s business segments, ChinaCast is unable to ascertain its market share compared to its competitors. ChinaCast believes that the Education and Training industry is fragmented. Failure to compete successfully with these state-owned enterprises will adversely affect the combined company’s business and operating results.

If Chinese regulatory authorities view ChinaCast’s and the Satellite Operating Entities’ corporate activities as being non-compliant with applicable Chinese laws and regulations, including restrictions on foreign investments, change applicable laws and regulations, or impose additional requirements and conditions with which they are unable to comply, ChinaCast’s business will be adversely affected.

The Chinese government restricts foreign investment in businesses engaged in telecommunications and education services, Internet access, education content and distribution of news and information, but permits foreign investment in businesses providing technical services in these areas. ChinaCast Co. and CCLX are licensed to provide value-added satellite broadband services, internet services and internet content in China. ChinaCast has not sought confirmation from Chinese regulatory governmental authorities whether its structure and business arrangement with the Satellite Operating Entities are in compliance with applicable Chinese laws and regulations, including regulation of value-added telecommunication business in China. However, Chinese legal advisers have opined that ChinaCast’s performance under the technical services agreement with CCLX complies with applicable Chinese laws and regulations, and ChinaCast complies with PRC laws and regulations.

However, if:

•	Chinese authorities deem ChinaCast’s corporate activities as not complying with applicable Chinese laws and regulations (including restrictions on foreign investments);

•	Chinese regulatory authorities change applicable laws and regulations or impose additional requirements and conditions with which ChinaCast is unable to comply; or

•	ChinaCast is found in violation of any existing or future Chinese laws or regulations;

the relevant Chinese authorities would have broad discretion to deal with such a violation by levying fines, revoking business license(s), requiring ChinaCast to restructure its ownership or operations, and requiring ChinaCast’s and/or CCLX to discontinue some or all of their businesses. Any of these actions will adversely affect ChinaCast’s business.

ChinaCast is subject to foreign exchange risk. The conversion rate between the RMB and foreign currencies, such as Hong Kong or United States dollars, may change, resulting in adverse effects on ChinaCast’s profits

ChinaCast bills its customers in Chinese RMB, but 62.4%, 13.0% and 11.9% of its revenues in fiscal years 2003, 2004 and 2005, respectively, were collected in Hong Kong dollars. In addition, 12.5%, 19.5% and 8.8% of its purchases/expenses in those fiscal years, respectively, were in United States dollars, 0%, 1.1%, and 3.1% were in Singapore dollars and 15.3%, 10.1% and 9.5% were in Hong Kong dollars during these same periods. The remainder of its revenues and expenses/purchases were in Chinese RMB. As such, ChinaCast may be subject to fluctuations in the foreign exchange rates between these currencies.

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of Renminbi into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

ChinaCast and its subsidiaries do not have a formal hedging policy with respect to foreign exchange exposure. In the future, they may hedge exchange transactions after considering the foreign currency amount, exposure period and transaction costs.

Risks Relating to Doing Business in China

Introduction of new laws or changes to existing laws by the Chinese government may adversely affect ChinaCast’s business.

ChinaCast’s and the Satellite Operating Entities’ business and operations in China are governed by the Chinese legal system, which is codified in written laws, regulations, circulars, administrative directives and internal guidelines. The Chinese government is in the process of developing its commercial legal system to meet the needs of foreign investors and encourage foreign investment. As the Chinese economy is developing and growing generally at a faster pace than its legal system, uncertainty exists regarding the application of existing laws and regulations to novel events or circumstances. Chinese laws and regulations, and their interpretation, implementation and enforcement, are developing and are therefore generally subject to greater changes than more established bodies of commercial law.

Moreover, precedents of interpretation, implementation and enforcement of Chinese laws and regulations are limited, and Chinese court decisions are not binding on lower courts. Accordingly, the outcome of dispute resolutions may not be as consistent or predictable as in other more mercantilely-attuned jurisdictions. It may be difficult to obtain timely and equitable enforcement of Chinese laws, or to obtain enforcement in China of a judgment by a foreign court or jurisdiction.

Chinese law will govern the combined company’s material operating agreements, some of which may be with Chinese governmental agencies. The combined company cannot assure you that it will be able to enforce those material agreements or that remedies will be available outside China. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a substantial degree of uncertainty as to the outcome of litigation. The inability to enforce or obtain a remedy under the combined company’s future agreements may have a material adverse impact on its operations.

ChinaCast’s ability to enforce its agreements with the Satellite Operating Entities.

Chinese law currently prohibits foreign investors from owning greater than 50% equity interests in companies engaged in telecommunication value-added businesses in the PRC. Although ChinaCast has been advised by counsel that the pledge agreements between it and the Satellite Operating Entities are valid and binding under PRC law, unless the equity interest restriction is amended or repealed, and subject to the approval of the relevant government authorities, ChinaCast will only be entitled to enforce its right to take possession and ownership of up to 50% equity interest in the Satellite Operating Entities.

ChinaCast’s success depends on stable political, economic and social environments, which are subject to disruption in the PRC.

Economic conditions in China are subject to uncertainties that may arise from changes in government policies and social conditions. Since 1978, the Chinese government has promulgated various reforms of its economic systems, resulting in economic growth over the last two decades. However, many of the reforms are unprecedented or experimental, and are expected to be refined and modified from time to time. Other political, economic and social factors may also lead to further readjustment, which may have a material impact on ChinaCast’s operations and its financial performance. For instance, if less governmental emphasis on education and distance learning services or on retraining out-of-work persons in the Chinese work force would harm ChinaCast’s business, prospects, results and financial condition.

Chinese foreign exchange controls may limit ChinaCast’s ability to utilize its revenues effectively and receive dividends and other payments from its Chinese subsidiary.

ChinaCast’s wholly-owned subsidiary, ChinaCast Technology (Shanghai) Limited (“ChinaCast Shanghai”), is subject to Chinese rules and regulations on currency conversion. The Chinese government regulates the conversion of the Chinese RMB into foreign currencies. Currently, foreign investment enterprises, of which ChinaCast Shanghai is one, are required to apply for authority (renewed annually) to open foreign currency accounts governing conversion for payment of dividends limited capital items such as direct investments, loans, and issuances of securities, some of which may be effected with governmental approval, while others require authorization.

The ability of ChinaCast Shanghai to remit funds to the combined company may be limited by these restrictions. There can be no assurance that the relevant regulations in China will not be amended so as to adversely affect ChinaCast Shanghai’s ability to remit funds to the combined company.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States judgments against Great Wall, the combined company, their subsidiaries, officers and directors, experts named in this proxy statement/prospectus and others.

ChinaCast is incorporated in Bermuda, and its subsidiaries are incorporated in the British Virgin Islands, Hong Kong and China. After consummation of the Acquisition, substantially all of the combined company’s assets will be located in the PRC. Great Wall’s sole director and executive officer resides outside of the United States, and all of the combined company’s directors and executive officers and some of the experts named in this proxy statement/prospectus reside within the PRC. Substantially all of the assets of these persons are located within the PRC. As a result, it may not be possible for investors in the United States to effect service of process within the United States or elsewhere outside the PRC on the combined company’s directors or executive officers or such experts, including with respect to matters arising under United States federal or state securities laws. The PRC does not have treaties providing for reciprocal recognition and enforcement of judgments of courts with the United States or many other countries. As a result, recognition and enforcement in the PRC of such judgments in relation to any matter, including United States securities laws, the laws of Bermuda or ChinaCast’s Bye-laws, may be difficult or impossible. Furthermore, an original action may be brought in the PRC against the combined company’s assets, its subsidiaries, directors and executive officers or such experts only if the actions are not required to be arbitrated by PRC law and the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with such an original action, a PRC court may award civil liability, including monetary damages.

Weakened political relations between the U.S. and China could make the combined company less attractive.

The relationship between the United States and China is subject to sudden fluctuation and periodic tension. Changes in political conditions in China and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect the combined company’s operations, and its future business plans and profitability.

The combined company’s operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to the market-oriented economies of OECD member countries.

The economy of the PRC has historically been a nationalistic, “planned economy,” meaning it functions and produces according to governmental plans and pre-set targets or quotas. In certain aspects, the PRC’s economy has been transitioning to a more market-oriented economy. However, there can be no assurance of the future direction of these economic reforms or the effects these measures may have. The PRC economy also differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, an international group of member countries sharing a commitment to democratic government and market economy. For instance:

•	the number and importance of state-owned enterprises in the PRC is greater than in most OECD countries;

•	the level of capital reinvestment is lower in the PRC than in most OECD countries; and

•	Chinese policies make it more difficult for foreign firms to obtain local currency in China than in OECD jurisdictions.

As a result of these differences, the combined company’s operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to those of OECD member countries.

The economy of China has been experiencing unprecedented growth, which could be curtailed if the government tries to control inflation by traditional means of monetary policy or its return to planned-economy policies, any of which would have an adverse effect on the combined company.

The rapid growth of the Chinese economy has lead to higher levels of inflation. Government attempts to control inflation may adversely affect the business climate and growth of private enterprise, and the demand for higher education and e-learning, in China. In addition, if prices for the combined company’s products and services rise at a rate that is insufficient to compensate for the rise in its costs and expenses, it may have an adverse effect on the combined company’s profitability.

Risks Relating to the Offer and Acquisition

There will be a substantial number of shares of Great Wall common stock available for sale after consummation of the Acquisition, which may result in a decline in its market price.

Assuming that all current ChinaCast shareholders (including the ChinaCast Majority who have already done so) elect the Stock Offer for all of their ChinaCast shares, an aggregate of approximately 20,752,301 shares of additional Great Wall common stock will be issued, representing approximately 79% of the Great Wall common stock outstanding post-Offer. As a result of this increase in outstanding Great Wall common stock, a substantial number of additional shares will be eligible for resale in the public market, sales of which could adversely affect the market price.

The combined company’s working capital could be reduced, and Great Wall’s stockholders could own as little as approximately 15% of the combined company’s common stock, if Great Wall’s stockholders exercise their right to convert their shares into cash or exercise rescission rights.

Pursuant to Great Wall’s charter, holders of Public Shares may vote against the Acquisition and demand that Great Wall convert their Public Shares into pro rata portions of the IPO trust account, as of the record date. Great Wall and ChinaCast will not consummate the Offer if holders of 903,195 or more Public Shares exercise these conversion rights. To the extent the Acquisition is consummated and holders have demanded to so convert their shares or have exercised rescission rights, there will be a corresponding reduction in the amount of funds available to the combined company following the Acquisition. As of          , the record date, assuming the Acquisition is approved, the maximum amount of funds that could be disbursed to Great Wall’s stockholders upon the exercise of their conversion rights is approximately $5.4 million, or approximately 20% of the funds then held in the IPO trust account based on a per-share conversion price of $5.10 plus interest.

If outstanding warrants are exercised, the underlying common shares will be eligible for future resale in the public market. “Market Overhang” from the warrants results in dilution and has an adverse effect on the common stock’s market price.

Outstanding warrants and unit purchase options to purchase an aggregate of 10,231,950 shares of common stock issued in connection with Great Wall’s IPO will become exercisable after consummation of the Acquisition. If they are exercised, a substantial number of additional shares of Great Wall common stock will be eligible for resale in the public market, which could adversely affect the market price.

Registration rights held by Great Wall’s initial stockholders who purchased shares prior to the IPO may have an adverse effect on the market price of Great Wall’s common stock.

Great Wall’s initial stockholders who purchased common stock prior to the IPO are entitled to demand that Great Wall register the resale of their shares at any time after they are released from escrow. If such stockholders exercise their registration rights with respect to all of their shares, there will be an additional 1,000,000 shares of common stock eligible for trading in the public market. The presence of these additional shares may have an adverse effect on the market price of Great Wall’s common stock.

If the combined company is unable to receive a listing of its securities on the Nasdaq National Market, it may be more difficult for stockholders to sell their securities.

As required by the Letters of Undertaking, Great Wall is applying for listing of its securities on the Nasdaq National Market upon consummation of the Acquisition. If they are not so listed, then it may be more difficult for stockholders to sell their securities.

Great Wall’s sole director and executive officer and the other holders of its Private Shares have interests in the Acquisition that are different from yours, because if the Acquisition is not approved, their shares will in all probability become worthless.

In considering the recommendation of Great Wall’s sole director to vote to approve the Acquisition, you should be aware that he and other original Great Wall stockholders have agreements or arrangements that provide them with interests in the Acquisition that differ from, or are in addition to, those of Great Wall stockholders generally. Great Wall’s original stockholders, including its sole director, are not entitled to receive any of the IPO proceeds distributed upon liquidation of the IPO trust account. Therefore, if the Acquisition is not approved, the Private Shares held by Great Wall’s initial stockholders will in all probability be worthless. The personal and financial interests of our Chairman of the Board and Chief Executive Officer may have influenced his motivation in identifying and selecting a target business and completing a business combination timely. Consequently, his discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in Great Wall stockholders’ best interest.

Compliance with the Foreign Corrupt Practices Act could adversely impact our competitive position; failure to comply could subject us to penalties and other adverse consequences.

The combined company will be subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery of or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with the combined company, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time to time in China. There is no assurance that the combined company’s employees or other agents will not engage in such conduct, for which it might be held responsible. If the combined company’s employees or other agents are found to have engaged in such practices, it could suffer severe penalties and other consequences that may have a material adverse effect on its business, financial condition and results of operations.

SELECTED HISTORICAL FINANCIAL INFORMATION

We are providing the following financial information to assist you in your analysis of the financial aspects of the Acquisition. We derived historical information concerning ChinaCast from its unaudited management financial statements for 2001 and 2002 and from its audited consolidated financial statements for the three years ended December 31, 2005. We derived historical information concerning Great Wall from its audited financial statements for the two years ended December 31, 2005. The information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of ChinaCast, Great Wall or the enterprise resulting from the Acquisition.

CHINACAST HISTORICAL FINANCIAL INFORMATION

Selected Consolidated Statements of Operation Data

	For the Year Ended December 31,
	2001	2002	2003	2004	2005	2005
	RMB	RMB	RMB	RMB	RMB	USD
	(Values in thousands)

Revenue	26,416	73,512	72,757	80,571	152,347	18,878
Cost of Revenue	(13,578)	(34,369)	(34,373)	(39,713)	(73,757)	(9,140)

Gross Profit	12,838	39,143	38,384	40,858	78,590	9,738

Selling and Marketing Expenses	(10,059)	(6,245)	(2,584)	(3,613)	(3,543)	(439)
General and Administrative Expenses	(37,368)	(18,448)	(19,727)	(49,893)	(36,065)	(4,469)
Foreign Exchange Loss	—	—	(73)	(78)	(2,361)	(291)
Management Service Fee	40	2,756	26,528	34,451	14,286	1,770

Total operating (expenses) income, net	(47,387)	(21,937)	4,144	(19,133)	(27,683)	(3,429)
Income from Operations	(34,549)	17,206	42,528	21,725	50,907	6,309
Interest Income	236	435	635	2,648	4,604	570
Interest Expense	(2,235)	(1,177)	(1,050)	(391)	(19)	(2)
Other Income	26	65	4	144	581	72

Income before Income Taxes	(36,522)	16,529	42,117	24,126	56,073	6,949
Provision for Income Taxes	(1,536)	(3,566)	(7,460)	(8,689)	(10,540)	(1,306)

Net Income after Income Taxes Before Equity Earnings of Equity Investments	(38,058)	12,963	34,657	15,437	45,533	5,643
Equity Earnings of Equity Investments	—	—	—	—	(402)	(50)
Minority Interests	—	—	—	—	(1,669)	(207)

Net Income	(38,058)	12,963	34,657	15,437	43,462	5,386
Deemed dividend on Redeemable Convertible Preference Shares	(11,696)	(17,503)	(22,609)	(10,576)	—	—

Income Attributable to Holders of Ordinary Shares	(49,754)	(4,540)	12,048	4,861	43,462	5,386

Earnings Per Share Data

	For the Year Ended December 31,
	2001	2002	2003	2004	2005	2005
	RMB	RMB	RMB	RMB	RMB	USD

Income per share (in RMB cents/US cents)
Basic	(24.97)	(2.28)	6.05	1.36	9.84	1.22
Diluted	(24.97)	(2.28)	6.05	1.32	9.48	1.17

Shares used in computation
Basic	199,218,524	199,218,524	199,218,524	356,346,342	441,816,501	441,816,501
Diluted	199,218,524	199,218,524	199,218,524	368,759,638	458,302,098	458,302,098

Consolidated Balance Sheet Data

	For the Year Ended December 31,
	2001	2002	2003	2004	2005	2005
	RMB	RMB	RMB	RMB	RMB	USD
	(Values in thousands)

Cash and Cash Equivalents	13,321	126	46,682	54,425	120,368	14,915
Term Deposits	16,553	27,313	64,313	323,901	273,798	33,928
Total Current Assets	39,724	65,114	159,115	412,860	461,813	57,226
Non-Current Assets	66,826	69,609	147,174	174,085	215,100	26,654
Total Assets	106,550	134,723	306,289	586,945	676,913	83,880
Total Current Liabilities	5,822	32,521	39,279	41,691	83,993	10,406
Total Long-term liabilities	24,922	13,,392	642	428	190	24
Minority interest	—	—	19,063	19,063	23,216	2,877
Total Liabilities	30,744	45,913	58,984	61,182	107,399	13,307
Mezzanine equity	148,682	166,253	299,530	—	—	—
Total Shareholders’ Equity	(72,876)	(77,443)	(52,225)	525,763	569,514	70,573

Selected Operating Data

	For the Year Ended December 31,
	2003	2004	2005	2005
	RMB	RMB	RMB	USD

Post secondary product line revenue (’000s) (on a combined basis i.e with CCLBJ)	37,598	56,396	73,262	9,078
No. of students	47,000	82,000	113,000	113,000
No of universities generating revenues	7	8	14	14
No. of universities under contract	15	15	20	20

GREAT WALL HISTORICAL FINANCIAL INFORMATION

	Period from
	August 20, 2003
	(Inception) to
	December 31,	Year Ended	Year Ended
	2005	December 31,	December 31,
	(Cumulative)	2005	2004

Revenue	$—	$—	$—
Interest income on IPO trust account(1)	704,224	540,264	163,960
Net loss	(549,322)	(406,957)	(141,152)
Net loss per share		(0.07)	(0.03)
Cash dividends per share	—	—	—

(1)	Excludes deferred portion of interest.

	At December 31,
	2005	2004

Total assets (including cash deposited in IPO trust account in 2004)	$24,298,479	$24,057,277
Common stock subject to possible conversion	4,629,887	4,629,887
Stockholders’ equity	18,831,738	19,238,695

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

We have presented below selected unaudited pro forma combined financial information that reflects the Acquisition as a recapitalization of ChinaCast and is intended to provide you with a better picture of what our businesses might have looked like had they actually been combined as of the indicated dates. The information may have been different had the companies actually been combined. You should not rely on it as a definitive statement of the historical results that would have been recorded had the companies been combined or the future results that may be achieved after the Acquisition. The following selected information has been derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

	Year Ended December 31, 2005
	Assuming Maximum	Assuming Minimum
	Approval(1)	Approval(1)
	(In thousands, except per share data)

Revenue	$—	$—
Net income	5,114	4,979
Net income per share	0.19	0.32
Total assets	108,178	67,561
Stockholders’ equity	94,211	53,594

(1)	Refers to the possible levels of approval of the Acquisition by Great Wall’s stockholders.

COMPARATIVE PER SHARE INFORMATION

The following table sets forth selected historical per share information of ChinaCast and Great Wall and unaudited pro forma combined per share ownership information after giving effect to the Acquisition and maximum and minimum levels of approval of the Acquisition by Great Wall stockholders, who may exercise their conversion rights if they vote against the Acquisition. The Acquisition will be accounted for as a recapitalization of ChinaCast rather than as an acquisition. You should read this information in conjunction with the selected historical financial information and historical financial statements of ChinaCast and Great Wall and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited ChinaCast and Great Wall pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus. The historical per share information is derived from financial statements for the year ended December 31, 2005.

The information does not purport to represent what the actual results of operations would have been had the companies been combined or to project the results of operations that may be achieved after completion of the Acquisition.

			Post-Acquisition
Comparative per Share Information	ChinaCast(2)(3)	Great Wall(1)(2)(3)	Company(2)(3)(6)

Great Wall common stock assumed issued in Offering, assuming:
Maximum Stock Tender	20,752,301
Minimum Stock Tender	10,614,936
Great Wall common stock outstanding, assuming:
Maximum Stock Tender		5,515,975	26,648,933
Minimum Stock Tender		4,612,781	15,608,374
Income (loss) per diluted share (historical) for year ended December 31, 2004	$0.00	$(0.03)
Income (loss) per diluted share (historical) for year ended December 31, 2005	$0.01	$(0.07)
Earnings per diluted share (pro forma) for year ended December 31, 2005
Maximum Stock Tender			$0.19
Minimum Stock Tender			$0.32
Book value per share — December 31, 2005(4)	$0.15	$3.41
Maximum Stock Tender			$3.54
Minimum Stock Tender(4)			$3.43
Cash dividends declared per share — Year ended December 31, 2005	0.00	0.00	0.00	(5)

Notes:

(1)	Results for Great Wall are from its inception (August 20, 2003) to December 31, 2005.

(2)	Historical per share amounts for Great Wall and ChinaCast were determined based upon their respective actual weighted average diluted shares outstanding at December 31, 2004 and 2005, respectively. Post-Acquisition Company (pro forma) per share amounts (for Great Wall and ChinaCast combined) were determined based upon the assumed number of shares to be issued under the two different levels of tendering of shares of ChinaCast by its stockholders.

(3)	Based on the historical exchange rate of 1USD=8.28RMB on December 31, 2004 and 1USD=8.07RMB on December 31, 2005 and the historical exchange rate of 1USD=1.6810SGD on September 13, 2005.

(4)	Post-Acquisition Company figures calculated based on the minimum Great Wall approval, thus assumes return of escrowed funds ($4.6 million plus related interest) to dissenting Great Wall stockholders and the minimum Stock Offer tender to record cash payout ($4.8 million) to ChinaCast shareholders.

(5)	Assumes no change in the total dividends paid in 2005.

(6)	Includes incremental shares related to warrants of 380,657.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Great Wall

Great Wall common stock, warrants and units are quoted on the OTC Bulletin Board under the symbols GWAQ, GWAQW and GWAQU, respectively. The closing price for these securities on September 12, 2005, the last trading day before announcement of the Offer, was US$5.30, US$0.50 and US$6.20, respectively. The closing price for the securities on          , 2006, the most recent trading day practicable before the date of this proxy statement/prospectus, was US$     , US$      and US$     , respectively

Great Wall units commenced public trading on March 17, 2004 and common stock and warrants commenced public trading on March 30, 2004. The table below sets forth, for the calendar quarters indicated, the high and low bid prices for the securities as reported on the OTC Bulletin Board in U.S. dollars. These quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

					Warrants
	Common Stock				(US$)				Units
	High		Low		High		Low		High		Low

2004:
First Quarter	US$	4.90	US$	4.50	US$	0.70	US$	0.60	US$	6.15	US$	6.00
Second Quarter		4.90		4.63		0.90		0.60		6.40		6.00
Third Quarter		4.95		4.75		0.75		0.60		6.50		5.90
Fourth Quarter		5.25		4.90		0.95		0.56		6.95		6.00
2005:
First Quarter		5.40		5.03		0.95		0.59		7.45		6.10
Second Quarter		5.20		5.03		0.69		0.39		6.80		5.80
Third Quarter		5.50		5.10		0.82		0.26		7.00		5.80
Fourth Quarter		5.25		5.15		0.71		0.15		6.45		5.49
2006:
First Quarter		5.56		5.23		0.80		0.21		7.00		5.75
Second Quarter through May 10)		5.52		5.50		0.80		0.71		7.03		6.85

Holders of Great Wall common stock, warrants and units should obtain current market quotations for their securities. The market price of these securities could vary at any time before the Acquisition is completed.

In connection with the Offer, application is being made for the listing of the combined company’s common stock, warrants and units on the Nasdaq National Market under the symbols CCEC, CCECW and CCECU, respectively. If they are not so listed, Great Wall anticipates that they will continue to be quoted on the OTC Bulletin Board. There can be no assurance that a trading market will develop for these securities.

Holders of Great Wall.  As of May 8, 2006, there were of record six holders of common stock, one of warrants, and one of units. Great Wall believes the number of beneficial holders of each of these securities is in excess of 400 persons.

Dividends.  Great Wall has not paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of a business combination.

ChinaCast

The ordinary shares of ChinaCast currently trade on the Mainboard of the Singapore Exchange Securities Trading Limited (the “Singapore Exchange”). The closing price for the ordinary shares on September 13, 2005, the last trading day before the announcement of the Offer, was SG$0.25 (US$0.15, based on the applicable exchange rate on such date). ChinaCast’s ordinary shares commenced public trading on the Singapore Exchange on May 14, 2004.

ChinaCast established a Level I American Depositary Receipt (ADR) program in December 2004, and has announced its intention to upgrade to Level II. Each ChinaCast ADR represents 30 ordinary ChinaCast shares. ChinaCast’s ADRs are quoted in the electronic Pink Sheets under the symbol CCHYY.

The table below sets forth, for the calendar quarters indicated, the high and low bid information for ChinaCast’s ordinary shares, as reported on the Mainboard of the Singapore Exchange in Singapore dollars.

	Ordinary Shares
	(SG$)
	High		Low

2004:
First Quarter
Second Quarter	SG$	0.48	SG$	0.26
Third Quarter		0.36		0.21
Fourth Quarter		0.32		0.20
2005:
First Quarter		0.31		0.23
Second Quarter		0.26		0.20
Third Quarter		0.30		0.22
Fourth Quarter		0.28		0.24
2006:
First Quarter		0.34		0.23
Second Quarter (through May 5)		0.40		0.31

The table below sets forth, for the calendar quarters indicated, the high and low bid information for ChinaCast ADRs, as reported by The Bank of New York in U.S. dollars.

	ADRs
	(US$)
	High		Low

2004:
Fourth Quarter	US$	4.75	US$	3.64
2005:
First Quarter		7.00		1.15
Second Quarter		4.80		3.70
Third Quarter		5.17		3.97
Fourth Quarter		4.90		4.42
2006:
First Quarter		6.13		4.28
Second Quarter (through May 5)		7.23		5.75

Holders of ChinaCast shares should obtain current market quotations for their securities. The market price of these securities could vary at any time before the Acquisition is completed.

Holders.  As reported in its most recent annual report, as of March 8, 2006, there were of record 2,351 holders of ChinaCast shares.

Dividends.  ChinaCast has not paid any dividends on its ordinary shares to date and does not intend to pay dividends in the foreseeable future.

Post-Acquisition

The payment of dividends by the combined company in the future will be contingent upon revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Offer. The payment of any dividends subsequent to that time will be within the discretion of the Board of Directors serving at that time. It is the present intention of the Board to retain all earnings, if any, for use in business operations and, accordingly, it does not anticipate declaring any dividends in the foreseeable future. Loans or credit facilities may also limit the combined company’s ability to pay dividends.

THE GREAT WALL SPECIAL MEETING

Great Wall is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Board of Directors for use at the special meeting in connection with the proposed Acquisition of ChinaCast. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place.  We will hold the special meeting at 10:00 a.m., New York time, on          , 2006, at the offices of Loeb & Loeb LLP, 345 Park Avenue, 10154-1895 to vote on the proposals.

Purpose.  At the special meeting, holders of Great Wall common stock will be asked to approve the Acquisition and amendments to Great Wall’s charter.

Each proposal is essential to the Acquisition, and, therefore, Great Wall’s Board of Directors will abandon it unless all are approved by stockholders.

Great Wall’s sole director determined that the Acquisition and the charter amendments are fair to and in the best interests of Great Wall and its stockholders, approved and declared each of them advisable, and recommends that Great Wall stockholders vote “FOR” the Acquisition and charter amendments. Mr. Li has also determined that the fair market value of ChinaCast is at least 80% of Great Wall’s net assets, which is necessary to satisfy the provisions of its charter enabling it to continue in business.

Because of the business combination provisions of Great Wall’s charter, if stockholders do not approve the Acquisition at the special meeting or an adjournment by December 31, 2006, Great Wall will dissolve and return the IPO trust account to holders of its Public Shares.

The special meeting has been called only to consider approval of the Acquisition and charter amendments. Under Delaware law and Great Wall’s by-laws, no other business may be transacted at the special meeting.

Record Date; Who is Entitled to Vote.  The “record date” for the special meeting is          , 2006. Record holders of Great Wall common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 5,515,975 outstanding shares of Great Wall common stock of which 4,515,975 are Public Shares. Each common share is entitled to one vote per proposal at the special meeting. Great Wall’s warrants do not have voting rights.

Pursuant to letter agreements with Great Wall, holders of Private Shares will vote in accordance with the majority of the votes cast in person or by proxy at the special meeting by Public Shares.

Vote Required.  Approval of the Acquisition and charter amendments will require the affirmative vote of holders of a majority of Great Wall’s outstanding common stock, including holders of a majority of the Public Shares outstanding on the record date and voting in person or by proxy at the meeting. Great Wall’s Board of Directors will abandon the Acquisition, however, if holders of more than 903,195 (i.e., 20%) of the Public Shares vote against it.

Abstaining from voting or not voting on a proposal, either in person or by proxy or voting instruction, will have the same effect as a vote against adoption of the proposal, except that it will not count toward the 20% “against” vote that would result in the Acquisition’s abandonment, and you would be unable to exercise any conversion rights upon approval of the Acquisition.

Voting Your Shares.  Each share of common stock that you own in your name entitles you to one vote per proposal. Your proxy card shows the number of shares you own.

There are three ways to vote your shares at the special meeting:

•	By signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose names are listed on the proxy card, will vote your shares as you instruct on the card. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Great Wall Board “for” approval of each proposal.

•	By telephone or on the Internet. You can vote this way by following the telephone or Internet voting instructions included with your proxy card. If you do, you should not return the proxy card.

•	You can attend the special meeting and vote in person. We will give you a ballot when you arrive. If your shares are held in the name of your broker, bank or another nominee, however, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

Conversion Rights.  Any holder of Public Shares who votes against the Acquisition may, at the same time, demand that Great Wall convert his or her Public Shares into a pro rata portion of the funds in the IPO trust account. If so demanded and the Acquisition is consummated, Great Wall will convert the Shares. If the holders of 903,195 or more Public Shares (20% of these Shares) vote against the Acquisition and demand conversion of their Public Shares, Great Wall will not have authority to consummate the Acquisition. You will only be entitled to receive cash for these Shares if you continue to hold them through the closing of the Offer and then tender your stock certificate(s) to Great Wall. If you exercise your conversion rights, then you will be exchanging your Public Shares for cash and will no longer own these Shares. Do not send your stock certificate(s) with your proxy.

The closing price of Great Wall’s common stock on          , 2006 was US$     , and the amount of cash held in the IPO trust account on that date was approximately US$     . If a Public Shareholder would have elected to exercise conversion rights on such date, he or she would have been entitled to receive approximately US$5.10 plus interest per Public Share. Prior to exercising conversion rights, you should verify the market price of Great Wall’s common stock, as you may receive higher proceeds from the sale of Public Shares in the public market than from exercising conversion rights, if the market price is higher than the conversion price.

Questions About Voting.  If you have any questions about how to vote or direct a vote in respect of your Great Wall common stock, you may call Mr. Richard Xue, Consultant to Great Wall, at (212) 753-0804. You may also want to consult your financial and other advisors about the vote.

Revoking Your Proxy and Changing Your Vote.  If you give a proxy, you may revoke it or change your voting instructions at any time before it is exercised by:

•	Sending another proxy card with a later date;

•	Notifying Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, Attention: Mitchell S. Nussbaum, Esq., in writing before the special meeting that you have revoked your proxy; or

•	Attending the special meeting, revoking your proxy and voting in person.

If your shares are held in “street name,” consult your broker for instructions on how to revoke your proxy or change your vote.

Broker Non-Votes.  If your broker holds your shares in its name and you do not give the broker voting instructions, National Association of Securities Dealers, Inc. (NASD) rules prohibit your broker from voting your shares on the Acquisition and the proposed charter amendments. This is known as a “broker non-vote.” Abstentions or broker non-votes have the same effect as a vote “against” such proposals.

Solicitation Costs.  Great Wall is soliciting proxies on behalf of the Great Wall Board of Directors. This solicitation is being made by mail but also may be made in person or by telephone or other electronic means. Great Wall and its respective directors, officers, employees and consultants may also solicit proxies in person or by mail, telephone or other electronic means. In addition, ChinaCast shareholders, officers and directors may solicit proxies in person or by mail, telephone or other electronic means. These persons will not be paid for doing this.

Great Wall has not hired a firm to assist in the proxy solicitation process but may do so if it deems this assistance necessary. Great Wall has hired a consultant, Mr. Richard Xue, to provide financial, due diligence and other business services to it in connection with seeking and consummating business combinations, including the Acquisition, which services may include soliciting proxies. A portion of Mr. Xue’s compensation pursuant to his consultancy may be deemed payment for proxy solicitation. Great Wall will pay all fees and expenses related to the retention of any proxy solicitation firm.

Great Wall will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Great Wall will reimburse them for their reasonable expenses.

Stock Ownership.  Information concerning the holdings of certain Great Wall stockholders is set forth above in the Summary and below under “Beneficial Ownership of Securities.”

THE CHINACAST ACQUISITION

General

Pursuant to the Letters of Undertaking entered by Great Wall and the ChinaCast Majority, Great Wall will, if and as soon as practicable after stockholders approve the Acquisition, commence a tender offer under Singapore law for all of the outstanding ordinary shares of ChinaCast.

Under the Offer, ChinaCast shareholders, other than the ChinaCast Majority, may elect to receive cash in lieu of shares of Great Wall common stock for their ChinaCast shares. Upon consummation of the Offer, ChinaCast will become a subsidiary of Great Wall, with Great Wall owning between a minimum of 51.15% (if only the ChinaCast Majority elect to receive Great Wall shares in the Offer) and a maximum of 100% (if all ChinaCast shareholders tender into the Offer and elect to receive Great Wall shares) of ChinaCast’s shares. As a result of the Acquisition, the former owners of ChinaCast will own between approximately 65.8% (if only the ChinaCast Majority acquires Great Wall common stock) and 79% (if all ChinaCast shareholders elect the Stock Offer) of the outstanding shares of the combined company’s common stock, assuming no conversions by holders of Great Wall Public Shares. To the extent Great Wall Public Shareholders do elect conversion or so vote, the percentage ownership of the combined company by former ChinaCast stockholders will increase to between a minimum of 74.1% and a maximum of 84.8%.

We sometimes refer to Great Wall and ChinaCast together, after giving effect to completion of the Acquisition, as the “combined company.”

If Great Wall either acquires 90% or more of the outstanding ChinaCast shares which are the subject of the Offer (excluding any ChinaCast shares held by Great Wall, its subsidiaries or their nominees and the ChinaCast Majority at the date of the Offer, if any) or acquires 95% or more of the outstanding ChinaCast shares at any time, Great Wall may exercise its right, in accordance with the provisions of the Bermuda Companies Act, to compulsorily acquire any remaining ChinaCast shares which did not accept the Offer. If Great Wall is able to proceed with the compulsory acquisition, an application will be made by Great Wall to delist ChinaCast from the Singapore Exchange.

If timing constraints require and Singapore takeover law permits, Great Wall may seek to acquire the shares of the ChinaCast Majority in private purchases or otherwise.

We anticipate that the costs required to consummate the acquisition would greatly exceed our available cash, and that we will not be able to do so without receiving additional funds and/or reaching agreements with our professional service providers to defer their fees and expenses (in addition to those fees and expenses that are included in accrued expenses). We expect these expenses would ultimately be borne by the combined company if the proposed ChinaCast acquisition is completed. If it is not, they would be subject to Messrs. Li’s and Tang’s indemnification obligations to the Company. If these obligations are not performed or are inadequate, it is possible that vendors or service providers could seek to recover these expenses from the IPO trust account, which could ultimately deplete the IPO trust account and reduce a stockholder’s current pro rata portion of the IPO trust account upon liquidation. See “Summary — Enforceability of Civil Liabilities Against Non-U.S. Persons.”

Background

Great Wall was formed on August 20, 2003 to identify and acquire an operating business in the PRC. It completed an IPO on March 23, 2004, in which it raised net proceeds of approximately $23,986,000. Of these net proceeds, $23,161,000 were placed in the IPO trust account immediately following the IPO and, in accordance with Great Wall’s charter, will be released either upon the consummation of a business combination or upon Great Wall’s liquidation. Great Wall must liquidate unless it has consummated a business combination by December 31, 2006.

Shortly after Great Wall’s IPO in March, 2004, it actively started to identify and locate target businesses for a business combination. Through one of its founding stockholders, Great Wall met with management and controlling shareholders of a leading integrated circuit design company in China. In June, 2004, Great Wall engaged a consulting firm to conduct industry research for integrated circuit design, and an accounting firm to conduct business and financial due diligence on that company, and the proposed target engaged an accounting firm. The consulting firm completed its work and delivered its report in August, 2004, generally confirming Great Wall management’s view about the industry and business prospects of the proposed target. The accounting firm engaged by Great Wall completed its financial due diligence shortly thereafter, confirming the target’s historical financial performance. Great Wall engaged U.S. legal counsel for the proposed business combination in December 2004.

Great Wall commenced legal preparations for the proposed transaction. At the same time, Great Wall started to work with the proposed target on 2005 and 2006 strategic planning and budgeting work. During this process, Great Wall came to conclusions concerning the target’s projections for 2005 and 2006 that differed from those of the proposed target’s management. Great Wall and the proposed target’s management and stockholders undertook discussions to restructure the proposed transaction on the basis of mutually-agreeable projections. In March 2005, the target’s stockholders formally rejected a revised transaction structure proposed by Great Wall. Great Wall and the proposed target were unable to agree on any other alternative structure, and terminated the discussions.

Immediately thereafter, Great Wall commenced efforts to identify another company with which to effect a business combination. To assist it in locating and evaluating potential candidates, on April 1, 2005, Great Wall engaged Richard Xue, a business consultant, to identify potential acquisition candidates and prepare background investigations, industry analyses and due diligence reports. Under the terms of the agreement, Mr. Xue’s services included assisting Great Wall in identifying acquisition opportunities and in preparing and executing required confidentiality, market stand-off and similar agreements, compiling preliminary information about merger candidates, performing financial due diligence and analysis, recommending acquisition structures, assessing available information about potential business combination candidates, and working with accountants and legal staff to prepare for a business combination, including agreement negotiation.

Mr. Xue used his knowledge of Chinese companies and his network of contacts to screen potential companies based on Great Wall’s criteria. Great Wall also sought to identify acquisition candidates, principally through the efforts of WR Hambrecht + Co. LLC, an investment bank, and Justin Tang, another major stockholder of Great Wall, both of whom have extensive contacts throughout the Chinese business and legal community.

Great Wall became aware of ChinaCast in February 2005 and first had discussions with ChinaCast shareholders in April 2005 through the introduction of WR Hambrecht + Co. In addition to a business model and industry leadership that Great Wall found attractive, Great Wall also concluded that ChinaCast’s status as a public company and its financial and management transparency were attractive attributes for Great Wall’s stockholders.

ChinaCast’s major shareholders entertained an offer from a special purpose acquisition company (SPAC) other than Great Wall, but eventually determined to negotiate exclusively with Great Wall because of Great Wall’s relatively smaller size, which would result in less dilution to ChinaCast shareholders, and because of the perceived greater quality of the Great Wall team’s industry and China expertise. In May 2005, Great Wall engaged a team of professionals from WR Hambrecht + Co., Singapore solicitors WongPartnership, and U.S. counsel Loeb & Loeb LLP to assist with financial and legal due diligence, transaction structuring and negotiation.

The Letters of Undertaking were signed on September 13, 2005 with holders of 51.15% of ChinaCast’s outstanding shares. Great Wall filed a Current Report on Form 8-K with the SEC on September 14, 2005 disclosing that, and the terms of the Offer and Acquisition.

Board Consideration and Approval

While no one factor determined the final agreed upon consideration in the Offer, Great Wall’s sole director reviewed various industry and financial data, including certain valuation analyses and metrics compiled by W.R. Hambrecht + Co. in order to determine that the consideration to be paid to the ChinaCast shareholders was reasonable and that the Acquisition was in the best interests of Great Wall’s stockholders.

WR Hambrecht + Co and Great Wall’s director conducted a due diligence review of ChinaCast that included an industry analysis, a description of ChinaCast’s existing business model, a valuation analysis and financial projections in order to enable the board of directors to ascertain the reasonableness of this range of consideration. On May 17, 2005, WR Hambrecht + Co and Great Wall’s sole director completed a board presentation and due diligence package that included the information regarding ChinaCast that WR Hambrecht + Co had gathered and prepared. During its negotiations with ChinaCast’s major shareholders, Great Wall did not receive services from any financial advisor other than WR Hambrecht + Co.

Interest of Great Wall’s Management in the Acquisition.  When you consider the recommendation of Great Wall’s sole director that you vote in favor of the Acquisition, you should keep in mind that he, Great Wall’s other pre-IPO stockholders and certain advisors with whom he consulted regarding the Acquisition have interests in the Acquisition that are different from, or in addition to, yours. These interests include the following:

•	If the Acquisition is not approved and Great Wall is therefore required to liquidate, the pre-IPOs stockholders’ Great Wall shares will in all probability be worthless because they will not be entitled to receive any of the net proceeds of Great Wall’s IPO distributed upon liquidation of the IPO trust account. In addition, the possibility that Messrs. Li and Tang will be required to perform their obligations under the indemnity agreements referred to in “The Proposed Acquisition — Procedure,” above, will be substantially increased. The Company is, however, incurring substantial transaction expenses beyond September 30, 2005 in completing the proposed ChinaCast acquisition, in addition to those already incurred, for which Messrs. Li and Tang might be called upon to perform their indemnity obligations. In other words, in pursuing the Acquisition, Messrs. Li and Tang are incurring additional potential liability before knowing whether their indemnity obligations will be called upon or not.

•	Warrants to purchase Great Wall common stock held by Mr. Li are potentially exercisable upon consummation of the Acquisition (Mr. Li continues not to receive any cash compensation for services rendered).

•	All rights specified in its charter of Great Wall’s directors and executive officers to be indemnified by Great Wall, and of Great Wall’s directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after the Acquisition. If the Acquisition is not approved and Great Wall liquidates, its ability to perform its obligations under those provisions will be substantially impaired, however, since it will cease as a result of being required to be liquidated and dissolved within 60 days of, at the latest, December 31, 2006. If the ChinaCast Acquisition is ultimately completed, the combined company’s ability to perform such obligations will probably be substantially enhanced, and the possibility that Messrs. Li and Tang will be required to perform their obligations under the indemnity agreements referred to above will be substantially lessened. As noted above, however, their potential indemnity liability will increase before they know whether their indemnity obligations will be called upon or not.

•	The Company’s financial, legal and other advisors have rendered services for which they may not be paid if the Acquisition is not approved, and certain of them may have the opportunity to provide additional services to Great Wall in the future. In connection with the ChinaCast negotiations, Great Wall’s counsel, Loeb & Loeb LLP, has provided approximately US$251,000 of services for which it has not been paid and is entitled to be reimbursed by the Company for approximately US$3,000 of out-of-pocket expenses as of May 10, 2006. If a business combination is completed, WR Hambrecht + Co. will be entitled to receive from the Company a transaction fee of $750,000 and a warrant conversion fee equal to 2.5% of the proceeds Great

Wall receives from exercise of warrants within four years of consummation of such combination, which latter fee is 50% of the warrant conversion fee disclosed in the Company’s IPO prospectus. WR Hambrecht + Co. is also entitled to be reimbursed by the Company for approximately $48,300 of out-of-pocket expenses as of May 9, 2006. Broadband Capital Management LLC will also be entitled to receive from the Company a warrant conversion fee equal to 2.5% of such proceeds, also 50% of the warrant conversion fee disclosed in the Company’s IPO prospectus. Broadband and its affiliates also have the right to purchase up to a total of 400,000 units of Great Wall common stock and warrants at a price of $9.90, as disclosed in the Company’s IPO prospectus.

Great Wall’s Reasons for the Acquisition and Its Recommendation.  Great Wall’s sole director concluded that the Acquisition is in the best interests of Great Wall’s stockholders. He did not obtain a fairness opinion.

Kin Shing Li, Great Wall’s sole director, has extensive experience in performing due diligence of acquisition targets and in valuing companies. Mr. Li held chief executive officer positions at companies that have acquired businesses and performed business valuations assessing the merits of merger and acquisition transactions.

Mr. Li has been our chairman of the board and chief executive officer since September 2003 and our secretary since January 2004. Mr. Li has been the chairman of International Elite Limited, one of the largest centralized single-location outsourcing customer service call centers in the PRC, since he founded the business in 1999. Since March 2003, he has been a director and shareholder of PacificNet Communications Limited — Macao Commercial Offshore, a joint venture between International Elite and PacificNet Management Limited, a wholly-owned subsidiary of PacificNet Inc., a public Nasdaq-listed provider of information technology consulting, system integration and information technology solutions in Asia. From October 1997 to September 1999, Mr. Li was a member of the board of directors of UTStarcom, Inc., a public Nasdaq-listed company that designs, manufactures, and markets broadband, narrowband, wireless access technology, and was the chief executive officer of one of its subsidiaries, UTStarcom Hong Kong Limited. In January 1997, Mr. Li founded Directel Communications Limited, a GSM sales and service company and has acted as its chairman since that date. In 1994, he founded China-HongKong Telelink Company Limited, the first roaming paging service provider between Hong Kong and the PRC and acted as its chairman until he sold it to UTStarcom Inc. in 1997. Mr. Li founded his first call center in China in 1988 as the founder and general manager of the 81st Army Paging Company in Guangzhou, China.

Mr. Li considered a wide variety of factors in connection with its evaluation of the Acquisition. In light of the complexity of those factors, he did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision.

In considering the Acquisition, Mr. Li gave considerable weight to the factors discussed below.

Satisfaction of 80% Test.  It is a requirement that any business acquired by Great Wall have a fair market value equal to at least 80% of its net assets at the time of acquisition, which assets shall include the amount in the IPO trust account. Based on the financial analysis of ChinaCast generally used to approve the transaction, Mr. Li determined that this requirement was met and exceeded.

To determine the value of ChinaCast, WR Hambrecht + Co. supplied Mr. Li with a list of 18 comparable companies whose stock is traded in the U.S. public markets. These companies were broken into three tiers based on their industry to delineate their relative market presence and cycle maturity. Tier one included education and training companies; tier two included internet services companies; and tier three included China-based ecommerce companies. The board then examined the forward 2005 and 2006 enterprise value/revenue multiples, enterprise value/EBITDA multiples, and price/earnings multiples to these companies. Since ChinaCast is an e-learning services and content provider, Mr. Li assigned a weight of 40% to tier one companies’ average multiples, 30% to tier two companies’ average multiples and 30% to tier three companies’ average multiples to derive weighted average multiples that were used to value ChinaCast.

The companies used for this analysis were as follows:

	2005		2006		2005		2006
	Forward		Forward		Forward		Forward		2005		2006
	Enterprise		Enterprise		Enterprise		Enterprise		Forward		Forward
	Value /		Value /		Value /		Value /		Price /		Price /
Name	Revenue		Revenue		EBITDA		EBITDA		Earnings		Earnings

Tier 1 — Education and Training Companies (40%)
APOLLO GROUP INC.	5.2	x	4.2	x	15.1	x	12.0	x	27.3	x	21.2	x
CAREER EDUCATION CORP.	1.4	x	1.2	x	6.1	x	5.0	x	13.9	x	11.6	x
LAUREATE EDUCATION INC.	2.7	x	2.2	x	13.8	x	11.2	x	28.4	x	22.7	x
EDUCATION MGMT CORP.	1.8	x	na		7.4	x	na		19.8	x	na
ITT EDUCATIONAL SERVICES	2.4	x	2.1	x	8.5	x	7.1	x	18.7	x	15.8	x
DEVRY INC.	1.9	x	na		12.7	x	na		35.8	x	na
STRAYER EDUCATION INC.	5.4	x	4.6	x	14.5	x	12.6	x	28.6	x	24.5	x
CORINTHIAN COLLEGES INC.	1.2	x	1.1	x	7.2	x	5.9	x	15.2	x	12.4	x
LEAPFROG ENTERPRISES INC.	0.7	x	0.7	x	20.3	x	10.2	x	75.7	x	27.8	x
Average	2.5	x	2.3	x	11.7	x	9.1	x	29.3	x	19.4	x
Tier 2 — Internet Services Companies (30%)
BLACKBOARD INC.	2.9	x	2.5	x	13.6	x	9.2	x	22.4	x	22.7	x
HOUSEVALUES INC.	2.9	x	2.1	x	11.0	x	7.4	x	27.8	x	18.9	x
BANKRATE INC.	5.0	x	4.5	x	16.7	x	13.1	x	34.5	x	29.7	x
ECOLLEGE.COM	2.1	x	1.8	x	12.1	x	9.9	x	23.5	x	18.5	x
KNOT INC.	na		na		na		na		na		na
Average	3.2	x	2.7	x	13.3	x	9.9	x	27.1	x	22.5	x
Tier 3 — eCommerce Companies (30%)
CTRIP.COM INTL. LTD.	11.5	x	8.7	x	25.0	x	18.1	x	35.1	x	26.2	x
51JOB INC.	3.5	x	2.8	x	24.1	x	14.2	x	50.8	x	24.0	x
CHINA FINANCE ONLINE CO.	4.4	x	3.6	x	6.8	x	5.3	x	22.1	x	17.7	x
ELONG INC.	na		na		na		na		na		na
Average	6.5	x	5.0	x	18.6	x	12.5	x	36.0	x	22.6	x
Weighted Average	3.9	x	3.2	x	14.3	x	10.4	x	30.6	x	21.3	x

Mr. Li made several assumptions in deriving statistics about ChinaCast, solely for the purpose of his determining a value for it. Investors should not place any weight on these projections because any projection is subject to many assumptions, some or all of which may not be correct or occur as assumed.

The board used DBS Vickers’ financial estimates for ChinaCast in its research report as of April 26, 2005 to determine the value of ChinaCast. DBS Vickers’ research report was based on the assumption that ChinaCast reported in International Financial Reporting Standards (IFRS). Investors should consider discounts and adjustments when these numbers are reconsolidated to US Generally Accepted Accounting Principles (GAAP). The Chinese Yuan-U.S. dollar exchange rate used was CNY8.28 per U.S. dollar. Mr. Li also anticipated ChinaCast to keep the same amount of net cash in 2005 and 2006 as in Q1 2005. ChinaCast had CNY306.6 million cash and short-term investments and CNY0.5 million total debt as of Q1 2005. There was no preferred equity and minority interest.

The implied market value can be derived using enterprise value/revenue multiples, enterprise value/EBITDA multiples or price/earnings multiples. Using price/earnings multiples, the implied market value is equal to the comparable price/earnings ratio multiplied by the assumed ChinaCast earnings. The implied market value could also be derived by the following formula: equity value plus net cash where net cash equals cash and short-term investments minus debt, preferred equity, and minus minority interest. The implied enterprise value is equal to the comparable enterprise value/revenue ratio multiplied by the assumed ChinaCast revenue or the comparable enterprise value/EBITDA ratio multiplied by the assumed ChinaCast EBITDA. Using different multiples, Mr. Li arrived at different projected market values for ChinaCast. The average of these projected market values was $155.5 million.

	2005		2006		2005		2006
	Forward		Forward		Forward		Forward		2005		2006
	Enterprise		Enterprise		Enterprise		Enterprise		Forward		Forward
	Value /		Value /		Value /		Value /		Price /		Price /
	Revenue		Revenue		EBITDA		EBITDA		Earnings		Earnings

Comparable Companies Weighted Average Multiples	3.9	x	3.2	x	14.3	x	10.4	x	30.6	x	21.3	x
ChinaCast Financial Estimates ($MM)	20.7		26.7		8.0		11.6		6.1		9.1
ChinaCast Enterprise Value ($MM)	81.0		86.6		114.0		120.8		151.3		157.2
ChinaCast Net Cash ($MM)	37.0		37.0		37.0		37.0		37.0		37.0
ChinaCast Market Value ($MM)	117.9		123.6		151.0		157.8		188.3		194.2
Average Market Value ($MM)					155.5

Mr. Li believes that because of his financial skills and background, he was qualified to make this analysis himself and conclude that the Acquisition of ChinaCast met the 80% of net assets requirement without recourse to an independent source.

Conclusion of Great Wall’s Sole Director.  After careful consideration of all relevant factors, Great Wall’s sole director determined that the Acquisition and the proposed charter amendments are fair to and in the best interests of Great Wall and its stockholders. He has approved and declared advisable each proposal and recommends that you vote or give instructions to vote “FOR” each.

The foregoing discussion of the information and factors considered by the Great Wall Board is not meant to be exhaustive, but includes the material information and factors considered by it.

Additional Information Concerning the Offer

On September 13, 2005, Great Wall announced that holders of a majority of the issued and outstanding ordinary shares of ChinaCast irrevocably agreed to accept the Stock Offer.

Subject to approval by Great Wall stockholders, Great Wall will make the Offer for all ChinaCast shares, in accordance with the Singapore Code on Take-overs and Mergers, and issue an announcement (the “Offer Announcement”) in connection with the Offer at that time. An offer document (the “Offer Document”) will be dispatched to ChinaCast shareholders on behalf of Great Wall not earlier than 14 days and not later than 21 days from the date of the Offer Announcement (the “Offer Posting”). The Offer will be open for at least 28 days after the date of the Offer Posting (the “First Closing Date”).

The Offer, if made, will be conditioned upon Great Wall’s receiving, prior to the time stipulated in its charter, valid acceptances of sufficient ChinaCast shares such that, when combined with any ChinaCast shares already owned, controlled or agreed to be acquired by Great Wall’s, or parties acting or deemed to be acting in concert with it (either before or during the Offer and pursuant to the Offer or otherwise), will result in Great Wall’s and such parties’ controlling more than 50% of the voting rights of ChinaCast shares (the “Acceptance Threshold”). Upon Great Wall’s receiving the valid acceptances to reach the Acceptance Threshold before that date, the Offer will become, or be declared, unconditional. The ChinaCast Majority are contractually obligated, under the Letters of Undertaking, to satisfy this condition.

If the Acceptance Threshold were not satisfied by the First Closing Date, there would be no obligation on the part of Great Wall to extend the Offer. No Offer may be extended after 3:30 pm on the 60th day after the Offer Posting, other than by consent of the Singapore Securities Industry Council.

Purchase Price.  Pursuant to the terms of the Offer, each ChinaCast shareholder will have the option to receive for the tender of his or her shares, one share of Great Wall common stock for every 21.29 ChinaCast shares tendered (the “Stock Offer”), or a cash payment of 0.28 Singapore dollars (US$0.167, based on the Singapore — U.S. dollar exchange rate on that date (SG$1.6810 per U.S. dollar)) for each ChinaCast share tendered (the “Cash

Offer”). The Stock Offer values a share of ChinaCast at SG$0.41 (US$0.24, based on that exchange rate and the price of Great Wall common stock on that date), or a SG$0.13 (46%) premium over the Cash Offer.

Assuming that all current ChinaCast shareholders (including the ChinaCast Majority) elect the Stock Offer for all of their ChinaCast shares, an aggregate of approximately 20,752,301 shares of additional Great Wall common stock would be issued, representing approximately 79% of the shares of Great Wall common stock outstanding immediately after the Acquisition.

Letters of Undertaking.  On September 13, 2005, Great Wall entered Letters of Undertaking with shareholders of ChinaCast holding in the aggregate 51.15% of the issued and outstanding ChinaCast shares. Pursuant to their respective Letters of Undertaking, the ChinaCast Majority irrevocably and unconditionally agreed to accept the Stock Offer and, among other things:

•	except as otherwise permitted by the Letter of Undertaking, to not transfer or dispose of or create an encumbrance on any of their ChinaCast shares from September 13, 2005 (the “Commencement Date”), until the earliest of the date that the Offer lapses unconsummated or Great Wall withdraws the Offer (the “Expiration Time”);

•	to not breach their obligations under the Letters of Undertaking;

•	except with Great Wall’s prior written consent, during the period from the Commencement Date and ending at the Expiration Time, to not directly or indirectly solicit, encourage (including without limitation, by way of providing information concerning Great Wall and/or any of its subsidiaries to any person), vote in favor of, initiate or participate in any tender (including without limitation accepting any tender offer), negotiations, discussions or resolutions with respect to any expression of interest, offer or proposal by any person other than Great Wall to acquire an interest in all or a substantial part of the business, operations or undertakings of ChinaCast and its subsidiaries or in five percent or more of the issued share capital of ChinaCast, acquire control of ChinaCast or otherwise acquire or merge with ChinaCast (including by way of scheme of arrangement, capital restructuring, tender offer, joint venture or dual listed company structure);

•	within seven business days after the date of dispatch of the offer document in respect of the Offer, to tender their ChinaCast shares and elect the Stock Offer; and

•	notwithstanding any rights of withdrawal under the Singapore Code on Takeovers and Mergers, to not withdraw any of their ChinaCast shares tendered, unless the Offer lapses without Great Wall’s having accepted their tendered shares or is withdrawn by Great Wall.

Upon purchase of at least a majority of ChinaCast shares, ChinaCast and its subsidiaries will become subsidiaries of Great Wall, which in turn will be at least 65.8% owned by former ChinaCast shareholders. Assuming that all current ChinaCast shareholders (including the ChinaCast Majority) elect the Stock Offer for all of their ChinaCast shares, an aggregate of approximately 20,752,301 shares of additional Great Wall common stock will be issued, representing approximately 79% of the Great Wall common stock that would be outstanding after giving effect to such issuance.

Subsequent Arrangements.  The delay in receipt of ChinaCast’s audited financial statements was a principal factor in delaying the process of seeking Great Wall stockholder approval for the proposed acquisition. Great Wall believes that delays in receiving ChinaCast financial statements will not recur in the future, since ChinaCast has already committed to preparing financial statements in accordance with U.S. GAAP in connection with changes in its existing American Depositary Receipts (ADR) program, and, upon completion of the proposed acquisition, will probably prepare financial statements of the combined company only in accordance with U.S. GAAP. At the time of consummation of the Offer, Great Wall intends to seek representations and warranties from ChinaCast and the ChinaCast Majority relating to the accuracy of ChinaCast’s previous public filings and to the effect that information provided by it and them for use in this proxy statement/prospectus, including ChinaCast’s financial statements, are true in all material respects.

If Great Wall either receives valid acceptances from at least 90% of the outstanding ChinaCast shares which are the subject of the Offer (excluding any ChinaCast shares held by Great Wall, its subsidiaries or their nominees and the ChinaCast Majority at the date of the Offer, if any) or acquires 95% or more of the outstanding ChinaCast shares at any time, Great Wall may exercise its right, in accordance with the provisions of the Bermuda Companies Act, to compulsorily acquire any remaining ChinaCast shares which did not accept the Offer. If Great Wall is able to proceed with the compulsory acquisition, an application will be made by Great Wall to delist ChinaCast from the Singapore Exchange.

If the Extension Amendment is not approved or timing constraints otherwise require, Great Wall may seek to acquire the shares of the ChinaCast Majority in private purchases or otherwise.

Material U.S. Federal Income Tax Considerations

The following discusses the material U.S. federal income tax consequences to Great Wall resulting from the Acquisition. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

Great Wall should not recognize any gain or loss as a result of the Acquisition for U.S. federal income tax purposes.

After the Acquisition, it is expected that China Cast and its subsidiaries will be treated as “controlled foreign corporations,” or CFCs, as defined under the Code. Under the Code, certain classes of income of such CFCs may be required to be included in the income of Great Wall in advance of its receipt of distributions from China Cast and its subsidiaries. It is not expected that China Cast or its subsidiaries will generate significant amounts of such income under these rules, although this may change in the future. In addition, any U.S. taxes attributable to any such income inclusions might be reduced by any foreign taxes attributable to such income, subject to the limitations under the Code.

Any distributions received by Great Wall from China Cast out of its current or accumulated earnings and profits, as determined under U.S. federal income tax principles, generally will be treated as foreign source ordinary income, and Great Wall will not be entitled to a dividends received deduction in respect to such dividend distributions. Great Wall, however, might be entitled to claim foreign tax credits with respect to certain foreign taxes attributable to such dividend distributions, subject to the limitations under the Code.

The above discussion is based on current law and does not address any aspect of state, local or non-U.S. tax laws. Additionally, the discussion does not address all of the tax consequences that may be relevant in respect to the Acquisition.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES TO GREAT WALL OR ANY PARTICULAR STOCKHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED ABOVE, EACH STOCKHOLDER IS URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS.

Anticipated Accounting Treatment

The Acquisition will be accounted for as a recapitalization of ChinaCast rather than as an acquisition. The financial statements of Great Wall will combine the historical statements of ChinaCast and Great Wall for the prior years giving effect to the Acquisition as if it occurred on January 1, 2006. After the acquisition, the financial statements of ChinaCast will become the financial statements of Great Wall.

Regulatory Matters

The Acquisition is not subject to the HSR Act or any federal or state regulatory requirement or approval, except for filings necessary to effectuate related transactions with the State of Delaware and Bermuda.

INFORMATION ABOUT CHINACAST

ChinaCast’s History and Current Business

ChinaCast was incorporated under the laws of Bermuda on November 20, 2003 as an exempted company with limited liability, and as the holding company for a public flotation in Singapore of ChinaCast’s business.

ChinaCast is party to a significant operating agreement with a consolidating entity, ChinaCast Li Xiang Co. Ltd. (“CCLX”), and its parent, ChinaCast Co. Ltd. (“ChinaCast Co.”), which is legally unaffiliated. ChinaCast accounts of its relationship with CCLX as an interest in a variable interest entity and is consolidated in the preparation of ChinaCast’s financial statements. We sometimes refer to CCLX and the Beijing Branch of ChinaCast Co. as the “Satellite Operating Entities.” References to ChinaCast mean ChinaCast Communication Holdings Limited, the parent company publicly traded on the Singapore Exchange, or collectively to ChinaCast, its subsidiaries and CCLX, as the context requires.

ChinaCast’s principal subsidiary, ChinaCast Technology (BVI) Limited (“ChinaCast Technology”), was founded in 1999 to provide ChinaCast Co., a company founded by Mr. Yin Jianping, ChinaCast’s Executive Director, with funding for its satellite broadband internet services.

ChinaCast Co. used this funding to purchase the Hughes Network Systems’ DirecPC product for a broadband satellite communication network and established a Network Operations Center (NOC) at the Netcom Satellite Uplink Center in Beijing to provide round-the-clock monitoring and control of the nationwide network. With the establishment of the satellite broadband infrastructure, ChinaCast began to offer, through ChinaCast Co., commercial service of the Turbo 163 Internet broadband access service in the second half of 2000. Later financings were used to fund ChinaCast’s obligations under the Technical Services Agreement with ChinaCast Co.

In late 2000, ChinaCast identified demand for its services in the education industry. Given the limitations of resources of its tertiary institutions (i.e., university/college), and to meet the fast-growing population of its university students, the PRC Ministry of Education granted licenses to approximately 30 (subsequently increased to 68) universities to conduct undergraduate and post-graduate courses by distance learning. ChinaCast’s first university customer, Peking University, used ChinaCast’s satellite services for its EMBA program.

Initially, ChinaCast sold equipment to its university clients, and charged a fixed monthly bandwidth fee. ChinaCast soon realized, however, that its customers were constrained by high up-front capital costs from purchasing equipment and lacked in-house IT/telecom expertise to implement, operate and maintain distance learning networks. ChinaCast therefore expanded its services to meet these constraints by offering interactive distance learning studio facilities at university sites as well as satellite terminals at remote classroom facilities around the country, operating and maintaining the network to run the program. In return, ChinaCast received a percentage of revenue based on tuition fees. This model was replicated for universities as well as businesses with distance learning needs, and expanded to the K-12 (kindergarten through high school) market.

By the end of 2002, ChinaCast had signed over 15 universities in the PRC to use its satellite interactive distance learning network, serving over 50,000 students nationwide. In July, 2003, it raised additional funding to upgrade its satellite technology to the Hughes Network Systems DirecWay satellite broadband network, and thereafter expanded its distance learning business by signing additional K-12 and IT and management training customers.

Also in 2002, Beijing Dongshi-ChinaCast Education Technology Co., Ltd. (“Teacher.com.cn”) was established to implement a new teacher training project under the direct guidance of the Normal Education Department of the Ministry of Education, providing continuous training to faculties among middle and primary schools. ChinaCast acquired a 20% stake in 2005. The other key partners aside from management for this joint venture are Northeast Normal University (NNU), and TVH.

Teacher.com.cn utilizes Ministry of Education specified material to provide training to principals, schoolmasters, teachers and administrators via an internet portal. The joint venture also intends to widen its offerings to include degree and non-degree courses for the same target market. As of the end of 2005, Teacher.com.cn had attracted more than 15 provincial education colleges as franchisees and had more than 50,000 subscribers.

Teacher.com.cn is currently the only teacher training web portal in China certified and supported by the Ministry of Education.

In March 2004, ChinaCast launched an enterprise sector broadband satellite service for private networking, business TV, and multicast streaming/delivery applications. In March 2005, ChinaCast, together with Hunan Copote Science & Technology Col, Ltd. and Hunan Neng Tong High Tech Development Co., Ltd., created GuoYou Communication Network Co., Ltd., a joint venture to build and operate a post office communication network, based on ChinaCast’s satellite technology, for about 5,000 post offices in Hunan, Guangxi and adjacent provinces. Approximately 300 post offices have been set up on the communication network to date.

Also in 2004, ChinaCast was awarded the “Education User Satisfaction Award” by China’s Ministry of Education. ChinaCast was also listed as one of the “China Top 15 Companies for Tomorrow, 2004,” by China High-Tech Enterprises magazine, a Chinese government-supported title managed by the National Bureau of Statistics, based on ChinaCast’s growth rate, influence on the industry, technology innovations, market coverage and indicators of new IT powers within China. In December 2004, ChinaCast was awarded the “User Recommendation Award” in the Deloitte Technology Fast 500 Asia Pacific 2004 Programme, sponsored by the Technology, Media and Telecommunications global industry group of Deloitte Touche Tohmatsu, an affiliate of China Cast’s independent auditors.

In March, 2005, ChinaCast signed a memorandum of understanding with Tsinghua Tongfang Co. Ltd. to establish a 50%-owned joint venture, Beijing Tongfang Digital Education Technology Limited, to own 51 percent of Beijing Tongfang Chuangxin Technology Limited, a provider of university distance learning services, and 100 percent of the operating rights of Tsinghua Tongfang Education Training School, a training center which ChinaCast intends to use to expand its educational content offerings and recruit students directly for the vocational training programs it acquires or develops with partners. The acquisition was completed in October 2005.

In February 2006, ChinaCast signed a Memorandum of Understanding to acquire a major stake in the Modern English language training school from Henan Zuocheng Technology Development Limited, the current 51% owner. Established in 1998, Modern English is headquartered in Beijing and has over 300 employees, including over 120 language instructors, in 15 company owned training centers in Beijing and 15 franchised centers throughout the PRC. Modern English has its own nationally broadcast TV show on CETV1 and owns intellectual property rights to over 300 episodes of English language training TV programs. Modern English’s General Manager, Hogan Sun, is the principal character in the TV episodes teaching situational English with a humorous approach. Modern English is also one of China’s leading publishers of English language training books, PC software and CD/VCD/DVDs.

Through the acquisition of Modern English, ChinaCast will become one of the largest traditional and online public education companies in China. With China’s continued high foreign direct investment, the current market for English training in China is estimated at over 20 billion RMB per year, and events such as the 2008 Beijing Olympics the Shanghai World Expo in 2010 are expected to contribute to growing demand for English training over the next several years.

Products and Services

ChinaCast offers products and services to customers under four principal product lines:

•	Post Secondary Education Distance Learning Services — ChinaCast enables universities and other higher learning institutions to provide nationwide real-time distance learning services. Its “turn-key” packages include all the hardware, software and broadband satellite network services necessary to allow university students located at remote classrooms around the country to interactively participate in live lectures broadcast from a main campus. ChinaCast currently services 15 universities with over 113,000 students in over 300 remote classrooms. For example, Beijing Aeronautical and Aeronautics University (Beihang), consistently ranked among the top ten Universities in China by the Ministry of education, launched their distance learning network in cooperation with ChinaCast in 2002. By 2005, the number of distance learning students reached 20,000 located at over 120 remote learning centers in China. In return for the turnkey distance learning services, ChinaCast receives from the University a percentage of each remote student’s tuition. According to China’s Ministry of Education, in 2003 there were over 100 million higher education students in the PRC, while universities had sufficient physical space to accommodate only about 15% of the students qualified to attend.

•	K-12 Educational Services — ChinaCast currently broadcasts multimedia educational content to 6,500 primary, middle and high schools throughout the PRC in partnership with leading educational content companies, such as Sun TV, Huajiao and the Clever Group, and renowned educational institutions such as the Beida Middle School and the Middle China Normal University High School. The educational content packages assist teachers in preparing and teaching course content. Each school pays ChinaCast a subscription fee for this service.

•	Vocational/Career Training Services — In partnership with various ministries and government departments, ChinaCast has deployed over 100 training centers throughout China providing job skills training to recent graduates, employees of state-owned enterprises and the unemployed. One such key vocational e-learning project for the Ministry of Labor and Social Security (MLSS) provides job skills training for recently laid off workers from state owned enterprises. The MLSS/ChinaCast distance learning job sills program was launched in April 2003 and has trained over 50,000 workers. Over 75% of the graduates of the program have gone on to find jobs. Future plans include expanding the distance learning network from 50 to over 200 sites to achieve a target of up to 30,000 graduates per year. MLSS pays ChinaCast monthly service and content subscription fees to provide the distance learning service.

•	Enterprise/Government Training and Networking Services — ChinaCast provides training and networking services to large corporations, government agencies and multinational companies that require data, video and voice communications between their head office and branch offices throughout China. ChinaCast provides these services to such customers as energy companies, post offices, insurance/financial institutions, retailers and manufacturers. One such enterprise network for Taikang Insurance, the country’s fifth largest insurance company, provides interactive corporate training to over 165,000 insurance agents throughout China. These enterprise customers typically buy the hardware and software and pay a monthly service fee based on the number of sites and bandwidth used.

The China e-Learning Market

The Chinese government has stated that education is the key to the nation’s success as the country opens up to global competition. According to the Ministry of Education, the Chinese government plans to increase spending on public education significantly, from the current budget allocation of 2.8 percent of GDP (US$212 billion) in 2005 to four percent (US$412 billion) by 2010. Even after this increase, the target level will still be less than in developed countries, which typically spend an average of 5.4% of GDP on education.

Government statistics suggest that Chinese consumers recognize education to be crucial to a better life. According to the China State Bureau of Statistics, the average family plans to spend roughly 10% of their disposable income on education.

ChinaCast strives to tailor its e-learning products to China’s task of educating 200 million K-12 students and 10 million higher education students. In October 2000, China’s Ministry of Education launched the “All Schools Connected” project to equip all of China’s 550,871 K-12 schools with e-learning systems by 2010. The Ministry has also issued distance learning licenses to 68 of the country’s 1,552 colleges and universities, allowing them to offer degrees via e-learning infrastructure. The market for online vocational training and certification exam preparation is also developing rapidly.

Business Strategy

ChinaCast believes that the combination of its proprietary e-learning products and services, ownership of a nationwide broadband access network and ability to generate multimedia content are essential to its long-term growth.

ChinaCast seeks to achieve brand recognition in targeted high growth, high margin market segments, such as for-profit education and corporate/government training. It strives to maximize customer loyalty and increase margins by offering additional services not offered by traditional service providers. ChinaCast intends to continue to develop for these segments new products and services that integrate broadband multimedia delivery with quality educational content.

Sales and Marketing

To reach its customers, ChinaCast utilizes a direct sales force, distributors, resellers, Internet marketing and joint marketing efforts with strategic allies, seeking to market its products and services efficiently with minimal capital while fostering profitable customer relationships.

ChinaCast’s sales and marketing team of over 50 professional and support personnel, located in Beijing and Shanghai, has responsibility for relationship building, performing customer requirements analysis, preparing product presentations, conducting demonstrations, implementing projects and coordinating after-sales support. To reach new customers, ChinaCast pursues various marketing activities, including direct marketing to potential clients and existing customers and strategic joint marketing activities with key partners and government departments such as the Ministries of Education and of Information and Technology.

Competitive Strengths

•	e-learning first mover advantage in the PRC.

ChinaCast is one of the first distance learning providers using satellite broadband services, and is the market leader in this segment. Currently, many broadband operators rely mainly on terrestrial networks that do not have extensive coverage, especially in less-developed areas of rural China. ChinaCast believes its programs provide an attractive alternative for schools and businesses which require nationwide broadband coverage and wish to engage only a single company to provide all necessary satellite services, hardware, software and content.

•	Highly scalable, recurring revenue business model.

ChinaCast’s business model is capital efficient, profit driven and highly scalable. Its revenue stream from shared student tuition and school subscriptions provides predictability and visibility. ChinaCast pays close attention to market forces and profit trends, adhering to a strict financial plan that precludes unnecessary capacity or technology not required by its customers.

•	ChinaCast has an experienced and proven management team.

ChinaCast’s executive officers and directors and executive officers have on average over 15 years in the IT/Telecom/Media industry in Asia. They have established business relationships in the PRC, experience leading public companies in China, Hong Kong and Singapore, government regulatory know-how, access to capital and long-term personal relationships in the industry.

Corporate Structure

In connection with its public offering of securities on the Mainboard of the Singapore Exchange, ChinaCast and its subsidiaries, ChinaCast Technology, ChinaCast Technology (HK) Limited and ChinaCast Technology (Shanghai) Limited (“ChinaCast Shanghai”), engaged in a series of share exchanges pursuant to which shareholders of ChinaCast Technology exchanged substantially all of their shares in that entity for ChinaCast ordinary shares. At the same time, ChinaCast engaged in a restructuring of its subsidiaries’ relationship with ChinaCast Co., which is currently owned 70% by Tibet Tiantai Investment Management Co., Ltd and 29.8% by Beijing Col Network Technology Co., Ltd. and CCLX, a 90% owned subsidiary of ChinaCast Co. Throughout this proxy statement/prospectus, ChinaCast Co. and CCLX are referred to as the “Satellite Operating Entities.”

Corporate Structure

As a result of these transactions, the current corporate structure of ChinaCast, together with its contractual relationship with the Satellite Operating Entities, is as follows.

Definitions:

CCHL: ChinaCast Communication Holdings Limited, CCN: ChinaCast Communication Network Company Ltd., CCT: ChinaCast Technology (BVI) Limited, CCT HK: ChinaCast Technology (HK) Limited, CCT Shanghai: ChinaCast Technology (Shanghai) Limited, CCL: ChinaCast Co., Ltd, CCLX: ChinaCast Li Xiang Co., Ltd, Tongfang Education: Beijing Tongfang Digital Education Technology Limited, TCX: Beijing Tongfang Chuangxin Technology Limited, ETS: Tsinghua Tangfang Education Training School.

Note:

(*) Satellite Operating Entities (“SCE”) comprising the Beijing Branch of CCL and CCLX — please refer to our Prospectus dated 30 April 2004 for details of the relationship between the Group and the SOE. The Group received service fees from CCLX under various technical service agreements and pledge agreements signed between CCT Shanghai and CCL, CCLX and the shareholders of the SOE. (2) Tongfang Education is entitled to 100% of the benefits from the operating right of ETS.

ChinaCast’s Contractual Arrangements with the Satellite Operating Entities

ChinaCast provides its services through the Satellite Operating Entities, and it has entered various contractual arrangements pursuant to which it provide its services, and protect its interests. The following is a brief discussion of the contractual arrangements between ChinaCast and its subsidiaries, the Satellite Operating Entities and their corresponding stockholders.

Technical Services Agreement between CCLX and ChinaCast Shanghai

Services provided.  ChinaCast provides its services and products to end customers in the PRC through CCLX under the terms of a technical services agreement, dated August 11, 2003, between ChinaCast Shanghai, ChinaCast Co., Li Wei and CCLX, as amended on March 29, 2004 (the “Technical Services Agreement”). Li Wei owns a 10% interest in CCLX and is also ChinaCast’s Chief Operating Officer and a member of its Board of Directors.

Under the terms of the Technical Services Agreement, ChinaCast Shanghai assists CCLX in the implementation of CCLX’s businesses relating to the provision of computer, telecommunications and information technology products and services, including the provision of Internet service and content. In connection with the services rendered by ChinaCast Shanghai to CCLX, ChinaCast Shanghai supplies to CCLX ancillary equipment together with certain associated software and technical documentation.

Service fees charged by ChinaCast.  CCLX is obliged to pay ChinaCast Shanghai a monthly service fee for the services rendered by ChinaCast Shanghai. The service fee is an amount equivalent to the total revenue earned by CCLX less any operating expenses that it has reasonably incurred in the course of conducting the business for which ChinaCast and its subsidiaries provide technical services.

CCLX and its stockholders, consisting of ChinaCast Co. and Li Wei, have also undertaken that:

•	the accounts of CCLX shall be prepared in accordance with International Accounting Standards or in accordance with such other accounting standards, principles and practices generally accepted at ChinaCast Shanghai’s absolute discretion;

•	all revenue earned in the course of CCLX’s business for which ChinaCast and its subsidiaries provide technical services shall be accurately and timely reflected in the accounts of CCLX; and

•	in the course of CCLX’s business for which ChinaCast and its subsidiaries provide technical services, CCLX will only incur operating expenses which are reasonable.

Cost and expenses.  ChinaCast Shanghai is responsible for the operating expenses which have been reasonably incurred.

CCLX Budget.  Pursuant to the Technical Services Agreement, CCLX prepares an annual budget for its business, which includes projected revenue, operating expenses, pricing policies and payment terms. CCLX submits this budget to ChinaCast Shanghai for approval and ChinaCast Shanghai reviews it quarterly. Changes to or deviation from the budget require approval of ChinaCast Shanghai.

CCLX has also undertaken to use best efforts to operate its business within the budget. ChinaCast Shanghai is not responsible for any operating expenses that exceeds the budgeted amount, unless it consents in its absolute discretion to bear them.

Right to inspect and audit CCLX accounts.  ChinaCast Shanghai has the right, at its request and expense, to inspect and/or procure the auditor of ChinaCast Technology to inspect any records kept by CCLX in relation to the operating expenses and service fees. The auditor of ChinaCast Technology shall, after such inspection, at the request of ChinaCast Shanghai, issue a certificate certifying that the amount of operating costs are reasonable and have been incurred on an arm’s length basis. ChinaCast Shanghai has the right, at its cost and expense, to have the accounts of CCLX audited by ChinaCast’s auditors for each accounting year in accordance with international accounting standards. A certificate issued by ChinaCast’s auditors of the amount of service fees payable and the operating expenses it is responsible for is final and conclusive.

Financial Support.  In addition, ChinaCast Shanghai agrees to extend financial support to CCLX as ChinaCast Shanghai deems necessary. The form and amount of financial support is determined by ChinaCast Shanghai in its absolute discretion. Any financial support extended is repayable immediately upon demand from ChinaCast Shanghai. ChinaCast has in the past provided financial support to CCLX for working capital and acquiring satellite equipment (which ChinaCast is obliged to provide under the Technical Services Agreement).

Term and Termination.  The Technical Services Agreement is for a period of 20 years commencing August 11, 2003. ChinaCast Shanghai may at its discretion and without cause, terminate the Technical Services Agreement by giving CCLX notice of termination no less than one year prior to the effective date of termination.

Novation Deed

As a transitional provision, ChinaCast Shanghai also entered the Novation Deed to enable CCLX to assume the position of ChinaCast Co. and continue its obligations under another technical services agreement, dated November 15, 2000, by and among ChinaCast Shanghai and ChinaCast Co. and its stockholders. The terms and conditions of this prior technical services agreement are substantially the same as those in the Technical Services Agreement.

Revenue and Cost Allocation Agreement

In connection with the Technical Services Agreement and to formally document the informal understanding between the parties, ChinaCast Technology and ChinaCast Shanghai, on the one hand, and CCLX, ChinaCast Co. and Li Wei, on the other hand, have also entered the Revenue and Cost Allocation Agreement, effective as of October 1, 2003, pursuant to which they agreed to allocate certain revenue and operating expenses in the following manner:

Provision of service.  ChinaCast’s customers may engage one of ChinaCast or its subsidiaries directly to provide the required satellite broadband services. If the customers appoint ChinaCast Technology or ChinaCast Shanghai directly, ChinaCast will subcontract the performance of the service to CCLX and pay CCLX up to 10% of the revenue received from the engagement or such other amount as determined by ChinaCast Technology or ChinaCast Shanghai, as the case may be, in its absolute discretion.

Expenses reimbursement.  ChinaCast Technology or ChinaCast Shanghai will reimburse CCLX for expenses incurred by CCLX in relation to customer service, IT support, network operation and finance. These are primarily staff costs and administrative expenses incurred by CCLX that are relevant to servicing ChinaCast Technology and ChinaCast Shanghai and the direct customers of ChinaCast Technology and ChinaCast Shanghai. The amount to be reimbursed shall be determined by ChinaCast Technology or ChinaCast Shanghai in their absolute discretion.

Allocation of expenses according to service revenue received.  Notwithstanding expenses to be reimbursed by ChinaCast Technology or ChinaCast Shanghai as described above, any other expenses incurred by CCLX that are relevant to servicing ChinaCast Technology and ChinaCast Shanghai and the direct customers of ChinaCast Technology and ChinaCast Shanghai (including fees paid to lease transponder bandwidth) are apportioned between ChinaCast Technology and ChinaCast Shanghai, on the one hand, and CCLX on the other, in accordance with the service revenue received by them for each fiscal year. ChinaCast Technology or ChinaCast Shanghai shall determine conclusively the amount to be allocated at the end of each fiscal year in their absolute discretion.

Pledge Agreements in favor of ChinaCast Shanghai

As security for the prompt and complete performance of the obligations of ChinaCast Co. under the prior technical service agreement and CCLX under the Technical Service Agreement, and to induce ChinaCast Shanghai to extend the services and use of equipment pursuant to the provision of services at no additional fee, the respective shareholders of ChinaCast Co. and CCLX have pledged all their rights and interests, including voting rights, in ChinaCast Co. and CCLX, respectively, in favor of ChinaCast Shanghai. Each of the pledge agreements, respectively, terminates when ChinaCast Co. or CCLX becomes a wholly-owned subsidiary of ChinaCast. ChinaCast intends to acquire all shareholding interests in CCLX when and if the PRC laws allow foreign investors to wholly own companies engaged in telecommunication value-added businesses in the PRC.

Legal Advice on Group Structure

At the time of ChinaCast listing on the Singapore Stock Exchange in 2004 it obtained legal advice that its business arrangements with ChinaCast Co. and CCLX, including the pledge agreements described in the previous section as well as ChinaCast’s group structure, are in compliance with applicable PRC laws and regulations. The structure of the group has not changed since that time.

Research and Development

As most of ChinaCast’s satellite technology is procured from various technology vendors, ChinaCast does not conduct any research and development on the satellite technology used in its business. ChinaCast does, however, conduct extensive market research and product development on its education, training and enterprise networking programs to develop new services and ensure quality.

Trademarks

On December 24, 2003, ChinaCast made a trademark application in the PRC for classes 35, 36, 37, 38, 41 and 42 which includes the provision of telecommunication, software and educational services. The trademark, originally held by ChinaCast Co., was transferred to ChinaCast without charge in an agreement under which ChinaCast Co. obtained a non-exclusive license to use the trademark. This application is still pending.

Government Regulations

ChinaCast’s business operations in the PRC and Hong Kong are not subject to any special legislation or regulatory controls other than those generally applicable to companies and businesses operating in the PRC. ChinaCast has obtained all the necessary licenses and permits for its business operations in the PRC and Hong Kong.

ChinaCast provides technical services to CCLX and relies on CCLX to provide the satellite network infrastructure for its services. CCLX is licensed under PRC laws to provide value-added satellite broadband services in the PRC.

Pursuant to the “Catalogue for the Guidance of Foreign Investment Industries” (Appendix II “Notes for Catalogue of Restricted Industries” 4.1), Value-added services and paging services in basic telecommunication services: Foreign investments are permitted no later than December 11, 2001 with the proportion of foreign investment not exceeding 30%. The proportion of foreign investment in a joint venture shall not exceed 49% after December 11, 2002, and shall be allowed to reach 50% no later than December 11, 2003.

Article 6 of the “Provisions on Administration of Foreign-Invested Telecommunications Enterprises” prescribed that the proportion of foreign investment in a foreign invested telecommunications enterprise providing value-added telecommunications services (including radio paging in basic telecommunications services) shall not exceed 50% in the end. The proportion of the investment made by Chinese and foreign investors to a foreign-invested telecommunications enterprise in different phases shall be determined by the competent information industry department of the State Council in accordance with the relevant provisions. Currently CCLX is a domestic limited liability company which runs the value-added telecommunication business. Foreign capital is allowed to own no more than 49% of the total equity interests of CCLX before December 11, 2003. After December 11, 2003, foreign capital will be allowed to reach 50% of the total equity interests of CCLX, but the ultimate proportion of the foreign capital of CCLX shall not exceed 50% under current PRC regulations and WTO promises.

Competition

In its business segments, ChinaCast competes with companies that provide content, training portals, software and system integration services related to training and education, as well as satellite broadband companies. Among the companies ChinaCast believes to be its closest competitors are chinaedu.net, in the University segment, Tengtu, in the K-12 segment, and China-Training.com and Beida-Online.com, in the Corporate Training segment. Not all of these companies compete with ChinaCast directly in all e-learning and education content sectors it services.

ChinaCast also competes with nationwide broadband satellite operators providing distance learning and educational content distribution services. Among its principal satellite operating competitors are China Educational TV, in the K-12 Segment, and China Orient Satellite, Guangdong South Satellite and Shanghai VSAT, in the University Segment.

Seasonality

Like many education services companies, a significant amount of ChinaCast’s sales occur in the second and fourth quarters, coinciding with enrollment periods of educational institutions. In addition, large enterprise and government customers usually allocate their capital expenditure budgets at the beginning of their fiscal year, which often coincides with the calendar year. The typical sales cycle is six to 12 months, which often results in the customer expenditure for hardware occurring towards the end of the year. Customers often seek to expend the budgeted funds prior to the end of the year and the next budget cycle. As a results, interim results are not indicative of the results to be expected for the full year.

Employees

As of March 31, 2006, ChinaCast and the Satellite Operating Entities had approximately 200 full-time employees. ChinaCast believes its relationship with its employees to be good. See “Risk Factors — ChinaCast is dependent on its key management personnel.”

Facilities

ChinaCast and the Satellite Operating Entities lease office and other space in Beijing, Shanghai, Hong Kong and Singapore. The facilities are rented at regular commercial rates, and management believes other facilities are available at competitive rates should it be required to change locations or add facilities. ChinaCast’s headquarters are located in Beijing, where it leases office space and its network operating center. Its headquarters lease of 2,000 sq.m. (approximately 21,000 sq.ft.) is for a two-year term ending in February, 2007 at an annual rental of US$28,518, and its network operating center occupies 165 sq.m. (approximately 1,750 sq.ft.) under a two-year lease ending in December, 2007 at an annual rental of RMB 2 million ($247,831, at 1USD=8.07RMB). In addition, the company currently leases 35 MHz of satellite Ku-band transponder bandwidth on the Asiasat 3S satellite at a cost of approximately US$31,500 per year per MHz. Together, the leased facilities are adequate to conduct the business operations of ChinaCast.

Legal Proceedings

ChinaCast is not currently a party to any pending material legal proceedings.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview.  ChinaCast is one of the leading e-learning services providers to educational institutions, government agencies and corporate enterprises in China. ChinaCast is headquartered in Beijing with offices in Shanghai, Hong Kong and Singapore, and currently employs more than 200 employees throughout these locations. It was incorporated under the laws of Bermuda on November 20, 2003.

ChinaCast achieved net income of RMB43.5 million (US$5.4 million) in 2005, RMB15.4 million (US$1.9 million) in 2004, and RMB34.7 million (US$4.3 million) in 2003. For 2005, ChinaCast generated RMB152.3 million (US$18.9 million) in total revenues, compared to RMB80.6 million (US$10.0 million) and RMB72.8 million (US$9.0 million) for 2004 and 2003, respectively, representing an increase of 89% and 10.7%, respectively. The significant increase in revenue in 2005 is due to the transfer of business from ChinaCast Co. to CCLX after CCLX’s set up in 2003. It is expected that no revenue will be booked in ChinaCast Co. after 2006.

During 2005, approximately 41% of ChinaCast’s product revenues came from post-secondary education distance learning services and another 41% of revenues came from K-12 educational services. The remaining approximately 18% of revenues were derived from vocational and career training services and enterprise/government training and networking services. Post secondary education distance learning services and vocational and career training services are expected to continue to expand rapidly due to the high demand for educational services in China. Vocational and career training has recently been elevated by the Chinese central government to a status equivalent to K-12 and post-secondary distance learning, highlighting its policy of equipping China’s workforce with workplace skills, including English language training. The Chinese Government’s emphasis on vocational training signifies that China will encourage institutions in the vocational training segment, including for-profit private schools. ChinaCast believes it is a leader in the higher education, K-12 and vocational e-learning segments, and intends to become a leading “brick and clicks,” for-profit school operator in China.

An evaluation of ChinaCast’s financial condition should take into account the business risks discussed elsewhere in this document. Financial risks include (i) CCLX’s ability to continuously renew its satellite license, (ii) the need to sign up new university partners to continue growth in the distance learning segment and to maintain and expand the number of students and programs at such universities, (iii) ChinaCast’s ability to maintain its competitive position in the K-12 segment, (iv) the emergence of competition or disruptive technology that could suddenly change the trading relationship between ChinaCast and its partners and (v) the continuation of economic reforms within the PRC as it embraces market economy principles, the effects of either retaining or reimposing planned economic growth in the PRC and its sustainability. One of the greatest challenges facing ChinaCast is that it is primarily a technology service provider and is therefore subject to the risk of sudden changes in technology or the advent of disruptive technology. ChinaCast devotes resources to increasing its ownership in content to meet this challenge. For growth to continue, ChinaCast will require capital to support these activities. It believes the combination with Great Wall will provide these capital resources in the future. However, to the extent there is inadequate capital, its growth potential will be affected.

Critical Accounting Policies.  The discussion and analysis of ChinaCast’s financial condition and results of operations is based on its consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of those financial statements requires it to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of its financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. Described below are what ChinaCast believes are its most critical accounting policies that involve a high degree of judgment, and the methods of their application. For a description of all of ChinaCast’s significant accounting policies, see Note    to its consolidated financial statements.

Prepayments for satellite bandwidth and network access services are deferred and recognized as revenue when the services are rendered.

Impairment of long-lived assets.  ChinaCast reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, it measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the asset and eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss, equal to the excess of the carrying amount over the fair market value of the asset, is recognized.

Goodwill.  Under SFAS 142, Goodwill is no longer amortised but tested for impairment upon first adoption and annually thereafter, or more frequently if events or changes in circumstances indicate that it might be impaired. SFAS No. 142 requires a two-step goodwill impairment test. The first step compares the fair values of each business unit to its carrying amount, including goodwill. If the fair value of each business unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a business unit’s goodwill. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

Results of Operations

2005 Compared to 2004.  Total net revenue increased by 89% from 2004 to 2005, to RMB152.3 million (US$18.9 million) in 2005, as compared to RMB80.6 million (US$9.7 million) in 2004. The significant increase in revenue in 2005 was due to the transfer of business from ChinaCast Co. to CCLX. CCLX was set up in 2003 as part of ChinaCast’s restructuring to hold the satellite license and to engage in all business that requires the use of the satellite license. Contracts are transferred to CCLX when they are renewed. It is expected that revenue booked in ChinaCast Co. will decrease further in 2006.

Cost of revenue increased, at a lower rate than revenue growth, by 85.7%, to RMB73.8 million (US$9.1 million) in 2005 from RMB39.7 million (US$4.8 million ) in 2004, in line with the increase in revenue for those years. Cost of sales comprises mainly transponder fees, satellite platform usage fees paid to CCL for use of the satellite platform, fees paid to our service partners, content fees, cost of leased lines and cost of equipment sold to customers. Transponder fees are paid for the leasing of satellite transponder bandwidth. Satellite platform usage fees are paid to CCL for using the satellite platform. Fees paid to service partners are for the rendering of various services, primarily maintenance of the satellite terminals and collection of subscription fees. The service partners are essentially the resellers/distributors of ChinaCast’s products and services. Apart from selling their products and services, they are also responsible for the installation, repair and maintenance of the satellite equipment at the premises of end customers. ChinaCast pays commissions to service partners in return for their services. Content fees consist of the cost of the educational content that ChinaCast purchases from various sources for content aggregation purposes. The aggregated content is sent to ChinaCast’s customers mainly in the K-12 distance learning and educational content solutions business segment. The cost of leased lines is incurred for the usage of the dedicated internet trunk line.

As a percentage of total net revenues, overall gross margin was 51.6% in 2005, as compared with 50.7% in 2004. This increase in gross margins was primarily the result of the increase in contribution from university customers. The university product line has a higher gross margin than the other product lines.

Operating expenses increased to RMB 27.7 million (US$3.4 million) from RMB19.1 million (US$2.3 million) in 2004. The increase was due to foreign exchange losses of RMB2.4 million (US$0.3 million) resulting from appreciation of RMB against the US dollar during 2005, as well as a significant decrease in management fees derived from CCLBJ to RMB14.3 million (US$1.8 million) from RMB34.5 million (US$4.2 million) in 2004. The decrease in management fees is due to CCLBJ’s continuing transfer of its business contracts to CCLX. The revenue of CCLBJ dropped from RMB56.9 million (US$6.9 million) in 2004 to RMB26.6 million (US$3.3 million) in 2005. There was also a decrease in total share-based compensation from RMB23.3 million (US$2.8 million) in 2004 to RMB1.9 million (US$0.2 million) in 2005.

Selling and marketing expenses decreased by 2.0% to RMB3.5 million (US$0.4 million) in 2005 from RMB3.6 million (US$0.4 million) in 2004. Selling expenses consist principally of sales, marketing and remunerations of customer service personnel, printing expenses, travel and transport expenses incurred by our sales and marketing personnel entertainment expenses and advertising fees.

General and administrative expenses decreased by 27.8% to RMB36.1 million (US$4.5 million) in 2005 from RMB50.0 million (US$6.0 million) in 2004, primarily due to the decrease in share-based compensation included in general and administrative expenses, from RMB21.7 million (US$2.6 million) in 2004 to RMB1.8 million (US$0.2 million) in 2005. The share-based compensation for both years was based on the Pre-IPO Share Option Plan adopted in March, 2004 which had encapsulated the 2001 Stock Incentive Plan and the 2003 Employee Share Option Scheme. No options have been granted under the Post-IPO Share Option Plan.

Income from operations increased by 134%, from RMB21.7 million (US$2.6 million) in 2004 to RMB50.9 million (US$6.3 million) in 2005. This increase in income from operations was primarily attributable to the growth in overall revenues and the decrease in share-based compensation.

Interest income increased by 76.9% to RMB4.6 million (US$0.6 million) in 2005 from RMB2.6 million (US$0.3 million) in 2004. The increase in interest income was primarily attributable to increases in the amount of combined cash and cash equivalents and term deposits from RMB378.3 million (US$45.7 million) in 2004 to RMB 394.2 million (US$48.8 million) in 2005, and average interest rate from 1.8% to 3.2%.

Other income increased by 314% to RMB0.58 million (US$0.07 million) in 2005 from RMB0.14 million (US$0.02 million) in 2004 as a result of the increase in tax refund in 2005.

Income taxes increased 20.7% to RMB10.5 million (US$1.3 million) in 2005 from RMB8.7 million (US$1.1 million) in 2004 as a result of the increase in profit.

Net income increased 182% to RMB43.5 million (US$5.4 million) in 2005, compared to RMB15.4 million (US$1.9 million) in 2004, due to the increase in revenue and decrease in share-based compensation.

2004 Compared to 2003.  Total net revenue increased by 10.7% from 2003 to 2004, to RMB80.6 million (US$9.7 million) in 2004, as compared to RMB72.8 million (US$8.8 million) in 2003. The increase in revenue in 2004 was due to the transfer of business from ChinaCast Co. to CCLX.

Cost of revenue increased by 15.4% from 2003 to 2004, to RMB39.7 million (US$4.8 million) in 2004, as compared to RMB34.4 million (US$4.2 million) in 2003. The higher increase in cost relative to revenue in 2004 is due to increases in transponder fees as well as the increase in depreciation charges as a result of expansion of the company’s business.

As a percentage of total net revenues, overall gross margin was 50.7% in 2004, as compared with 52.8% in 2003. This decrease in gross margins was primarily due to the relatively higher initial cost to increase transponder capacity to accommodate two way satellite communication capabilities in 2004.

Management service fees derived from CCLBJ increased to RMB34.5 million (US$4.2 million) from RMB26.5 million (US$3.2 million) in 2003 due to new business growth under CCLBJ. The revenue of CCLBJ increased from RMB46.6 million (US$5.6 million) in 2003 to RMB56.9 million (US$6.9 million) in 2005.

Selling and marketing expenses increased by 38.5% to RMB 3.6 million (US$0.4 million) in 2004 from RMB 2.6 million (US$0.3 million) in 2003.

General and administrative expenses increased by 153% to RMB50.0 million (US$6.0 million) in 2004 from RMB19.7 million (US$2.4 million) in 2003, primarily due to the share-based compensation included in general and administrative expenses, which amounted to RMB21.7 million (US$2.6 million) in 2004 when the pre-IPO stock option scheme was established under the new ChinaCast Group to replace the old schemes.

Income from operations decreased by 49.0%, from RMB42.5 million (US$5.1 million) in 2004 to RMB21.7 million (US$2.6 million) in 2004, primarily due to share based compensation of RMB21.7 million (US$2.6 million).

Interest income increased by 333% to RMB2.6 million (US$0.3 million) in 2004 from RMB0.6 million (US$0.07 million) in 2003. The increase in interest income was primarily attributable to increases in the amount of combined cash and cash equivalents and term deposits from RMB111.0 million (US$13.4 million) in 2003 to RMB378.3 million (US$45.7 million) in 2004 after the Company’s IPO in Singapore.

Income taxes increased to RMB8.7 million (US$1.1 million) in 2004 from RMB7.5 million (US$0.9 million) in 2003 as a result of the increase in taxable income.

Net income decreased 55.6% to RMB15.4 million (US$1.9 million) in 2004, from RMB34.7 million (US$4.2 million) in 2003, due to share-based compensation expenses in 2003.

Liquidity and Capital Resources

The following table sets forth ChinaCast’s cash flows with respect to operating, investing and financing activities for the periods indicated (in thousands):

	Years Ended December 31,
	2003	2004	2005	2005
	(RMB)	(RMB)	(RMB)	(US Dollars)

Net cash (used in) provided by operating activities	39,994	74,332	57,929	7,178
Net cash (used in) provided by investing activities	(108,345)	(292,186)	8,333	1,033
Net cash (used in) provided by financing activities	114,843	225,590	(291)	(36)
Net increase(decrease) in cash and cash equivalents	46,492	7,736	65,971	8,175
Cash and cash equivalents, beginning of year	126	46,682	54,425	6,744
Cash and cash equivalents, end of year	46,682	54,425	120,368	14,915

ChinaCast financed its operations through cash generated from operating activities. ChinaCast’s cashflow is generated principally from recurring sources and settled through periodic payments. Although revenue is recognized evenly throughout the periods from which the income is derived, settlements may be received in batches ahead of or behind the income recognized. For revenue related to project sales, the timing of settlement will depend upon the terms of the contracts. ChinaCast’s net cash provided by operating activities in 2005 was RMB57.9 million (US$7.2 million) compared to RMB74.3 million (US$9.0 million) in 2004 and RMB40.0 million (US$4.8 million) in 2003. The net change between 2003 and 2004 was due to increase in business and reduction in prepaid expenses, other current assets and amount due from related parties. The net change between 2004 and 2005 was mainly due to the increase in accounts receivable.

Net cash provided by investment activities was RMB8.3 million (US$1.0 million) in 2005. A total of RMB50.1 million (US$6.2 million) was transferred from term deposits, of which RMB 15.0 million (US$1.9 million) was used in the acquisition of 20% of Teacher.com.cn and RMB12.2 million (US$1.5 million) was used in the acquisition of 50% of the subsidiary Tongfang Education. Net cash used in investing activities was RMB292.2 million (US$35.3 million) in 2004 and RMB108.3 million (US$13.1 million) in 2003. Amounts transferred to term deposits amounted to RMB259.6 million (US$31.4 million) in 2004 and RMB37.0 million (US$4.5 million) in 2003.

ChinaCast also funded the operation of a related party, ChinaCast Co., which held the satellite license before transferring it to CCLX. The related party is still in the process of transferring its satellite related businesses to CCLX. Amounts advanced to the related party were RMB64.4 (US$7.8 million) in 2003, RMB11.3 million (US$1.4 million) in 2004 and RMB15.2 million (US$1.9 million) in 2005.

Net cash used in financing activities was RMB0.3 million (less than US$0.1 million) in 2005. ChinaCast raised RMB 110.7 million (US$13.4 million) in 2003 through the issuance of redeemable convertible preference shares and made an initial public offering in Singapore in 2004, in which it raised RMB239.7 million (US$28.9 million). Net cash provided by financing activities was RMB225.6 million (US$27.2 million) in 2004 and RMB114.8 million (US$13.9 million) in 2003.

ChinaCast had no other indebtedness at the end of 2005, other than capital lease obligations of RMB 0.3 million (less than US$0.1 million).

ChinaCast believes that its cash and cash equivalents balance, together with its access to financing sources, will continue to be sufficient to meet the working capital needs associated with its current operations on an ongoing basis, although that cannot be assured. Also, it is possible that ChinaCast’s cash flow requirements could increase as a result of a number of factors, including unfavorable timing of cash flow events, the decision to increase investment in marketing and development activities or the use of cash for acquisitions to accelerate its growth.

Contractual Obligations and Commercial Commitments.  ChinaCast has various contractual obligations that will affect its liquidity. The following table sets forth the contractual obligations of ChinaCast as of December 31, 2005:

	Payment Due by Period
		Within
	Total	1 Year	2007	2008	2009	2010	Thereafter
	(RMB ‘000)	(RMB ‘000)	(RMB ‘000)	(RMB ‘000)	(RMB ‘000)	(RMB ‘000)	(RMB ‘000)

Operating lease commitments	2,757	2,454	303
Other contractual obligations			—	—	—	—	—
Total contractual obligations	2,757	2,454	303
Equivalent US$ ‘000	338	301	37

Operating Leases.  ChinaCast leases certain office premises under non-cancelable leases. Rent expense under operating leases for the years ended December 31, 2003, 2004, and 2005 were RMB1.4 million (US$0.2 million), RMB1.6 million (US$0.2 million) and RMB2.7 million (US$0.3 million), respectively. ChinaCast has entered into certain operating lease arrangements relating to the information usage and satellite platform usage services. Rental expense related to these operating lease arrangement for the years ended December 31, 2003, 2004 and 2005 were RMB19.7 million, RMB 19.0 million and RMB18.5 million respectively. The Group had no fixed commitment on information usage and satellite platform usage fee. The satellite platform usage fee was payable to ChinaCast Co calculated at 10% of revenue generated by a subsidiary of ChinaCast during the period.

Off-Balance Sheet Arrangements

ChinaCast has not entered any financial guarantees or other commitments to guarantee the payment obligations of any third parties.

Quantitative and Qualitative Disclosures about Market Risk.  ChinaCast is exposed to various market risks, including changes in foreign currency exchange rates that could adversely affect ChinaCast, since approximately 62% of its monetary assets are denominated in RMB and 38% in US dollars. If ChinaCast decides to convert Renminbi into US dollars for the purpose of declaring dividends or for other business purposes and the US dollars appreciates against the Renminbi, the US dollar equivalent of its earnings in China would be reduced. ChinaCast has not entered financial instruments to manage and reduce the impact of changes in foreign currency exchange rates, although it may enter such transactions in the future. ChinaCast’s exposure to changes in interest rates relates primarily to interest income generated by term deposits in banks. ChinaCast has not used derivative financial instruments to hedge interest rate risk. ChinaCast has not been exposed and does not anticipate being exposed to material risks due to changes in interest rates. Future interest income may fluctuate in line with changes in interest rates.

INFORMATION ABOUT GREAT WALL

Great Wall was formed on August 20, 2003, to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business having primary operations in the People’s Republic of China and believed to have significant growth potential. To date, Great Wall’s efforts have been limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

The IPO and Trust Account.  On March 23, 2004, Great Wall consummated its IPO of 4,000,000 units with each unit consisting of one share of Great Wall common stock and two warrants, each to purchase one share of Great Wall common stock at an exercise price of US$5.00 per share. On March 30, 2004, Great Wall sold an additional 515,975 units subject to the underwriters’ over-allotment option, at an offering price of US$6.00 per unit. The IPO generated gross proceeds of US$27,095,850. After payment of underwriting discounts and expenses, total net proceeds were approximately US$23,986,000, of which US$23,161,000 was placed in the IPO trust account and invested in government securities. The remaining proceeds have been used by Great Wall in its pursuit of a business combination. The IPO trust account is not to be released until the earlier of the consummation of a business combination or liquidation of Great Wall, although, as noted elsewhere in this proxy statement/prospectus, claims might be made against the Company as a result of extending the period in which it may complete a business combination in order to avoid liquidation (or in other circumstances not now anticipated by the Company). The IPO trust account contained approximately US$24,041,000 as of December 31, 2005. If the Offer is consummated, the IPO trust account, reduced by amounts paid to stockholders of Great Wall who do not approve the Acquisition and elect to convert their shares of common stock into their pro-rata shares of funds in it, will be released to Great Wall.

Fair Market Value of Target Business.  Pursuant to Great Wall’s charter, the initial target business that Great Wall acquires must have a fair market value equal to at least 80% of Great Wall’s net assets at the time of such acquisition, determined by Great Wall’s Board of Directors based on standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value. Great Wall is not required to obtain an opinion from an investment banking firm as to fair market value if its Board independently determines that the target business has sufficient fair market value. Great Wall has not obtained any opinion from an investment banking firm in connection with the Acquisition.

Limited ability to evaluate the target business’ management.  Although Great Wall closely examined the management of ChinaCast, Great Wall cannot assure you that its assessment of ChinaCast’s management will prove to be correct, or that future management will have the necessary skills, qualifications or abilities to manage its business successfully. Furthermore, Great Wall’s sole director does not intend to remain on Great Wall’s Board following the Offer, and it is unlikely that any person currently associated with Great Wall will devote his or her full efforts to the combined company’s affairs subsequent to the Offer. Moreover, Great Wall cannot assure you that any such person would have significant experience or knowledge relating to ChinaCast’s industry.

Following the Offer, Great Wall, which will be managed and controlled by former ChinaCast shareholders, may seek to recruit additional managers to supplement the incumbent management of the combined company or any other target business. Great Wall cannot assure you that they will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Stockholder Approval of Business Combination.  Great Wall will proceed with the Acquisition only if a majority of the outstanding shares of Great Wall common stock are voted in favor of it. In addition, holders of stock acquired prior to the IPO (“Private Shares”) have agreed to vote their common stock on the question in accordance with the vote of the majority in interest of stockholders who acquired their shares in the IPO (“Public Shares”) and vote on the Acquisition proposal: If holders of a majority of the Public Shares vote for or against, or abstain with respect to, a proposal, the initial stockholders will cast all their shares in the same manner as such majority votes on such proposal. If the holders of 20% or more of the Public Shares vote against the Acquisition and demand that Great Wall convert their shares into their pro rata portions of the funds in the IPO trust account, Great Wall will not consummate the Acquisition. In this case, Great Wall would be liquidated in accordance with its charter.

Conversion rights.  Each holder of Public Shares who votes against the Acquisition has the right to have his or her Public Shares converted to cash, if the Acquisition is approved and completed.

The actual per-share conversion price will be equal to the amount in the IPO trust account, inclusive of any interest, as of the record date for determination of stockholders entitled to vote on the Acquisition, divided by the number of shares issued in Great Wall’s IPO. The initial per-share conversion price would be US$5.10 plus accrued interest as of the record date. An eligible stockholder may request conversion at the time the vote is taken with respect to the Acquisition, but the request will not be granted unless the stockholder votes against the Acquisition and the Acquisition is approved and completed. Any request for conversion, if made by proxy prior to the date of the special meeting, may be withdrawn at any time up to the date of the meeting. Funds to be distributed to stockholders who elect conversion will be distributed promptly after consummation of the Offer. Any Public Shareholder who converts stock into a portion of the IPO trust account still has the right to exercise any owned warrants. Great Wall will not complete the Acquisition if holders of 20% or more of the Public Shares vote against the Acquisition and exercise their conversion rights.

Liquidation if no business combination.  If Great Wall does not acquire at least majority control of ChinaCast pursuant to the Offer by the time stipulated in its charter, Great Wall will be dissolved and will distribute to holders of Public Shares, in proportion to their respective equity interests, sums in the IPO trust account, inclusive of any interest, plus any remaining net assets. Great Wall’s pre-IPO stockholders have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to the IPO. There will be no distribution from the IPO trust account with respect to Great Wall’s warrants.

Competition.  If the Offer and Acquisition is completed, Great Wall will become subject to competition from competitors of ChinaCast. For more information of the competition ChinaCast faces, please see the section entitled, “Information About ChinaCast — Competition” elsewhere in this document.

Facilities.  Great Wall maintains executive offices at 660 Madison Avenue, 15th Floor, New York, New York. The cost for this space is included in a US$500 per-month fee that Sherleigh Associates LLC, an affiliate of Jack Silver, one of Great Wall’s pre-IPO stockholders, charges Great Wall for general and administrative services. Great Wall believes, based on rents and fees for similar services in the New York metropolitan area, that the fee charged by Sherleigh is at least as favorable as Great Wall could have obtained from an unaffiliated person. Great Wall considers its current office space adequate for current operations.

Employees

Great Wall has one director who is also Great Wall’s sole executive officer. Mr. Li is not obligated to contribute any specific number of hours per week and devotes only as much time as he deems necessary to Great Wall’s affairs. Great Wall has no employees.

Periodic Reporting and Audited Financial Statements

Great Wall has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Great Wall’s annual reports contain financial statements audited and reported on by Great Wall’s independent accountants.

Legal Proceedings

Great Wall is not currently a party to any pending material legal proceedings.

Management’s Discussion and Analysis or Plan of Operations

The following discussion should be read in conjunction with Great Wall’s financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

Forward Looking Statements

The statements discussed in this proxy statement/prospectus include forward looking statements that involve risks and uncertainties, including the risks detailed from time to time in our reports filed with the Securities and Exchange Commission.

Critical Accounting Policies

Investments Held in Trust.  Investments held in trust are invested in United States government securities (Treasury Bills) with a maturity of 180 days or less which are accounted for as a trading security and recorded at market value which approximates amortized cost. The excess of market value over cost, exclusive of the deferred interest described below, is included in interest income in the accompanying Statement of Operations.

Deferred Interest.  Deferred interest consists of 19.99% of the interest earned on the investments held in trust.

Income Taxes.  We account for income taxes using the asset and liability method as prescribed by Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Statutory taxes not based on income are included in operating expenses.

Business Overview

Great Wall was formed on August 20, 2003 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with a company having its primary operations in the PRC. We intend to utilize cash derived from the proceeds of our initial public offering, our capital stock, debt or a combination of cash, capital stock and debt, to effect a business combination.

As previously announced, on September 13, 2005, Great Wall announced that holders of a majority of the outstanding ordinary shares of ChinaCast Communication Holdings Limited (the “ChinaCast Majority”) have irrevocably agreed to accept a pre-conditional voluntary tender offer to be made by Great Wall, under which each ChinaCast shareholder will have the option to receive for the tender of his or her shares Great Wall common stock or cash. ChinaCast is one of the leading providers of e-learning services and content to K-12 schools, universities, government agencies and corporate enterprises in the People’s Republic of China and has been listed on the Main Board of the Singapore Exchange Securities Trading Limited since May 2004. Additional information concerning ChinaCast and the proposed acquisition is contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on September 14, 2005, and our definitive proxy statement, dated March 8, 2006, both of which are available on the SEC’s website at www.sec.gov.

Great Wall has entered Letters of Undertaking with shareholders of ChinaCast holding in the aggregate 51.15% of the outstanding ChinaCast shares, in which they agree to tender into Great Wall’s Offer and elect the Stock Offer. Pursuant to their respective Letters of Undertaking, the ChinaCast Majority irrevocably and unconditionally also agreed, among other things:

•	except as otherwise permitted by the Letter of Undertaking, to not transfer, dispose of or create an encumbrance on any of their ChinaCast shares from September 13, 2005 (the “Commencement Date”), until the earlier of the date that the Offer lapses unconsummated or Great Wall withdraws the Offer (the “Expiration Time”);

•	to not breach their obligations under the Letters of Undertaking;

•	except with Great Wall’s prior written consent, during the period from the Commencement Date and ending at the Expiration Time, to not directly or indirectly solicit, encourage (including without limitation, by way of providing information concerning Great Wall and/or any of its subsidiaries to any person), vote in favor of, initiate or participate in any tender (including without limitation accepting any tender offer), negotiations, discussions or resolutions with respect to any expression of interest, offer or proposal by any person other than Great Wall to acquire an interest in all or a substantial part of the business, operations or undertakings of ChinaCast and its subsidiaries or in five percent or more of the issued share capital of ChinaCast, acquire control of ChinaCast or otherwise acquire or merge with ChinaCast (including by way of scheme of arrangement, capital restructuring, tender offer, joint venture or dual listed company structure);

•	within seven business days after the date of dispatch of the offer document in respect of the Offer, to tender their ChinaCast shares and elect the Stock Offer; and

•	notwithstanding any rights of withdrawal under the Singapore Code on Takeovers and Mergers, to not withdraw any of their ChinaCast shares tendered, unless the Offer lapses without Great Wall’s having accepted their tendered shares or is withdrawn by Great Wall.

Upon purchase of at least a majority of ChinaCast shares, ChinaCast and its subsidiaries will become subsidiaries of Great Wall, which in turn will be at least 65.8% owned by former ChinaCast shareholders (assuming no Public Shareholders exercise conversion rights with respect to the acquisition). Assuming that all current ChinaCast shareholders (including the ChinaCast Majority) elect the Stock Offer for all of their ChinaCast shares, an aggregate of approximately 20,752,301 shares of additional Great Wall common stock will be issued, representing approximately 79% of the Great Wall common stock that would be outstanding after giving effect to such issuance (and assuming no Public Shareholders exercise conversion rights with respect to the acquisition). If Public Shareholders elect conversion, the percentage ownership of the combined company by former ChinaCast stockholders will increase to between a minimum of 74.1% and a maximum of 84.8%.

Results of Operations

We had net loss of $406,957 for the year ended December 31, 2005 as compared to net loss of $141,152 for the year ended December 31, 2004. The increase in net loss was the result of an increase in operating expenses in connection with, among other things, our initial public offering, our filing reports under the Securities Exchange Act of 1934, and our searching for a target business. For the year ended December 31, 2005, we incurred $50,783 of travel expenses, capital based taxes $73,329, $764,791 for professional fees, $6,000 for rent and administrative services, transfer agent fees of $14,686, other operating costs of $1,030, income taxes of $36,602 and earned interest income on the Trust Fund investment of $540,264. We have incurred consulting fees of $85,000 for a third party to assist us finding a prospective target business for our business combination (included in professional fees above) pursuant to an agreement we entered into as of April 1, 2005, which may be terminated by one party in connection with a material violation of the agreement by the other party, or by either party for any reason upon 30 days prior written notice. Under this consulting agreement, the consultant is entitled to fees of $10,000 per month before December 1, 2005 and $5,000 per month after December 1, 2005 and reasonable travel and out-of-pocket expenses.

Great Wall consummated its IPO on March 23, 2004. Gross proceeds from it were $24,000,000. Great Wall paid a total of $1,680,000 in underwriting discounts and commissions, and approximately $1,095,000 was or will be paid for costs and expenses related to the IPO, including $720,000 for the underwriters’ non-accountable expense allowance of 3% of the gross proceeds. On March 30, 2004, the underwriters exercised their over-allotment option to sell an additional 515,975 units for additional gross proceeds of $3,095,850. Great Wall paid a total of approximately $216,700 in underwriting discounts and commissions, and approximately $118,000 was paid for costs and expenses related to the IPO, including approximately $93,000 for the underwriters’ non-accountable expense allowance of 3% of the gross proceeds. After deducting underwriting discounts and commissions and offering expenses, the total net proceeds to Great Wall from the offering were approximately $23,986,000, of which approximately $23,161,000 was deposited into the IPO trust account. The remaining proceeds are available to be used by it to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. As of December 31, 2005, there was approximately $24,041,000 held in the IPO trust account.

Great Wall has used the net proceeds of its IPO to seek to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that its capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the IPO trust account as well as any other net proceeds not expended will be used to finance the operations of the target business. Over this time, it anticipates approximately $175,000 of expenses for legal, accounting and other expenses attendant to due diligence investigations, structuring and negotiating a business combination, $50,000 of expenses for due diligence and investigation of a target business, $40,000 of expenses in legal and accounting fees relating to our SEC reporting obligations, $12,000 for the administrative fee payable to Sherleigh Associates LLC ($500 per month for two years) and $653,000 for general working capital that will be used for miscellaneous expenses and reserves, including approximately $125,000 for director and officer liability insurance premiums. We continue to incur expenses related to our search for target businesses with which to complete a business combination. We anticipate that the costs required to consummate the proposed ChinaCast acquisition will greatly exceed our available cash, and that we will not be able to do so without receiving additional funds and/or reaching agreements with our professional service providers to defer their fees and expenses (in addition to those fees and expenses that are included in accrued expenses). We expect these expenses would ultimately be borne by the combined company if the proposed ChinaCast acquisition is completed. If it is not, they would be subject to the indemnification obligations of Messrs. Kin Shing Li and Justin Tang, two of the Company’s pre-IPO stockholders, to the Company. If these obligations are not performed or are inadequate, it is possible that vendors or service providers could seek to recover these expenses from the IPO trust account, which could ultimately deplete the IPO trust account and reduce a stockholder’s current pro rata portion of the IPO trust account upon liquidation.

Commencing on March 17, 2004 and ending upon the acquisition of a target business, Great Wall incurs a fee from Sherleigh Associates LLC of $500 per month for providing it with office space and certain office and secretarial services. Jack Silver, one of Great Wall’s pre-IPO stockholders, is the principal investor and manager of Sherleigh. In addition, in October 2003, Kin Shing Li, Great Wall’s Chairman of the Board and Chief Executive Officer, and Justin Tang, one of Great Wall’s principal stockholders, advanced an aggregate of $35,000 to Great Wall for payment on its behalf of offering expenses. These loans were repaid following Great Wall’s IPO from the proceeds of the offering.

Off Balance Sheet Arrangements.  Options and warrants issued in conjunction with our IPO are equity linked derivatives and accordingly represent off balance sheet arrangements. The options and warrants meet the scope exception in paragraph 11(a) of FAS 133 and are accordingly not accounted for as derivatives for purposes of FAS 133, but instead are accounted for as equity. See the notes to the December 31, 2005 financial statements for a discussion of outstanding options and warrants.

UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated balance sheet combines the consolidated historical balance sheet of ChinaCast Communication Holdings Limited, its subsidiaries, and CCLX (together, “ChinaCast”) and the historical balance sheet of Great Wall as of December 31, 2005.

The following unaudited pro forma condensed consolidated statements of operations combine the historical statements of operations of ChinaCast and Great Wall for the year ended December 31, 2005, giving effect to the Acquisition as if it had occurred on January 1, 2005.

The unaudited pro forma condensed consolidated balance sheet at December 31, 2005 and the statement of operations for the year then ended has been prepared assuming that (a) 100% of both ChinaCast and Great Wall stockholders approve the Acquisition (Maximum Approval) and (b) only 80.0% of Great Wall stockholders and 51.15% of ChinaCast shareholders approve the Acquisition (Minimal Approval).

We are providing this information to aid you in your analysis of the financial aspects of the Acquisition. The unaudited pro forma condensed consolidated financial statements described above should be read in conjunction with the historical financial statements of ChinaCast and Great Wall and the related notes thereto. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the Acquisition taken place on the dates noted, or the future financial position or operating results of the combined company.

The unaudited pro forma condensed consolidated financial statements were prepared treating the Acquisition as a recapitalization of ChinaCast. Since Great Wall is not an operating company and the shareholders of ChinaCast will control the combined company after the Acquisition, the Acquisition is treated as the issuance of shares of ChinaCast for the net tangible assets (consisting principally of cash) of Great Wall. Therefore, no goodwill has been recorded in the Acquisition.

The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operation results that would have actually achieved if the Acquisition had consummated as of the beginning of the period indicated, nor is it necessarily indicative of the future operating results of the combined business.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
ASSUMING MAXIMUM APPROVAL
DECEMBER 31, 2005

			Pro Forma		Pro Forma
	Chinacast	Great Wall	Adjustments		Combined
	In thousands

ASSETS
Current assets:
Cash and cash equivalents	$14,915	$130	$24,040	A	$39,085
Investments held in trust		24,040	(24,040)	A	—
Term deposits	33,928				33,928
Accounts receivables, net	4,867				4,867
Inventory	406				406
Prepaid expenses and other current assets	2,043	1			2,044
Amount due from related parties — non trade	1,067				1,067

Total current assets	57,226	24,171	—		81,397
Non-current assets:
Property, plant and equipment	2,511	—			$2,511
Acquired intangible assets, net	2,402				2,402
Deposit for acquiring PP&E	471	—			471
Goodwill	438				438
Long-term investments	2,391				2,391
Deferred tax assets	43	127			170
Non-current advances to a related party	18,398				18,398

Total non-current assets	26,654	127	—		26,781

Total assets	$83,880	$24,298	$—		$108,178

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payables	$1,316	—			$1,316
Accrued expenses and other current liabilities	5,556	431			5,987
Income tax payable	3,504	229			3,733
Amount due to related parties — non trade	11				11
Current portion of capital lease obligation	19				19
Deferred interest		176	(176)	B	—

Total current liabilities	10,406	836	(176)		11,066
Non-current liabilities:
Capital lease obligation — long term	24	—			$24
Minority interest	2,877	—			2,877

Total liabilities	13,307	836	(176)		13,967
Common stock subject to redemption		4,630	(4,630)	B	—
Shareholders’ equity:
Common stock	36,213	1	(36,213)	C	$3
			2	C
Additional paid-in capital	40,089	19,380	4,630	B	99,937
			36,213	C
			(2)	C
			(373)	C
Deferred share-based compensation	(146)				(146)
Accumulated other comprehensive loss	(194)				(194)
Accumulated deficit	(5,389)	(549)	176	B	(5,389)
			373	C

Total equity	70,573	18,832	4,806		94,211

Total liabilities and shareholders’ equity	$83,880	$24,298	$—		$108,178

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
ASSUMING MINIMUM APPROVAL
DECEMBER 31, 2005

			Pro Forma		Pro Forma
	Chinacast	Great Wall	Adjustments		Combined
			In thousands

ASSETS
Current assets:
Cash and cash equivalents	$14,915	$130	$24,040	A	$(1,532)
			(4,806)	B1
			(35,811)	B2
Investmens held in trust		24,040	(24,040)	A	—
Term deposits	33,928				33,928
Accounts receivables, net	4,867				4,867
Inventory	406				406
Prepaid expenses and other current assets	2,043	1			2,044
Amount due from related parties — non trade	1,067				1,067

Total current assets	57,226	24,171	(40,617)		40,780
Non-current assets:
Property, plant and equipment	2,511	—			$2,511
Acquired intangible assets, net	2,402				2,402
Deposit for acquiring PP&E	471	—			471
Goodwill	438				438
Long-term investments	2,391				2,391
Deferred tax assets	43	127			170
Non-current advances to a related party	18,398				18,398

Total non-current assets	26,654	127	—		26,781

Total assets	$83,880	$24,298	$(40,617)		$67,561

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payables	$1,316	—			$1,316
Accrued expenses and other current liabilities	5,556	431			5,987
Income tax payable	3,504	229			3,733
Amount due to related parties — non trade	11				11
Current portion of capital lease obligation	19				19
Deferred interest		176	(176)	B1	—

Total current liabilities	10,406	836	(176)		11,066
Non-current liabilities:
Capital lease obligation — long term	24	—			$24
Minority interest	2,877	—			2,877

Total liabilities	13,307	836	(176)		13,967
Common stock subject to redemption		4,630	(4,630)	B1	—
Shareholders’ equity:
Common stock	36,213	1	1	C	$2
			(36,213)	C
Additional paid-in capital	40,089	19,380	(35,811)	B2	59,321
			(549)	C
			36,212	C
Deferred share-based compensation	(146)				(146)
Accumulated other comprehensive loss	(194)				(194)
Accumulated deficit	(5,389)	(549)	549	C	(5,389)

Total equity	70,573	18,832	(35,811)		53,594

Total liabilities and shareholders’ equity	$83,880	$24,298	$(40,617)		$67,561

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
ASSUMING MAXIMUM APPROVAL
FOR THE YEAR ENDED DECEMBER 31, 2005

			Pro Forma			Pro Forma
	Chinacast	Great Wall	Adjustments			Combined
	In thousands

Revenues
Service	$15,186	$—	$—			$15,186
Equipment	3,692	—				3,692

	18,878					18,878
Cost of Revenue
Service	(5,540)					(5,540)
Equipment	(3,600)					(3,600)

	(9,140)					(9,140)

Gross profit	9,738	—	—			9,738

Operating (expenses) income:
Selling and marketing expenses	(439)	—	—			(439)
General and administrative expenses	(4,469)	(910)	—			(5,379)
Foreign exchange loss	(291)					(291)
Management service fee	1,770	—	—			1,770

Total operating (expenses) income, net	(3,429)	(910)	—			(4,339)

Income (loss) from operations	6,309	(910)	—			5,399

Interest income	570	540	135	B		1,245
Other income	72	—				72
Interest expenses	(2)	—				(2)

Income before income taxes	6,949	(370)	135			6,714
Income taxes	(1,306)	(37)	—			(1,343)

Net income after income taxes before equity earnings of affiliates	5,643	(407)	135			5,371
Equity earnings of affiliated companies	(50)	—	—			(50)
Minority interest	(207)					(207)

Net income (loss)	5,386	(407)	135			5,114
Deemed dividend on redeemable convertible preference shares	—	—	—			—

Income attributable to holders of ordinary shares	$5,386	$(407)	$135			$5,114

Earnings (Loss) per common share — basic and diluted	$—	$(0.07)		(E	)	$0.19

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
ASSUMING MINIMUM APPROVAL
FOR THE YEAR ENDED DECEMBER 31, 2005

			Pro Forma			Pro Forma
	Chinacast	Great Wall	Adjustments			Combined
	In thousands

Revenues
Service	$15,186	$—	$—			$15,186
Equipment	3,692	—				3,692

	18,878					18,878
Cost of Revenue
Service	(5,540)					(5,540)
Equipment	(3,600)					(3,600)

	(9,140)					(9,140)

Gross profit	9,738	—	—			9,738

Operating (expenses) income:
Selling and marketing expenses	(439)	—	—			(439)
General and administrative expenses	(4,469)	(910)	—			(5,379)
Foreign exchange loss	(291)					(291)
Management service fee	1,770	—	—			1,770

Total operating (expenses) income, net	(3,429)	(910)	—			(4,339)

Income (loss) from operations	6,309	(910)	—			5,399

Interest income	570	540				1,110
Other income	72	—				72
Interest expenses	(2)	—				(2)

Income before income taxes	6,949	(370)	—			6,579
Income taxes	(1,306)	(37)	—			(1,343)

Net income after income taxes before equity earnings of affiliates	5,643	(407)	—			5,236
Equity earnings of affiliated companies	(50)	—	—			(50)
Minority interest	(207)					(207)

Net income (loss)	5,386	(407)	—			4,979
Deemed dividend on redeemable convertible preference shares	—	—	—			—

Income attributable to holders of ordinary shares	$5,386	$(407)	$—			$4,979

Earnings (Loss) per common share — basic and diluted	$—	$(0.07)		(E	)	$0.32

Unaudited Pro Forma Condensed Consolidated Financial Statements
Pro Forma Adjustments

A	to record the release of funds held in trust by Great Wall

B	assuming maximum approval, to reclassify common stock held in trust to permanent equity and to record related deferred interest as income

B1	assuming minimum approval, to record refund of funds to Great Wall dissenting shareholders

B1	assuming minimum approval, to record refund of funds to ChinaCast dissenting shareholders

C	to record the shares issued in the Acquisition, to eliminate the accumulated deficit (as adjusted when assuming maximum approval) of Great Wall and to record the recapitalization of ChinaCast

E	Pro forma net income per share was calculated by dividing pro forma net income by the weighted average number of shares outstanding as follows:

	Year Ended December 31, 2005
		Assuming
		Minimum
	Assuming Maximum	Approval
	Approval	(80%) of Great Wall &
	(100%)	(51.15%) of ChinaCast

Shares issued in the Acquisition	20,752,301	10,614,936
Great Wall weighted average shares	,515,975	4,612,781
Great Wall warrants incremental shares	380,657	380,657
	26,648,933	15,608,374

The units underlying the underwriters purchase option have not been considered since the related exercise prices are in excess of the market prices during the period.

DIRECTORS AND MANAGEMENT

Directors and Management Following the Offer

Upon consummation of the Offer, Great Wall and ChinaCast intend the Board of Directors, executive officers and key employees of the combined company be as follows:

Name	Age	Position

Yin Jianping	45	Executive Chairman of the Board
Ron Chan Tze Ngon	50	Chief Executive Officer and Director
Li Wei	43	Chief Operating Officer and Director
Antonio Sena	51	Chief Financial Officer and Company Secretary
David Sun Guangfeng	35	Chief Technology Officer
Michael J. Santos	44	Chief Marketing Officer
Jim Ma Jim Lok	34	Vice President, Finance
Kin Shing Li	49	Director
Justin Tang	35	Director

Yin Jianping is the Chairman of ChinaCast and is responsible for its overall management, operations and strategic direction. Mr. Yin graduated from the Southwest Finance and Economy University of China with a bachelor’s degree in finance. From 1984 to 1993, Mr. Yin worked in various PRC government departments, including heading the Economic Planning Department of the Tibet Municipal Government and serving as Economic Planning Officer of Naqu Region, Tibet Province. Mr. Yin left government service, and from 1993 to 1997 ran his own businesses in Sichuan Province, PRC. Prior to joining ChinaCast in 2000, he was the president of Lasha Beer Company Limited, in charge of its daily operations from 1997 to 2000.

Ron Chan Tze Ngon is ChinaCast’s Chief Executive Officer, responsible for ChinaCast’s strategic direction and shaping its various business models. Mr. Chan was appointed Chief Executive Officer in 1999 at ChinaCast’s inception. Mr. Chan worked as a sales executive in Sun Hung Kai (China) Limited from 1983 to 1985, and from 1985 to 1986 was sales manager for Unisys China Limited. From 1987 to 1988, he was strategic account manager for Unisys Asia Limited, and thereafter joined Unisys Hong Kong Limited as a sales director until 1990. Mr. Chan then joined CL Computer China/Hong Kong Limited as its general manager prior to founding, in 1993, Technology Ventures Holdings, an information technology company currently listed on the Hong Kong Stock Exchange. Mr. Chan holds a Master of Science, Mathematics degree and a Master of Computer Science degree, both from Concordia University, Montreal, Canada.

Li Wei is the Chief Operating Officer of ChinaCast, overseeing ChinaCast’s daily operational and management activities. Prior to joining ChinaCast in 2001, Mr. Li was a business director for China Orient Satellite. From 1987 to 1995, Mr. Li served in the China Liberation Army as an auditor. From 1996 to 1999, Mr. Li was the General Manager of Finance for China Venture Investment Co. Mr. Li holds a Bachelor’s degree in Finance and Accounting from the Wuhan Military & Economic College and a Master’s degree in Business Administration from the People’s University.

Antonio Sena is ChinaCast’s Chief Financial Office, overseeing and coordinating the operation of its finance department as well as managing the financial functions. Mr. Sena is an Australian Chartered Accountant and ran his own management consulting practice prior to joining ChinaCast in 2004. Before that, he was the Chief Financial Officer of Fujitsu PC Asia Pacific and worked with the Byron Richfield Group in Hong Kong as Finance Director. From 1985 to 1990, he was the General Manager of Imagineering Asia, a large Australian listed IT distributor. Mr. Sena holds a Bachelor of Economics from the University of Sydney (Australia) and a Master of Commerce from the University of New South Wales. He is a fellow of CPA Australia.

David Sun Guangfeng joined ChinaCast in 2000 as the Assistant to the Chief Operating Officer. As Chief Technology Officer, he is responsible for engineering and product development initiatives from both a development and custom solutions perspective. Prior to joining ChinaCast, he worked with Hughes Network Systems from 1999 to 2000 as a sales account manager. Mr. Sun was employed by Gilat Satellite Networks from 1997 to 1999. Prior to that, he was a research and development engineer of Aerospace Fudao Hi-tech Co. Mr. Sun holds a Bachelor of Electrical Engineering degree from Anhui University and a Master of Electrical Engineering degree from China Aerospace.

Michael J. Santos joined ChinaCast in 2001 and is the Chief Marketing Officer, with responsibility for ChinaCast’s corporate marketing, strategic business development, fund raising activities and investor relations. Mr. Santos worked with Hughes Network Systems from 1988 to 2001, where he was Senior Director, Asia-Pacific, responsible for all sales, marketing, customer support and business development activities in the Asia-Pacific region. Mr. Santos holds a Bachelor of Science (Electrical Engineering) degree as well as a Master of Science (Computer Science) degree from George Washington University, in Washington, D.C.

Jim Ma Jim Lok joined ChinaCast in 1999 and is the Vice President of Finance. He is responsible for the financial reporting, cultivating/maintaining investor relationships and other corporate finance activities. Mr. Ma was a programmer during 1993 with Cambridge Neural Dynamics Ltd. From 1994 to 1999, he worked at Lippo Securities Limited as an associate director involved in initial public offerings and other mergers and acquisitions related work. Mr. Ma holds a M.Phil. (Finance) and M.A. (Engineering), both from the Cambridge University in the United Kingdom. Mr. Ma is also a Chartered Financial Analyst.

Kin Shing Li has been chairman of the board and chief executive officer of Great Wall since September 2003 and its secretary since January 2004. Mr. Li has been the chairman of International Elite Limited, one of the largest centralized single-location outsourcing customer service call centers in the PRC, since he founded the business in 1999. Since March 2003, he has been a director and shareholder of PacificNet Communications Limited — Macao Commercial Offshore, a joint venture between International Elite and PacificNet Management Limited, a wholly-owned subsidiary of PacificNet Inc., a public Nasdaq-listed provider of information technology consulting, system integration and information technology solutions in Asia. From October 1997 to September 1999, Mr. Li was a member of the board of directors of UTStarcom, Inc., a public Nasdaq-listed company that designs, manufactures, and markets broadband, narrowband, wireless access technology, and was the chief executive officer of one of its subsidiaries, UTStarcom Hong Kong Limited. In January 1997, Mr. Li founded Directel Communications Limited, a GSM sales and service company and has acted as its chairman since that date. In 1994, he founded China-HongKong Telelink Company Limited, the first roaming paging service provider between Hong Kong and the PRC and acted as its chairman until he sold it to UTStarcom Inc. in 1997. Mr. Li founded his first call center in China in 1988 as the founder and general manager of the 81st Army Paging Company in Guangzhou, China.

Justin Tang in 2001 led the buyout of eLong’s business from its parent company, Asia.com. Prior to the buyout, Mr. Tang was the founder and President of Asia.com. Mr. Tang was one of the co-founders of eLong.com, and he was responsible for eLong’s US$68 million merger with Mail.com and the formation of Asia.com. Prior to founding eLong.com, Mr. Tang was a Vice President at Oscar Gruss & Son Incorporated, a New York-based investment banking firm. He has also worked for Brookehill Equities, Inc., and Merrill Lynch & Co., and has seven years’ experience in venture investment and the financial service industry. Mr. Tang studied at Nanjing University in China and received his BS degree from Concordia College in the United States.

Meetings and Committees of the Board of Directors of Great Wall

Since Mr. Li is Great Wall’s sole director, its board held no formal meetings during the fiscal year ended December 31, 2005. Although Great Wall does not have any formal policy regarding director attendance at annual stockholder meetings, Great Wall attempts to schedule its annual meetings so that its director can attend. In addition, Great Wall expects its directors to attend all Board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Independence of Directors

In anticipation of being listed on the Nasdaq National Market, the combined company will elect to follow the rules of Nasdaq in determining whether a director is independent. The Board of Directors of the combined company will also consult with legal counsel to ensure that the Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. Consistent with these considerations, the Board of Directors of the combined company will, in accordance with the Company’s governing instruments and Delaware law, select and appoint or submit to stockholders for election candidates to the Board who will be independent directors of the combined company for the ensuing year.

Great Wall currently does not have an independent Board and is not required to have one.

Audit Committee

In anticipation of being listed on the Nasdaq National Market, the combined company will establish an audit committee, which, as required by Nasdaq listing standards, will be comprised of at least three independent directors who are also “financially literate.” The listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. The proposed audit committee members are financially literate. The Board believes that each of them has an understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles in connection with the company’s financial statements, including estimates, accruals and reserves, experience in analyzing or evaluating financial statements of similar breadth and complexity as the company’s, an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions.

Audit Committee Financial Expert.  In selecting candidates for the audit committee, the Board will ensure that at least one committee member will have appropriate educational credentials and expertise to qualify as an “audit committee financial expert” within the meaning of all applicable rules.

Current Great Wall Board of Directors.  Great Wall’s Board is currently composed of only one individual and does not have any committees.

Great Wall’s Principal Accountant

The firm of Goldstein Golub Kessler LLP (“GGK”) acts as Great Wall’s principal accountant. Through September 30, 2005, GGK had a continuing relationship with American Express Tax and Business Services Inc. (TBS), from which it leased auditing staff who were full time, permanent employees of TBS and through which its partners provide non-audit services. Subsequent to September 30, 2005, this relationship ceased and the firm established a similar relationship with RSM McGladrey, Inc. (RSM). GGK has no full-time employees and, therefore, none of the audit services performed were provided by permanent full-time employees of GGK. GGK manages and supervises the audit and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination. The following is a summary of fees paid to GGK and RSM for services rendered.

Audit Fees.  Great Wall did not pay any audit fees to GGK and TBS during the fiscal year ended December 31, 2003. Great Wall has been billed $25,000 for the services GGK performed in connection with Great Wall’s IPO, including the financial statements included in its prospectus filed with the SEC on March 19, 2004. Great Wall paid or expects to pay GGK approximately $28,000 and $30,000, respectively, for the quarterly reports on Form 10-QSB for the quarters ended March 31, June 30, and September 30, and the year end audits during the years ended December 31, 2004 and 2005, respectively.

Audit Related Fees.  During the fiscal years ended December 31, 2004 and 2005, GGK billed Great Wall $3,150 and $5,675 for assurance and related services reasonably related to the performance of the audit or review of financial statements.

Tax Fees.  For the fiscal years ended December 31, 2004 and 2005, Great Wall paid or expects to pay TBS or RSM approximately $3,000 and $4,000, respectively, for tax compliance, tax advice and tax planning.

All Other Fees.  During the fiscal years ended December 31, 2004 and 2005, there were no fees billed for products and services provided by GGK, TBS or RSM other than those set forth above.

Audit Committee Approval.  Great Wall does not have an audit committee and as a result Great Wall’s sole director performs the duties of an audit committee. He evaluates and approves in advance the scope and cost of the engagement of an auditor before the auditor renders audit and non-audit services. Great Wall does not rely on pre-approval policies and procedures.

Code of Ethics

In anticipation of the Offer, the Board of the combined company will adopt a code of ethics that applies to the combined company’s directors, officers and employees as well as those of its subsidiaries. Requests for copies of the combined company’s code of ethics, when adopted, should be sent in writing to Great Wall Acquisition Corporation, 660 Madison Avenue, 15th Floor, New York, New York 10021, Attention: Richard Xue, Consultant.

Great Wall has not yet adopted a formal code of ethics statement because the Board evaluated Great Wall’s business and the number of employees and determined that since the business is largely limited to maintaining its cash investments while its searches for a target company and consummates an acquisition, and the only person acting for Great Wall is the one director who is also the sole officer, general rules of fiduciary duty and federal and state securities laws are adequate ethical guidelines.

Nominating Committee Information

In anticipation of being listed on the Nasdaq National Market, the combined company will form a nominating committee in connection with the consummation of the Offer, each of whom will be independent under Nasdaq listing standards. The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on the combined company’s Board. The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others.

Other than the timing requirements of its by-laws described under “Description of the Combined Company’s Securities Following the Offer,” Great Wall does not have any restrictions on stockholder nominations under its charter or by-laws. The only restrictions are those applicable generally under Delaware corporate law and the federal proxy rules. Prior to the consummation of the Offer, Great Wall has not had a nominating committee or a formal means by which stockholders can nominate a director for election. Currently, Great Wall’s sole director has not proposed any nominees for director. The sole director is not “independent.” Currently, the sole director will consider suggestions from individual stockholders, subject to evaluation of the person’s merits. Stockholders may communicate nominee suggestions directly to the sole director, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent to being considered for nomination. Although there are no formal criteria for nominees, the sole director believes that persons should be actively engaged in business endeavors, have a financial background, and be familiar with acquisition strategies and money management.

Because the management and director of Great Wall are the same person, he has determined not to adopt a formal methodology for communications from stockholders on the belief that any communication would be brought to the Board’s attention by virtue of the co-extensive employment.

Director Compensation

The combined company intends to pay its non-employee directors a per diem for each Board meeting that they attend, reimburse their expenses incurred in attending meetings and award options to purchase shares of common stock to be issued on election, exercisable at the market price of the common stock on the date of issuance, vesting immediately and exercisable for five years. The options will be issued under a stock option plan approved by Great Wall’s board and stockholders in accordance with applicable law and the underlying common stock will be registered for issuance upon exercise. The amounts of compensation, numbers of shares subject to options and other terms of the compensation have not been finally determined.

Great Wall’s sole director does not currently receive any cash compensation for his service as such.

Executive Compensation

ChinaCast’s Executive Officers.  The following sets forth summary information concerning the compensation paid by ChinaCast to its chief executive officer and its other four most highly compensated officers during the last three fiscal years.

Management Compensation Summary

		2005		2004		2003
		Cash	Non-Cash	Cash	Non-cash	Cash	Non-cash
		Compensation	Compensation	Compensation	Compensation	Compensation	Compensation
			No. of Options		No. of Options		No. of Options
	Titles	RMB	Granted	RMB	Granted*	RMB	Granted

Yin Jian Pian	Director & Chairman	1,647,360		1,679,040		559,680
Ron Chan	Director & CEO	1,110,720		1,268,820	10,010,000	559,680
Li Wei	Director & COO	595,555		599,993		599,993
Antonio Sena	CFO	748,800		—		—
Michael Santos	CMO	1,497,600		1,526,400	1,750,000	1,526,400
David Sun	CTO	317,247		333,600		333,600
Jim Ma	Vice President, finance	823,680		839,520	7,000,000	839,520

*	the fair value of the options were valued at RMB1.012 per option as at the grant date

Great Wall Executive Officers.  The sole executive officer of Great Wall has not received any cash or non-cash compensation for services rendered to Great Wall. The sole executive officer has agreed not to take any compensation prior to the consummation of a business combination.

Commencing March 17, 2004 and ending upon the acquisition of a target business, Great Wall has paid and will continue to pay Sherleigh Associates, LLC, an affiliate of one of Great Wall’s existing stockholders prior to its IPO, a fee of US$500 per month for providing it with office space and certain office and secretarial services. Other than this US$500 per-month fee, no compensation of any kind, including finders and consulting fees, has been or will be paid to any Great Wall stockholder who acquired common stock prior to its IPO, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, those Great Wall stockholders have been and will continue to be reimbursed for any out-of-pocket expenses incurred in connection with activities on Great Wall’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than Great Wall’s sole director, who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Executive Compensation Determination

It is the intention of the combined company to determine executive compensation by a decision of the majority of the independent directors, at a meeting at which the chief executive officer will not be present. In the future, the Board may establish a committee. At this time, Great Wall does not believe a separate committee is necessary because no one is compensated for his or her services as such.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Great Wall

Prior to Great Wall’s IPO, Great Wall issued 430,000 shares of common stock to each of Kin Shing Li and Justin Tang for a total of US$24,993 in cash, or approximately $.058 per share. Great Wall also issued a total of 10,000 shares of common stock to Dr. Xiaolin Zhong, Dr. Ya-qin Zhang and Mr. Jack Silver for a total of $7 in cash, or $0.0001 per share. In January 2004, Great Wall’s Board authorized a two-for-one forward stock split of its common stock, effectively lowering these purchase prices to an overall average of $.025 per share. The number of shares held by each stockholder of Great Wall prior to its IPO is set forth below. The numbers of shares shown are the number of shares held after the split.

	Number of
Name	Shares	Relationship to Great Wall

Kin Shing Li	430,000	Chairman of the Board, Chief Executive Officer and Secretary
Justin Tang	430,000	Stockholder
Dr. Xiaolin Zhong	50,000	Former Director
Dr. Ya-qin Zhang	40,000	Former Director
Jack Silver	50,000	Stockholder(1)

(1)	Mr. Silver is an affiliate of Sherleigh Associates LLC, a company that provides Great Wall with office space and secretarial services.

The holders of the majority of these shares are entitled to make up to two demands that Great Wall register the public sale of these shares at any time after they are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed after such time. Great Wall will bear the expenses incurred in connection with the filing of any such registration statements.

Sherleigh Associates LLC, an affiliate of Mr. Silver, has agreed that, commencing in March 2004 through the date the Acquisition is consummated, it will make available to Great Wall a small amount of office space and certain office and secretarial services, as Great Wall may require from time to time. Great Wall has agreed to pay Sherleigh Associates LLC $500 per month for these services.

Kin Shing Li and Justin Tang each made advances of $17,500, aggregating $35,000, to Great Wall to cover expenses operating related to its IPO. The loans are payable with interest at a rate of 4% per year on the earlier of October 6, 2004 or the consummation of its IPO. Great Wall repaid these loans from the proceeds of its IPO.

Great Wall has reimbursed and will reimburse its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on its behalf, such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by Great Wall, which will be reviewed only by its Board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the US$500 per-month administrative fee and reimbursable out-of-pocket expenses payable to Great Wall officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any Great Wall stockholder who acquired common stock prior to its IPO, officers or directors who owned common stock prior to the IPO, or to any of their respective affiliates for services rendered to Great Wall prior to or with respect to the business combination.

All ongoing and future transactions between Great Wall and any of its officers and directors or their respective affiliates, will be on terms believed by Great Wall to be no less favorable than are available from unaffiliated third parties and will require prior approval in each instance by the Great Wall Board.

BENEFICIAL OWNERSHIP OF SECURITIES

Five Percent Owners

Based upon filings made with the SEC under Section 13(d) of the Exchange Act on or before May 8, 2006, Great Wall is aware of the following beneficial owners of more than five percent of any class of its voting securities. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Amount and
	Nature of
	Beneficial
Name	Ownership	Percent of Class

Kin Shing Li(1)	430,000	7.8%
Justin Tang(2)	430,000	7.8%
North Pole Capital Master Fund, et al.(3)	424,700	7.2%
Jack Silver(4)	300,000	5.4%
Sapling, LLC(5)	299,000	5.4%
Amaranth LLC et al.(6)	501,535	9.1%
All directors and executive officers as a group (1 individual)	430,000	7.8%

(1)	Mr. Li’s business address is 660 Madison Avenue, 15th Floor, New York, New York 10021. The share amount does not include 305,000 shares of common stock issuable upon exercise of warrants that are not currently exercisable and will become exercisable only upon consummation of the Acquisition, but includes 50,000 common shares that Mr. Li has agreed to sell to Mr. Richard Xue, a consultant to Great Wall in connection with Mr. Xue’s consulting with Great Wall, which sale is contingent on Great Wall’s completion of a business combination and release of such shares from escrow.

(2)	Mr. Tang’s business address is c/o eLong, Inc., Union Plaza, Suite 604, 20 Chaoyang Men Wai Ave., Beijing 100020, China. Does not include 300,000 shares of common stock issuable upon exercise of warrants that are not currently exercisable and will become exercisable only upon consummation of the Acquisition.

(3)	The business address of North Pole Capital Master Fund is c/o Polar Securities Inc., 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada. Polar Securities Inc., a company incorporated under the laws of Ontario, Canada, serves as the investment manager to North Pole Capital Master Fund, a Cayman Islands exempted company. Paul Sabourin is the Chief Executive Officer and Chief Investment Officer of Polar Securities Inc. John Paul Cahill serves as a trader for Polar Securities, Inc. and has discretionary authority over the investments of North Pole Capital Master Fund. Kamran Siddiqui serves as a portfolio manager for Polar Securities Inc. and has discretionary authority over the investments of North Pole Capital Master Fund. The foregoing information was derived from a Schedule 13G filed with the SEC on October 20, 2005.

(4)	Mr. Silver’s business address is SIAR Capital LLC, 660 Madison Avenue, New York, New York 10021. The share amount includes 250,000 shares of common stock held by Sherleigh Associates Inc. Profit Sharing Plan, of which Mr. Silver is the trustee, and 50,000 shares of Common Stock held by Sherleigh which shares are being held in escrow pursuant to an escrow agreement among Mr. Silver, the Company and certain other shareholders.

The foregoing information was derived from a Schedule 13G filed with the SEC on March 26, 2004 and amended February 9 and 27, 2006. Of these shares, 250,000 were purchased in the Company’s IPO.

(5)	The business address of Sapling, LLC is 535 Fifth Avenue, 31st Floor, New York, New York 10017. Fir Tree Value Master Fund, LP, a Cayman Island exempted limited partnership, is the sole member of Sapling, LLC, a Delaware limited liability company, and Fir Tree, Inc., a New York corporation, is the manager of Sapling LLC. Jeffrey Tannenbaum, President of Fir Tree, Inc., has sole dispositive and voting power over the shares held by Sapling, LLC. The foregoing information was derived from a Schedule 13G filed with the SEC on January 28, 2005.

(6)	The business address of Amaranth LLC is c/o Amaranth Advisors L.L.C., One American Lane, Greenwich, Connecticut 06831. Amaranth Advisors L.L.C., a Delaware limited liability company, is the trading advisor for Amaranth LLC, a Cayman Islands entity. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C. The foregoing information was derived from a Schedule 13G filed with the SEC on October 27, 2005 and amended February 3, 2006.

None of the above stockholders has any voting rights that are different from the voting rights of any other stockholders.

Security Ownership of Officers and Directors of the Combined Company after the Acquisition

The following table sets forth information with respect to the beneficial ownership of the combined company’s common stock immediately after the consummation of the Offer by each officer, each director and all officers and directors as a group.

	Shares of	Approximate
	the Combined	Percentage of
	Company’s	Outstanding
Name	Common Stock(1)	Common Stock(2)

Yin Jianping	3,162,368	12.0%
Ron Chan Tze Ngon	3,103,543	11.8%
Wei Li	82,156	0.3%
Kin Shing Li	430,000	1.6%
Justin Tang	430,000	1.6%
Directors and officers (five persons) as a group	6,778,067	27.4%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(2)	Assumes full tender into the Offer and election of the Stock Offer, and no exercise of outstanding Great Wall warrants.

SHARES ELIGIBLE FOR FUTURE SALE

After the Acquisition of ChinaCast, there will be up to 26,268,276 shares of Great Wall common stock outstanding, which all but 1,000,000 Private Shares will be registered and freely tradable without securities law restriction. Additionally, any of such shares held by “affiliates,” as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders, will also be restricted from public sale as “restricted stock.” The shares of common stock being issued in connection with the Acquisition of ChinaCast , by virtue of registration hereunder, will be freely tradable. In addition, there are outstanding 9,031,950 warrants issued in Great Wall’s IPO, each to purchase one share of common stock, that are freely tradable. The common stock issuable upon exercise of the warrants will also be freely tradable, provided that there is a registration statement in effect at the time of their exercise. Great Wall intends to use its best efforts to cause such a registration statement to be in effect at such time as the warrants become exercisable. In addition, in connection with Great Wall’s IPO, we issued a unit purchase option to the representative of the underwriters which is exercisable for 400,000 units, consisting of one share of common stock and two warrants to purchase one share of common stock at US$6.95 per share, at an exercise price of US$9.90 per unit. The securities underlying the representative’s unit purchase option and underlying securities have registration rights and may be sold pursuant to Rule 144. Therefore, there are an aggregate of 36,500,226 shares of common stock that may be issued in the future upon exercise of outstanding warrants and options.

In general, under Rule 144, a person who has owned restricted shares beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then-average preceding four weeks’ average weekly trading volume or one percent of the total number of shares outstanding. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been an affiliate of the company for at least the three months immediately preceding the sale and who has beneficially owned shares for at least two years is entitled to sell the shares under Rule 144 without regard to the limitations described above.

No prediction can be made about the effect that market sales of Great Wall common stock or the availability for sale of Great Wall common stock will have on its market price. Sales of substantial amounts of common stock in the public market could adversely affect the market price for our securities and could impair our future ability to raise capital through the sale of common stock or securities linked to it.

THE COMBINED COMPANY’S SECURITIES FOLLOWING THE OFFER

The following description of the material terms of the capital stock and warrants of the combined company following the Offer includes a summary of specified provisions of the certificate of incorporation (charter) and by-laws of Great Wall that will be in effect upon completion of the Offer. This description is subject to the relevant provisions of Delaware General Corporation Law (DGCL) and is qualified by reference to Great Wall’s charter and by-laws, copies of which are attached as Annex B, C and D to this proxy statement/prospectus and are incorporated in it by reference.

General

The combined company’s authorized capital stock will consist of 101,000,000 shares of all classes of capital stock, of which 100,000,000 will be shares of common stock, par value US$0.0001 per share, and 1,000,000 will be shares of preferred stock, par value US$0.0001 per share.

Common Stock

Holders of the combined company’s common stock will be entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to preferred stock, holders of common stock of the combined company are entitled to receive dividends if and when declared by the Board of Directors. Subject to the prior rights of the holders, if any, of preferred shares, holders of common stock are entitled to share ratably in any distribution of the assets of the combined company upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

The provisions of Great Wall’s charter regarding liquidation of Great Wall in the event that it does not consummate a business combination will not be included in the charter of the combined company.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series. The Board of Directors of the combined company, without approval of the stockholders, will be authorized to designate series of preferred stock and to fix the rights, privileges, restrictions and conditions to be attached to each such series. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the common stock.

As of the date of this document, there are no outstanding shares of preferred stock of any series.

Warrants

Great Wall has 9,031,950 warrants currently outstanding, entitling the registered holder to purchase one share of common stock at US$5.00 per share. Great Wall also has one unit purchase option outstanding, entitling the holder to purchase 400,000 units, consisting of one share of common stock and two warrants to purchase one share of common stock at US$6.95 per share, at an exercise price of US$9.90 per unit. The warrants are each subject to adjustment as discussed below, and are exercisable at any time commencing on the completion of the Offer. The warrants will expire at 5:00 p.m., New York City time on March 16, 2009.

Great Wall may call the warrants for redemption in whole and not in part, at a price of US$.01 per warrant, at any time after they become exercisable, upon not less than 30 days’ prior written notice of redemption to each warrant holder; and if, and only if, the reported last sale price of the common stock equals or exceeds US$8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer& Trust Company, as warrant agent, and Great Wall.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. Warrant holders do not have the rights or privileges of holders of common stock, or any voting rights, until they exercise their warrants and receive common stock. After the issuance of common stock upon exercise of the warrants, each holder will be entitled to one vote for each common share held of record on all matters to be voted on by stockholders.

The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon their exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. No fractional shares will be issued upon exercise of the warrants. However, if a warrant holder exercises all warrants then owned of record by him, Great Wall will pay to the warrant holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount for such fractional share in cash based on the market value of the common stock on the last trading day prior to the exercise date.

Change of Control Provisions

A number of provisions in the combined company’s charter and by-laws and under the DGCL may make it more difficult to acquire control of the combined company. These provisions may have the effect of delaying, deferring, discouraging, preventing or rendering more difficult a future takeover attempt which is not approved by the combined company’s Board, but which individual stockholders may deem to be in their best interests or in which they may receive a substantial premium over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions may also adversely affect the prevailing market price of the common stock. These provisions, which are described below, are intended to:

enhance the likelihood of continuity and stability in the Board;

discourage some types of transactions that may involve an actual or threatened change in control;

discourage certain tactics that may be used in proxy fights;

ensure that the Board will have sufficient time to act in what it believes to be in the best interests of the company and its stockholders; and

encourage persons seeking to acquire control to consult first with the Board to negotiate the terms of any proposed business combination or offer.

Unissued Shares of Capital Stock

Common Stock.  After the Offer, the combined company will have outstanding approximately           shares of common stock, assuming that no holders of Public Shares elect to exercise their conversion rights. The remaining authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances the combined company could use them to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control, by, for example, issuing shares in private placements to purchasers who might side with the Board in opposing a hostile takeover bid.

Preferred Stock.  The charter will grant the Board authority, without any further vote or action by stockholders, to issue preferred stock in one or more series, fix the number of shares constituting the series and establish the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares of the series. The existence of authorized but unissued preferred stock could reduce the company’s attractiveness as a target for an unsolicited takeover bid, since the company could, for example, issue preferred stock to parties who might oppose such a takeover bid, or issue shares with terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, discourage bids for the common stock at a premium over the market price, and adversely affect the market price, and voting and other rights of holders of common stock.

Classified Board of Directors, Vacancies and Removal of Directors

Great Wall’s charter and by-laws provide that the Board will be divided into three classes of even number or nearly even number, with each class elected for staggered three-year terms expiring in successive years.] Any effort to obtain control of the Board by causing the election of a majority of the Board may require more time than would be required without a staggered election structure. Under normal circumstances, stockholders may remove directors with or without cause. After the occurrence of a “triggering event,” however, stockholders may remove directors only for cause. A triggering event is defined in the charter to mean the first occurrence of a person or group that immediately after the transaction owned a majority of the combined voting power then outstanding ceasing to own a majority of the combined voting power. Vacancies in the combined company’s Board, including a vacancy created by increasing the size of the Board, may only be filled by a majority of the directors. Any director elected to fill a vacancy, including a vacancy created by increasing the size of the Board, will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. The charter and by-laws also provide that the number of directors will be fixed and increased or decreased from time to time by resolution of the Board, but the Board will at no time consist of fewer than three directors. These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of the combined company’s Board that would effect a change of control.

Advance Notice Requirements for Nomination and Presentation of New Business; Action by Written Consent

Great Wall’s by-laws provide for advance notice requirements for stockholder proposals and nominations for director. Generally, to be timely, notice must be delivered to the secretary of the combined company at its principal executive offices not fewer than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. In addition, under the provisions of both the charter and by-laws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called annual or special meeting. On or prior to the occurrence of a triggering event, special meetings may be called by the Board or by stockholders with a majority of the combined voting power then outstanding. After the occurrence of a triggering event, a special meeting may only be called by the Board. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Business Combinations Under Delaware Law

As a Delaware corporation, Great Wall is subject to Section 203 of the DGCL, unless it elects in its charter not to be governed by that Section, which it has not done. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

Before that date, the Board approved either the business combination or the transaction in which the stockholder became an interested stockholder;

Upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares; or

On or after that date, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

A “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Please note this is entirely different from the “business combination” provisions of Great Wall’s Charter that exist because Great Wall is a “blank check” company. Except as otherwise described in the DGCL, an “interested stockholder” is any person owning 15% or more of the outstanding voting stock of the corporation, or who is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within three years immediately before the date of determination, and the affiliates and associates of that person.

Limitation of Liability of Directors

The charter will provides that no director will be personally liable to the combined company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent this limitation or exemption is not permitted by the DGCL. As currently enacted, the DGCL permits a corporation to provide in its charter that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

The principal effect of this provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed above applies. This provision, however, will not eliminate or limit liability arising under federal securities laws. The combined company’s charter will not eliminate its directors’ fiduciary duties. The inclusion of this provision in the charter may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the combined company and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of his or her fiduciary duties.

The DGCL provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of an action brought by or in the right of the corporation (commonly known as “derivative suits”), except that indemnification in such a case may only extend to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The combined company’s charter and, with regard to its officers, its by-laws provide that the combined company will indemnify its directors and officers to the fullest extent permitted by Delaware law. Under these provisions and subject to the DGCL, the combined company will be required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with the combined company or another entity that the director or officer serves as a director, officer, employee or agent at the combined company’s request, subject to various conditions, and to advance funds to the combined company’s directors and officers before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the best interest of the combined company. The by-laws also specifically authorize the combined company to maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the combined company, or is or was serving at the combined company’s request as a director, officer, employee or agent of another entity, against certain liabilities.

Supermajority Voting Requirements

The provisions of the combined company’s charter governing, among other things, the classified Board, the liability of directors, the elimination of stockholder actions by written consent and the prohibition on the right of stockholders to call a special meeting, may not be amended, altered or repealed unless the amendment is approved, on or prior to the occurrence of a triggering event, by a majority of the combined voting power then outstanding, and after a triggering event, by the vote of holders of 75% of the then outstanding shares. This requirement exceeds the majority vote that would otherwise be required by the DGCL.

The combined company’s by-laws may be amended by the Board, on or prior to the occurrence of a triggering event, by a majority of the combined voting power then outstanding, and, after a triggering event, by the vote of holders of 75% of the then outstanding shares. These provisions make it more difficult for any person to remove or amend any provisions that may have an anti-takeover effect.

Quotation or Listing

Great Wall’s common stock, warrants and units are quoted on the OTC Bulletin Board. As required by the Letters of Undertaking, Great Wall is applying for listing of its securities on the Nasdaq National Market upon consummation of the Acquisition. If they are not so listed, Great Wall anticipates that its securities will continue to be quoted on the OTC Bulletin Board.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the shares of Great Wall common stock, warrants and units is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, (212) 509-4000.

Comparison of Stockholder Rights

Great Wall is incorporated under the laws Delaware and ChinaCast is a corporation organized under the laws of Bermuda. Upon consummation of the Offer, ChinaCast shareholders who have tendered their ChinaCast shares into the Offer and elected the Stock Offer will exchange their ChinaCast shares for newly issued Great Wall common shares. Your rights as a Great Wall stockholder will be governed by Delaware law and Great Wall’s charter and by-laws. The following is a comparison of the material rights of stockholders of Great Wall and ChinaCast, under each company’s organizational documents and the statutory framework in Delaware and Bermuda.

The form of Great Wall’s charter and by-laws are included in this document as Annexes B, C and D, and are incorporated into this document by reference. The following description does not purport to be complete and is qualified by reference to the DGCL, Bermuda Law and the organizational documents of Great Wall and ChinaCast.

Comparison of Certain Charter and Bye-law Provisions of Great Wall and ChinaCast.

	Great Wall	ChinaCast	Combined Company

GENERAL MATTERS
Purpose	To engage in any lawful act not prohibited by law.	To carry on business as a holding company and to acquire and hold shares, stocks, etc issued by various entities whether in Bermuda or elsewhere.	Same as Great Wall.
Standard form of business objects.
Registered office	9 East Loockerman Street, Dover, Kent County, Delaware.	Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda.	Same as Great Wall.
Transfer agent	Continental Stock Transfer & Trust Company.	Reid Management Limited.	Same as Great Wall.
CAPITAL STRUCTURE
Authorized capital stock
21 million, of which:

• 20 million are shares of common stock, par value $0.0001 per share; and

• 1 million are shares of preferred stock, par value $0.0001 per share. Great Wall’s shares are registered shares.
US$60,000,000 divided into 6,000,000,000 shares of US$0.08 each.
101,000,000 million, of which:

• 100,000,000 million are shares of common stock, par value $0.0001 per share; and

• 1 million are shares of preferred stock, par value $0.0001 per share. Great Wall’s shares are registered shares.

Par value; changes in capitalization	Stated in United States dollars; changes in capital generally require stockholder approval.	Stated in United States dollars; changes in capital generally require shareholders’ approval.	Same as Great Wall.
Preferred (Preference) Shares	Directors may fix the designations, powers, preferences, rights, qualifications, limitations and restrictions by resolution.	Currently the authorized share capital does not include any class of preference shares and there are no preference shares in issue. Shareholders’ approval required to create new class(es) of preference shares. Any new shares shall be issued upon such terms and conditions and with such rights, privileges or restrictions as the shareholders or the Board of Directors may determine, subject to the class rights of existing classes of shareholders.	Same as Great Wall.
Redemption and repurchase of equity	Shares may be repurchased or otherwise acquired, provided the company’s capital will not be impaired. Company may hold or sell treasury shares.	Shares may be repurchased in accordance with provisions of the Bermuda Companies Act. No provision for treasury shares.	Same as Great Wall.
STOCKHOLDERS
Annual meetings	Date, time and place of the annual meeting is determined by the Board of Directors.	Company shall in each year hold an annual general meeting, and not more than 15 months shall elapse between one annual general meeting and the next.	Same as Great Wall.

	Great Wall	ChinaCast	Combined Company

Date, time and place of the annual meeting is determined by the Board of Directors.
Special meetings	Special meetings may be called by a majority of the Board or by the chief executive officer, and must be called by the secretary if requested by holders of a majority of the shares of capital stock.	Special general meetings may be called by the Board of Directors and must be called by the directors if requisitioned by holders of at least one-tenth of the paid-up capital.	Same as Great Wall.
Notice of meetings	Not less than ten nor more than 60 days.	For an annual general meeting and a meting called for the passing of a Special Resolution, at least 21 clear days’ notice in writing. For other meetings, at least 14 clear days’ notice.	Same as Great Wall.
Quorum requirements	The holders of a majority of the capital stock outstanding, present in person or represented by proxy, constitutes a quorum. Meeting may be adjourned for up to 30 days without additional notice to stockholders.	Two shareholders present in person or by duly authorized corporate representative or by proxy and entitled to vote.	Same as Great Wall.
Location	Within or outside Delaware.	Anywhere as determined by the Board.	Same as Great Wall.
Record date for voting	As fixed by the directors, no more than 60 nor less than ten days before the meeting. If not fixed, the day before notice of meeting is given.	Not provided in the Bye-laws.	Same as Great Wall.
Action by written consent	Permitted. Holders of a sufficient number of shares to approve at a meeting with 100% attendance is required. If not unanimous, notice must be given to others.	Written resolutions of shareholders permitted. Need to be signed by all the shareholders who would have been entitled to attend a meeting.	Same as Great Wall.
Notice requirements for stockholder nominations and other proposals	In general, to bring a matter before an annual meeting or nominate a candidate for director, a stockholder must give notice of the proposed matter or nomination not less than 60 and not more than 90 days prior to the date of the annual meeting.

	In the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth day following the date notice of the meeting was mailed or public disclosure was made, whichever first occurs.	To nominate a candidate for director, a shareholder (other than the person proposed) must give notice of the proposed nomination at least 11 clear days before the date of the general meeting.	Same as Great Wall.
Cumulative voting	None.	None.	Same as Great Wall.
BOARD OF DIRECTORS

	Great Wall	ChinaCast	Combined Company

General	The Board shall consist of at least one and not more than nine directors, the exact number determined from time to time by resolution adopted by a majority of the entire Board. Great Wall currently has one director. The Board has all powers to govern the corporation not reserved to the stockholders. Directors appoint the officers, subject to the by-laws, with such powers as the Board determines.	The Board shall consist of not less than two Directors and not more than 20. All Directors must be natural persons.

ChinaCast currently has six directors.

The management of the business of the Company is vested in the Board.

		Directors need not be shareholders.	Same as Great Wall.
Directors need not be stockholders.
Election	By the stockholders as entitled by the terms of the class of their stock, including the holders of common stock.	By the shareholders or by the Board, in accordance with the provisions of the Bye-laws.	Same as Great Wall.
Classes of directors; term	The Board is divided into three classes of directors, designated Class A, Class B and Class C. The number of directors in each class must be as nearly equal as possible. Each director serves for a three-year term.	The Board is subject to a one-third retirement by rotation at each annual general meeting. Each director shall retire at least once every three years. Retiring Directors are eligible for re-election.	Same as Great Wall.
Board quorum and vote requirements	A majority of the entire Board constitutes a quorum. The affirmative vote of a majority of directors present at a meeting at which there is a quorum constitutes action by the Board (unless a greater vote is required by law).	Unless otherwise determined by the Board, two directors is the quorum. Decisions at meetings are made by a majority of votes and if there is an equality, the Chairman shall have a second and casting vote except when only two Directors are present and form a quorum or only two Directors are competent to vote on the question in issue.	Same as Great Wall.
Vacancies	Vacancies (unless the result of stockholder action) and newly-created directorships are filled by the majority vote of the remaining directors in office, even though less than a quorum, or by a sole remaining director. Vacancies resulting from the action of stockholders are filled by the stockholders.	The Company or the Board may appoint Directors either to fill casual vacancies or as additions to the Board, subject to the maximum number determined from time to time.

		A vacancy created by the removal of a director at a shareholders’ meeting may be filled at that meeting by the election of another director or in the absence of such election, by the other directors.	Same as Great Wall.
Committees	Directors may establish one or more committees with such authority as the Board determines.	Board may delegate any of its powers to committees formed from its members or such other persons as the Board thinks fit.	Same as Great Wall.

	Great Wall	ChinaCast	Combined Company

Action by written consent	Directors may take action by written consent of all directors, in addition to action at meeting.	Written resolutions signed by all Directors, save those absent from the principal office or temporarily unable to act through ill health or disability are valid, provided they are signed by at least two Directors and a copy given or the contents communicated to all the Directors.	Same as Great Wall.
Removal	The entire Board or any director may be removed with or without cause by majority vote of the holders of outstanding shares. In case the Board or any one or more directors are so removed, new directors may be elected at the same time for the unexpired portion of the term of the removed director or directors.	Company may by ordinary resolution remove any Director before expiration of his period of office and may elect another person instead to hold office only until the next following annual general meeting, provided that notice of the special general meeting is served on the Director concerned and he is entitled to be heard at such meeting.	Same as Great Wall.
ORGANIC CHANGES
Amendment of charter and by-laws	Amendments must be approved by the Board and by a majority of the outstanding stock entitled to vote on the amendment, and, if applicable, by a majority of the outstanding stock of each class or series entitled to vote on the amendment as a class or series. By-laws may be amended by the stockholders entitled to vote at any meeting or by the Board.	Amendments to the Memorandum of Association and the Bye-laws require shareholders’ approval.	Same as Great Wall.
The power of the Board to amend the by-laws will not divest the stockholders of their power to do so or limit that power.
Merger, consolidation and sale of substantially all assets	Generally requires stockholder approval.	Generally requires shareholder approval.	Same as Great Wall.
Dissenter’s Rights	Provision is made under Delaware corporate law to dissent and obtain fair value of shares in connection with certain corporate actions requiring stockholder approval or consent.	Dissenters may apply to the court to object and/or seek appraisal of value of shares in connection with compulsory acquisition provisions under the Bermuda Companies Act.	Same as Great Wall.
OTHER PROVISIONS

	Great Wall	ChinaCast	Combined Company

Exculpation of directors, officers and employees
A director may not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability:

• for breach of the director’s duty of loyalty;

• for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

• under Section 174 of the Delaware General Corporation Law (prohibiting payment of dividends or redeeming shares without adequate capital); or

• for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director must be eliminated or limited to the fullest extent permitted by that law.

Under the Bermuda Companies Act, a Director shall:

(a) act honestly and in good faith with a view to the best interests of the company; and

(b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

There are certain deeming provisions as to whether a Director is acting honestly and in good faith.
Same as Great Wall.

	Great Wall	ChinaCast	Combined Company

Indemnification of directors, officers, employees and agents
In general, the by-laws provide for the indemnification of any person who was or is a party to any threatened, pending or completed action by reason of his or her status as a director, officer, employee or agent of Great Wall, or is or was serving at the request of Great Wall as a director, officer, employee or agent of another entity, against any expenses, judgments, fines or settlements actually and reasonably incurred by him or her, if the individual:

• acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the company; and

• with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

The by-laws provide for indemnification of any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the company as a director, officer, employee or agent of another entity, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her, in connection with the defense or settlement of such action or suit if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the company. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the company unless and only to the extent that a competent court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.
		The Bye-laws provide indemnification to directors, auditors, officers, trustees and their respective executors or administrators from and against all actions, costs, charges, losses, damages and expenses which any of them may incur or sustain by reason of any act done, concurred in or omitted in or about the execution of their duty or supposed duty in their respective offices or trusts, except such (if any) as they shall incur or sustain through their own willful neglect or default, fraud and dishonesty respectively, and none of them shall be answerable for the acts, receipts, neglects or defaults of any other of them, or for joining in any receipt for the sake of conformity, or for any bankers or other persons with whom any moneys or effects of the Company shall be lodged or deposited for safe custody, or for the insufficiency or deficiency of any security upon which any moneys of the Company shall be placed out or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, except as the same shall happen by or through their own willful neglect or default, fraud and dishonesty respectively.	Same as Great Wall.
Great Wall will advance expenses to a director or officer upon receipt of an undertaking to repay the advanced amount if it is ultimately determined that the individual is not entitled to indemnification.
Indemnification Insurance	Great Wall may purchase insurance covering any person who is or was a director or officer of the company in respect to such matters.	ChinaCast may take out liability insurance for the benefit of its directors and officers.	Same as Great Wall.

STOCKHOLDER PROPOSALS

If the Acquisition is not consummated, the Great Wall 2006 annual meeting of stockholders will be held on or about September 20, 2006 unless the date is changed by the Board of Directors. If you are a stockholder and you want to include a proposal in the proxy statement for that annual meeting, you need to provide it to us by no later than July 23, 2006. You should direct any proposals to our secretary at Great Wall’s principal office in New York City. If you want to present a matter of business to be considered at the meeting, under Great Wall’s by-laws you must give notice of the matter, in writing, to our corporate secretary, between June 23 and July 23, 2006.

LEGAL MATTERS

Appleby Spurling Hunter, Hong Kong, counsel to ChinaCast, has advised on certain legal matters governed by Bermuda and British Virgin Islands law related to this proxy statement/prospectus.

WongPartnership, Singapore, has advised on certain legal matters governed by Singapore law related to this proxy statement/prospectus.

Jingtian & Gongcheng, Beijing, PRC, counsel to ChinaCast, has advised on certain matters, including the enforcement of judgments in the PRC, the validity and enforceability of the consignment agreements of the ChinaCast Parties with respect to three of the ChinaCast Operating Companies, and Chinese governmental regulation of ChinaCast’s business. Reference to their advice has been included in this proxy statement/prospectus and given upon their authority as experts in the law of the PRC.

Loeb & Loeb LLP, New York, New York, will pass upon the validity of the Great Wall common stock to be issued in the Acquisition as set forth in this proxy statement/prospectus. A copy of their opinion is filed as an exhibit to the Registration Statement of which this proxy statement/prospectus forms a part.

EXPERTS

The financial statements of ChinaCast included in this proxy statement/prospectus, have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

The financial statements of Great Wall included in this document have been audited by Goldstein Golub Kessler LLP, independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon their report, given upon their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the Securities and Exchange Commission, Great Wall and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Great Wall’s annual report to stockholders and proxy statement. Upon written or oral request, Great Wall will deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that Great Wall deliver single copies of such documents in the future. Stockholders may notify Great Wall of their requests by calling or writing us at our principal executive offices at 660 Madison Avenue, 15th Floor New York, New York 10021.

WHERE YOU CAN FIND MORE INFORMATION

Great Wall files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended.

You may read and copy reports, proxy statements and other information filed by Great Wall with the SEC at its public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-1004.

Great Wall files its reports, proxy statements and other information electronically with the SEC. You may access information on Great Wall at the SEC web site containing reports, proxy statements and other information at http://www.sec.gov.

After completion of the Offer, if Great Wall’s securities are listed on the Nasdaq National Market, unless you notify it of your desire not to receive these reports, the combined company will furnish to you all periodic reports that it files with the SEC, including audited annual consolidated financial statements and unaudited quarterly consolidated financial statements, as well as proxy statements and related materials for annual and special meetings of stockholders. In addition, you will be able to request Great Wall’s Annual Report on Form 10-KSB.

Information and statements contained in this proxy statement/prospectus or any annex are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to or incorporated by reference into this document.

All information contained or incorporated by reference in this proxy statement/prospectus relating to Great Wall has been supplied by Great Wall, and all such information relating to ChinaCast has been supplied by ChinaCast. Information provided by either of us does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the Acquisition, you should contact:

Mr. Richard Xue
Great Wall Acquisition Corporation
660 Madison Avenue, 15th floor
New York, New York 10021
(212) 753-0804

This proxy statement/prospectus incorporates important business and financial information about Great Wall and ChinaCast and its subsidiaries that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. The request should be sent to:

Mr. Richard Xue
Great Wall Acquisition Corporation
660 Madison Avenue, 15th floor
New York, New York 10021
(212) 753-0804

To obtain timely delivery of requested materials, security holders must request the information no later than five business days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is          , 2006.

The financial statements of ChinaCast are prepared using Renminbi, the currency of the People’s Republic of China (“PRC”). For convenience, the Renminbi amounts have been converted throughout the text of this proxy statement/prospectus into United States dollars. Until recently, the Renminbi was a controlled currency, and the exchange rate maintained by the PRC was approximately 8.27 Renminbi to one United States dollar. This is the exchange rate used for the translated dollar amounts in the text of this proxy statement/prospectus. The Chinese government has recently altered its policy toward the rate of exchange of the Renmimbi versus the US dollar. Changing from a previously fixed rate policy regarding the dollar, the Renmimbi has recently been permitted to float within a fixed range against a basket of currencies, including the US dollar, Japanese Yen and European Euro, which has resulted in the Renmimbi being allowed to appreciate 2% +/− 0.3% vs. the dollar. Since the company’s business is presently 100 percent domestic, this change will have no effect on the company’s business, but will result in a concomitant increase in its after-tax earnings when stated in dollar terms. In the future, the company’s earnings stated in US dollars will fluctuate in accordance with the change in exchange rate.

CHINACAST COMMUNICATION
HOLDINGS LIMITED
Report of Independent Registered Public Accounting Firm
and Financial Statements
For the years ended December 31, 2003, 2004 and 2005

CHINACAST COMMUNICATION HOLDINGS LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
CHINACAST COMMUNICATION HOLDINGS LIMITED
We have audited the accompanying consolidated balance sheets of Chinacast Communication Holdings Limited and its subsidiaries (the “Company”) as of December 31, 2003, 2004 and 2005, and the related consolidated statements of operations, shareholders’ (deficit) equity and comprehensive income and cash flows for the years then ended, all expressed in Renminbi. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003, 2004 and 2005 and the results of its operations and its cash flows for the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.
Our audits also comprehended the translation of Renminbi amounts into United States dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2. Such United States dollar amounts are presented solely for the convenience of the readers.
Deloitte Touche Tohmatsu CPA Ltd.
Beijing, China
May 12, 2006

CHINACAST COMMUNICATION HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	As of December 31,
	2003	2004	2005	2005
	RMB	RMB	RMB	US$
Assets

Current assets:
Cash and cash equivalents	46,682	54,425	120,368	14,915
Term deposits	64,313	323,901	273,798	33,928
Accounts receivable, net of allowance of RMBnil, RMBnil and RMB37 for 2003, 2004 and 2005, respectively	26,001	15,977	39,277	4,867
Inventory	—	338	3,276	406
Prepaid expenses and other current assets	10,271	11,308	16,489	2,043
Amounts due from related parties	11,848	6,911	8,605	1,067

Total current assets	159,115	412,860	461,813	57,226
Property, plant and equipment, net	17,186	11,523	20,264	2,511
Acquired intangible assets, net	—	—	19,378	2,402
Deposits for acquiring equipment	5,283	25,839	3,800	471
Goodwill	1,488	1,943	3,538	438
Long-term investments	—	400	19,298	2,391
Deferred tax assets	690	517	345	43
Non-current advances to a related party	122,527	133,863	148,477	18,398

Total assets	306,289	586,945	676,913	83,880

Liabilities, mezzanine equity and shareholders’ (deficit) equity

Current liabilities:
Accounts payable	1,716	3,209	10,627	1,316
Accrued expenses and other current liabilities	11,060	17,085	44,847	5,556
Amounts due to related parties	13,402	—	87	11
Income tax payable	12,886	21,182	28,280	3,504
Current portion of capital lease obligation	155	155	152	19
Current portion of long-term bank loan	60	60	—	—

Total current liabilities	39,279	41,691	83,993	10,406

Long-term liabilities:
Capital lease obligation — long term	502	348	190	24
Long-term bank loan — long term	140	80	—	—

Total long-term liabilities	642	428	190	24

Minority interest	19,063	19,063	23,216	2,877

Total liabilities	58,984	61,182	107,399	13,307

CHINACAST COMMUNICATION HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS — continued
(In thousands, except share and per share data)

	As of December 31,
	2003	2004	2005	2005
	RMB	RMB	RMB	US$
Commitments (Notes 10 & 17)

Mezzanine equity:
Series A redeemable convertible preference shares (US$0.08 par value; 500,000,000 shares authorized and 19,702,958, nil and nil shares issued and outstanding in 2003, 2004 and 2005, respectively) (liquidation value US$nil)	183,764	—	—	—
Series B redeemable convertible preference shares (US$0.08 par value; 500,000,000 shares authorized and 18,058,580, nil and nil shares issued and outstanding in 2003, 2004 and 2005, respectively) (liquidation value US$nil)	115,766	—	—	—

Shareholders’ (deficit) equity:
Ordinary shares (US$0.08 par value; 1,200,000, 750,000,000 and 750,000,000 shares authorized in 2003, 2004 and 2005, respectively; 199,218,524, 441,816,501 and 441,816,501 issued and outstanding in 2003, 2004 and 2005, respectively)	131,771	292,235	292,235	36,213
Additional paid-in capital	(92,205)	323,519	323,519	40,089
Deferred share-based compensation	—	(3,099)	(1,181)	(146)
Accumulated other comprehensive income (loss)	23	61	(1,568)	(194)
Accumulated deficit	(91,814)	(86,953)	(43,491)	(5,389)

Total shareholders’ (deficit) equity	(52,225)	525,763	569,514	70,573

Total liabilities, mezzanine equity and shareholders’ (deficit) equity	306,289	586,945	676,913	83,880

See notes to consolidated financial statements.

CHINACAST COMMUNICATION HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	For the year ended December 31,
	2003	2004	2005	2005
	RMB	RMB	RMB	US$
Revenues:
Service	72,757	79,408	122,550	15,186
Equipment	—	1,163	29,797	3,692

	72,757	80,571	152,347	18,878

Cost of revenues:
Service	(34,373)	(38,979)	(44,703)	(5,540)
Equipment	—	(734)	(29,054)	(3,600)

	(34,373)	(39,713)	(73,757)	(9,140)

Gross profit	38,384	40,858	78,590	9,738

Operating (expenses) income:
Selling and marketing expenses (including share-based compensation of RMBnil, RMB1,623 and RMB148 for 2003, 2004 and 2005, respectively)	(2,584)	(3,613)	(3,543)	(439)
General and administrative expenses (including share-based compensation of RMBnil, RMB21,699 and RMB1,770 for 2003, 2004 and 2005, respectively)	(19,727)	(49,893)	(36,065)	(4,469)
Foreign exchange loss	(73)	(78)	(2,361)	(291)
Management service fee	26,528	34,451	14,286	1,770

Total operating (expenses) income, net	4,144	(19,133)	(27,683)	(3,429)
Income from operations	42,528	21,725	50,907	6,309
Interest income	635	2,648	4,604	570
Other income	4	144	581	72
Interest expense	(1,050)	(391)	(19)	(2)

Income before income taxes	42,117	24,126	56,073	6,949
Provision for income taxes	(7,460)	(8,689)	(10,540)	(1,306)
Net income after income taxes before equity earnings of equity investments and minority interest	34,657	15,437	45,533	5,643
Equity earnings of equity investments	—	—	(402)	(50)
Minority interest	—	—	(1,669)	(207)

Net income	34,657	15,437	43,462	5,386
Deemed dividend on redeemable convertible preference shares	(22,609)	(10,576)	—	—

Income attributable to holders of ordinary shares	12,048	4,861	43,462	5,386

Income per share (in RMB cents or US$cents)
Basic	6.05	1.36	9.84	1.22

Diluted	6.05	1.32	9.48	1.17

Shares used in computation:
Basic	199,218,524	356,346,342	441,816,501	441,816,501

Diluted	199,218,524	368,759,638	458,642,895	458,642,895

See notes to consolidated financial statements.

CHINACAST COMMUNICATION HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY AND COMPREHENSIVE INCOME
(In thousands, except share data)

	Ordinary						Deferred				Accumulated other	Total
				Additional			share-based		Accumulated		comprehensive	stockholders'		Comprehensive
	Shares	Amount		paid-in capital			compensation		deficit		(loss) income	equity		income
		RMB		RMB			RMB		RMB		RMB	RMB		RMB
Balance at January 1, 2003	199,218,524		131,771		(105,325)		—		(103,862)		(28)		(77,444)		—
Capital contribution from loan forgiveness from a shareholder	—		—		13,120		—		—		—		13,120		—
Deemed dividend on redeemable convertible preference shares	—		—		—		—		(22,609)		—		(22,609)		—
Net income	—		—		—		—		34,657		—		34,657		34,657
Foreign currency translation adjustment	—		—		—		—		—		51		51		51

Balance at December 31, 2003	199,218,524		131,771		(92,205)		—		(91,814)		23		(52,225)		34,708

Issuance of ordinary shares in exchange for Series A redeemable convertible preference shares and Series B redeemable convertible preference shares	132,097,977		87,375		222,731		—		—		—		310,106		—
Issuance of ordinary shares upon initial public offering, net of issuance costs of RMB19,922	110,500,000		73,089		166,572		—		—		—		239,661		—
Deferred share-based compensation	—		—		26,421		(26,421)		—		—		—		—
Amortization of deferred share-based compensation	—		—		—		23,322		—		—		23,322		—
Deemed dividend on redeemable convertible preference shares	—		—		—		—		(10,576)		—		(10,576)		—
Net income	—		—		—		—		15,437		—		15,437		15,437
Foreign currency translation adjustment	—		—		—		—		—		38		38		38

Balance at December 31, 2004	441,816,501		292,235		323,519		(3,099)		(86,953)		61		525,763		15,475

Amortization of deferred share-based compensation	—		—		—		1,918		—		—		1,918		—
Net income	—		—		—		—		43,462		—		43,462		43,462
Foreign currency translation adjustment	—		—		—		—		—		(1,629)		(1,629)		(1,629)

Balance at December 31, 2005	441,816,501		292,235		323,519		(1,181)		(43,491)		(1,568)		569,514		41,833

		US$	36,213	US$	40,089	US$	(146)	US$	(5,389)	US$	(194)	US$	70,573	US$	5,184

CHINACAST COMMUNICATION HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands

	For the year ended December 31,
	2003	2004	2005	2005
	RMB	RMB	RMB	US$
Operating activities:
Net income attributable to holders of ordinary shares	12,048	4,861	43,462	5,386
Deemed dividend on redeemable convertible preference shares	22,609	10,576	—	—

Net income	34,657	15,437	43,462	5,386
Adjustments for:
Minority interest	—	—	1,669	207
Depreciation and amortization	3,946	5,740	8,745	1,083
Amortization of deferred share-based compensation	—	23,322	1,918	238
Allowance for accounts receivable			37	5
Loss on disposal of property, plant and equipment	—	229	3	—
Equity in earnings of equity investments	—	—	402	50
Changes in assets and liabilities:
Accounts receivable, net	11,661	10,055	(22,713)	(2,814)
Inventory	—	(338)	(508)	(63)
Prepaid expenses and other current assets	(10,271)	(1,037)	(5,345)	(662)
Amounts due from related parties	(6,848)	4,937	(1,694)	(211)
Accounts payable	(4,994)	1,493	7,418	919
Accrued expenses and other current liabilities	4,435	6,025	16,941	2,099
Amount due to a related party	—	—	87	11
Income tax payable	7,236	8,296	7,335	909
Deferred tax assets	172	173	172	21

Net cash provided by operating activities	39,994	74,332	57,929	7,178

Investing activities:
Purchase of equity investment	—	(400)	(4,300)	(533)
Purchase of cost investment	—	—	(15,000)	(1,859)
Advances to related parties	(64,415)	(11,336)	(15,182)	(1,881)
Deposits for acquiring equipment	(5,283)	(20,556)	(3,800)	(471)
Return of deposit for acquiring equipment	—	—	9,004	1,116
Purchase of property, plant and equipment	(1,646)	(306)	(297)	(37)
Purchase of subsidiaries, net of cash acquired	—	—	(12,195)	(1,511)
Term deposits	(37,001)	(259,588)	50,103	6,209

Net cash (used in) provided by investing activities	(108,345)	(292,186)	8,333	1,033

Financing activities:
Proceeds from issuance of redeemable convertible preference shares, net of issuance cost	110,668	—	—	—
Capital contribution from minority shareholders	6,000	—	—	—
Cash paid for acquiring ordinary shares from minority shareholders	(1,488)	(455)	—	—
Proceeds from issuance of ordinary shares upon initial public offering, net of issuance cost	—	239,661	—	—
Bank loan raised	200	—	—	—
Repayment of capital lease obligation	(130)	(154)	(151)	(19)
Repayment of bank loan	—	(60)	(140)	(17)
Repayment of advances from related parities	(407)	(13,402)	—	—

Net cash provided by (used in) financing activities	114,843	225,590	(291)	(36)

Net increase in cash and cash equivalents	46,492	7,736	65,971	8,175
Cash and cash equivalents at beginning of the year	126	46,682	54,425	6,744
Effect of foreign exchange rate changes	64	7	(28)	(4)

Cash and cash equivalents at end of the year	46,682	54,425	120,368	14,915

CHINACAST COMMUNICATION HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS — continued
In thousands

	For the year ended December 31,
	2003	2004	2005	2005
	RMB	RMB	RMB	US$
Non-cash financing activities:
Shareholder’s loan and interest payable forgiveness	13,120	—	—	—
Inception of capital lease	787	—	—	—
Non-cash capital contribution from minority shareholders	13,063	—	—	—
Conversion of Series A redeemable convertible preference shares and Series B redeemable convertible preference shares into ordinary shares	—	310,106	—	—
Supplemental cash flow information:
Interest paid	1,050	391	19	2

Income taxes paid	62	220	3,270	405

Acquisition of subsidiaries:
Cash consideration			21,000	2,602

Assets acquired (including cash and cash equivalent of RMB2,505, intangible assets of RMB20,736 and goodwill of RMB1,595)			27,597	3,420
Liabilities assumed			(4,113)	(510)
Minority interest			(2,484)	(308)

			21,000	2,602

See notes to consolidated financial statements.

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

ChinaCast Communication Holdings Limited (the “Company” or “CCH”) was incorporated in Bermuda on November 20, 2003 under the Companies Act 1981 of Bermuda as an exempted company with limited liability. CCH and all of its subsidiaries and variable interest entity are collectively referred to as the “Group”.

As of December 31, 2005, details of the Company’s subsidiaries and variable interest entity are as follows:

		Place of
	Date of	incorporation	Proportion of issued
	incorporation	(or establishment)	share/registered capital
Name	or establishment	/operation	held by the Company		Principal activity
			Direct	Indirect
Subsidiary:

ChinaCast Communication Network Company Ltd. (“CCN”)	April 8, 2003	British Virgin Islands	100%	-	Investment holdings

Held by CCN

ChinaCast Technology (BVI) Limited (“CCT BVI”)	June 18, 1999	British Virgin Islands	-	98.5%	Acts as technology enablers in the satellite communication industry and investment holding company

Held by CCT BVI

ChinaCast Technology (HK) Limited (“CCT HK”)	October 4, 1999	Hong Kong/Hong Kong and other regions of the People’s Republic of China (“PRC”)	-	98.5%	Acts as a liaison office for the Group’s operation

ChinaCast Technology (Shanghai) Limited (“CCT Shanghai”)	December 20, 2000	PRC	-	98.5%	Provision of technical services to related parties

Held by CCT Shanghai

Beijing Tongfang Digital Education Technology Limited (“Tongfang”) (Chinese Characters) (Chinese Characters)(Note)	April 29, 2005	PRC	-	49.3%	Investment holdings

Held by Tongfang

Beijing Tongfang Chuangxin Technology Limited (“Tongfang Chuangxin”) (Chinese Characters) (Chinese Characters) (Note)	August 13, 2003	PRC	-	25.1%	Provision of network service for distance learning

Variable interest entity:

ChinaCast Li Xiang Co., Ltd. (“CCLX”)	May 7, 2003	PRC	-	-	Provision of satellite broad band services
Note: The Group considers Tongfang and Tongfang Chuangxin as subsidiaries due to the fact that the Group controls the entities through its representation of board of directors mandated by the Articles of Association of Tongfang which directly owns a majority stake in Tongfang Chuangxin.

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
1.	ORGANIZATION AND PRINCIPAL ACTIVITIES — continued

On April 29, 2004, all issued shares of CCN held by a controlling shareholders group were converted into ordinary shares of the Company, who then became the holding company of the Group.

On July 16, 2003, all issued shares of CCT BVI held by a controlling shareholders group were converted into ordinary shares of CCN who then became the holding company for the period between July 16, 2003 through April 29, 2004.

In preparing the consolidated statements of stockholders’ (deficit) equity and comprehensive income for all periods presented, the balances of ordinary shares represents the ordinary shares of the Company, including all shares issued under share exchanges involving entities under common control. The differences between the amounts of the ordinary shares presented and the amounts of ordinary shares of the relevant entities outstanding before the share exchanges are included as part of the additional paid-in capital. In addition, on April 29, 2004, the shareholders of the Group approved an 8-for-1 reverse stock split of the Group’s ordinary shares with immediate effect. The 8-for-1 reverse share split has been retroactively applied to all periods presented.

The Group primarily acts as a service provider in the satellite communication industry in the PRC.

On May 14, 2004, the Company was listed on the Main Board of Singapore Exchange Securities Trading Limited (“SGX-ST”).

PRC regulations restrict direct foreign ownership of business entities providing telecommunications services, Internet access and the distribution of news and information in the PRC where certain licenses are required. To comply with these regulations, a substantial portion of the Group’s satellite broadband business activities is conducted through CCLX, a variable interest entity established on May 7, 2003. The Company’s subsidiaries does not have legal ownership of CCLX which is licensed to provide value-added satellite broadband services in the PRC. CCLX is legally owned by ChinaCast Co., Ltd. (“CCL”) and Li Wei, who is a PRC citizen. The investment by these two parties in an aggregate amount of RMB19,063 has been included as minority interest in the accompanying financial statements. CCLX entered into various contractual arrangements with CCT Shanghai, including a technical services agreement to engage CCLX to provide the required satellite broadband services. In return, CCLX is required to pay CCT Shanghai fees for assistance to CCLX in the implementation of CCLX’s businesses and the supply for CCLX’s use, ancillary equipment together with certain associated software and technical documentation. As such, CCT Shanghai is entitled to receive fees in amount up to all of the net income of CCLX. CCT BVI, CCT HK and CCT Shanghai have also provided funds to CCLX in an amount up to RMB217,950 as of December 31, 2005, to finance the development of CCLX’s business.

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
1.	ORGANIZATION AND PRINCIPAL ACTIVITIES — continued

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation (“FIN”) No. 46 “Consolidation of Variable Interest Entities”, which requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the ownership interest held by the equity investors in the entity does not have characteristics of a controlling financial interest or does not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 was effective for all new variable interest entities created or acquired after January 31, 2003. FASB issued FIN 46 (Revised 2003) (“FIN 46 (R)”) “Consolidation of Variable Interest Entities”, which provides for the deferral of the implementation date to the end of the first reporting period after March 15, 2004, unless the Group has a special purpose entity, in which case the provisions must be applied for fiscal years ended December 31, 2003. However, in preparing the accompanying consolidated financial statements, the Group has elected to retroactively apply FIN 46 (R) and has consolidated CCLX as its variable interest entity since its establishment in May 2003.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a)	Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

(b)	Basis of consolidation

The consolidated financial statements include the financial statements of the Company, its majority owned subsidiaries and its variable interest entity, CCLX.

All inter-company transactions and balances have been eliminated upon consolidation. An affiliated company over which the Company has the ability to exert significant influence, but does not have a controlling interest (generally 20% to 50% owned), is accounted for using the equity method. The Company’s share of earnings of the affiliate is included in the accompanying consolidated statements of operations.

(c)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased.

(d)	Term deposits

Term deposits consist of deposits placed with financial institutions with original maturity terms of greater than three months but less than one year.

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued
(e)	Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses in the financial statements and accompanying notes. Significant accounting estimates reflected in the Company’s consolidated financial statements include allowance for doubtful amounts, the useful lives of and impairment for property, plant and equipment, valuation allowance for deferred tax assets, impairment of goodwill and stock-based compensation. Actual results could differ from those estimates.

(f)	Significant risks and uncertainties

The Group participates in a young and dynamic industry and believes that changes in any of the following areas could have a material adverse effect on the Group’s future financial position, results of operations or cash flows: the Group’s limited operating history; advances and trends in new technologies and industry standards; share market performance and public interest in companies operating in PRC that are listed on share market in the United States; competition from other competitors; regulatory or other PRC related factors; and risks associated with the Group’s ability to attract and retain employees necessary to support its growth, risks associated with the Group’s growth strategies; and general risks associated with the industry.

(g)	Inventories

Inventories are stated at the lower of cost or market value. Cost is determined by the weighted average method.

(h)	Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives of property, plant and equipment are as follows:

Satellite hub equipment	7years
Computer equipment	5years
Furniture and fixtures	5years
Motor vehicles	5years
Assets recorded under capital leases are amortized using the straight-line method over the term of the lease, or in accordance with practices established for similar owned assets. Amortization is included with depreciation expense.

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued
(i)	Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the fair value of the assets.

(j)	Goodwill

Beginning in 2002, with the adoption of Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets,” goodwill is no longer amortized, but instead tested for impairment upon first adoption and annually thereafter, or more frequently if events or changes in circumstances indicate that it might be impaired. SFAS No. 142 requires the Group to complete a two-step goodwill impairment test. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. SFAS No. 142 requires completion of this first step within the first six months of initial adoption and annually thereafter. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

The change in the carrying amount of goodwill for the year ended December 31, 2005 is as follows:

RMB

Balance as of January 1, 2005	1,943
Goodwill acquired during the year	1,595

Balance as of December 31, 2005	3,538

(k)	Long-term investment

For investments in an investee over which the Group does not have significant influence, the Group carries the investment at cost and recognizes as income any dividends received from distribution of investee’s earnings. The Group reviews the cost investments for impairment whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable.

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued
(l)	Revenue recognition

The Group’s revenues are primarily derived from satellite bandwidth and network access services and to a lesser extent, sales of satellite communication related equipment and accessories. Revenues from satellite bandwidth and network access services are recognized as the services are provided for recurring management fee, and usage fees under transaction-based arrangement. Revenues from satellite communication related equipment and accessories are recognized once the equipment and accessories are delivered and accepted by the customers. Accordingly, revenue is recognized when all four of the following criteria are met: (i) pervasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred and risks and rewards of ownership have passed to the customer; (iii) the selling price is both fixed and determinable; and (iv) collection of the resulting receivable is reasonably assured.

Prepayments for the satellite bandwidth and network access services are deferred and recognized as revenue when the services are rendered.

The Group presents revenue exclusive of value added tax and business tax incurred, which amount to RMB3,829, RMB4,243 and RMB11,864 for the years ended December 31, 2003, 2004 and 2005, respectively.

(m)	Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease period.

(n)	Foreign currency translation

The functional and reporting currency of the Group is the Renminbi (“RMB”). Transactions in other currencies are recorded in RMB at the rates of exchange prevailing when the transactions occur. Monetary assets and liabilities denominated in other currencies are translated into RMB at rates of exchange in effect at the balance sheet dates. Exchange gains and losses are recorded in the consolidated statements of operations.

(o)	Translation into United States Dollars

The financial statements of the Group are stated in RMB. The translation of RMB amounts at and for the year ended December 31, 2005 into United States dollar (“US$”) is included solely for the convenience of readers and has been made at the rate of RMB8.07 to US$1, the approximate free rate of exchange at December 31, 2005. Such translations should not be construed as representations that RMB amounts could be converted into US$ at that rate or any other rate.

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued
(p)	Foreign currency risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of Renminbi into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The cash and cash equivalents and term deposits of the Group included aggregate amounts of RMB404 and RMB37,000 at December 31, 2003 and RMB52,782 and RMB114,500 at December 31, 2004, RMB119,934 and RMB124,500 at December 31, 2005, respectively, which were denominated in RMB.

The PRC subsidiaries conduct their business substantially in the PRC, and their financial performance and position are measured in terms of RMB. Any devaluation of the RMB against the United States dollar would consequently have an adverse effect on the financial performance and asset values of the Group when measured in terms of United States dollars. The PRC subsidiaries’ products and services are primarily sold and delivered in the PRC for RMB. Thus, their revenues and profits are predominantly denominated in RMB, and will have to be converted by the Group to pay dividends to the Company in Hong Kong or United States dollar. Should the RMB devalue against the Hong Kong or United States dollars, such devaluation could have a material adverse effect on the Group’s profits and the foreign currency equivalent of such profits repatriated by the PRC entities to the Company.

(q)	Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable. The Group places its cash and cash equivalents with financial institutions with high-credit ratings and quality.

The Group conducts credit evaluations of customers and generally does not require collateral or other security from its customers. The Group evaluates allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

(r)	Fair value of financial instruments

The carrying amounts of cash and cash equivalents approximate their fair value due to the short-term maturity of these instruments.

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued
(s)	Income taxes

Deferred income taxes are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, net operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

(t)	Comprehensive income

Comprehensive income includes net income and foreign currency translation adjustments. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances except for transactions resulting from investments by shareholders and distributions to shareholders.

(u)	Segment reporting

The Group’s revenue and net income are substantially derived from provision of satellite bandwidth and network access services throughout the PRC. Most of the assets and capital expenditure of the Group are employed in the PRC. Accordingly, all financial segment information is as presented in the accompanying consolidated financial statements.

(v)	Net income per share

Basic net income per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted net income per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised into ordinary shares. Ordinary share equivalents are excluded from the computation of the diluted net income per share in periods when their effect would be anti-dilutive. Basic and diluted net income per share for all periods presented is adjusted to reflect the reverse stock split of eight ordinary shares into one ordinary share of the Company occurred in April 2004.

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued
(w)	Share-based compensation

The Group has adopted SFAS No. 123R, ''Share-based Payment '', which requires that share-based payment transactions with employees, such as share options, be measured based on the grant-date fair value of the equity instrument issued and recognized as compensation expense over the requisite service period, with a corresponding addition to paid-in capital. Under this method, compensation cost related to employee share options or similar equity instruments is measured at the grant date based on the fair value of the award and is recognized over the period during which an employee is required to provide service in exchange for the award, which generally is the vesting period.

The Group accounts for equity instruments issued to non-employee vendors in accordance with the provisions of Emerging Issues Task Force (''EITF’’) Issue No. 96-18, ''Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services’’. All transactions in which goods or services are received in exchange for equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counterparty’s performance is completed. For the periods presented, the Group did not issue any equity instruments to non-employee vendors.

(x)	Recently issued accounting pronouncements

On November 3, 2005, the FASB issued FASB Staff Position (“FSP”) FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. This FSP addresses the determination as to when an investment is considered impaired, whether the impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting consideration subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” and SFAS No. 124 “Accounting for Certain Investments Held by Not-for-Profit Organizations” and APB Opinion No. 18 “The Equity Method of Accounting for Investments in Common Stock”. The Group does not expect the adoption of this FSP will have a material effect on the Group’s financial position or results of operations.

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued
(x)	Recently issued accounting pronouncements — continued

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB No. 107”) to provide guidance on SFAS No. 123 (R). SAB No. 107 provides the staff’s view regarding the valuation of share-based payment arrangements for public companies. In particular, this SAB provides guidance related to share-based payment transactions with non-employees, the transition from non public to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first time adoption of SFAS No. 123 (R), the modification of employee share options prior to the adoption of SFAS No. 123 (R) and disclosure in Management’s Discussion and Analysis subsequent to adoption of SFAS No. 123 (R). SAB No. 107 was effective March 29, 2005. The Group does not expect the adoption of this guidance will have a material effect on the Group’s financial position or results of operations.

In November 2004, FASB issued SFAS No. 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4”. This Statement amends the guidance in Accounting Research Board No. 43, Chapter 4, “Inventory Pricing” to clarify the accounting for abnormal amounts of idle facility expenses, freight, handling costs, and wasted material (spoilage). This Statement requires that those items be recognized as current period charges. In addition, this Statement requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Group does not expect the adoption of this Statement will have a material effect on the Group’s financial position or results of operations.

In March 2004, the EITF reached a consensus on Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”. EITF No. 03-01 provides guidance on recording other-than-temporary impairments of cost method investments and requires additional disclosures for those investments. The recognition and measurement guidance in EITF No. 03-01 should be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. The disclosure requirements are effective for fiscal years ending after June 15, 2004 and are required only for annual periods. The Group does not expect the adoption of this EITF will have a material effect on the Group’s financial position or results of operations.

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
3.	ACQUISITION
In October 2005, CCT Shanghai acquired 50% of the outstanding registered capital of Tongfang, in exchange for cash of RMB21,000, of which RMB14,700 was paid in 2005 and the remaining balance of RMB6,300 will be paid in 2006. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The purchase price was allocated as follows:

		Amortization
	RMB	period
Net tangible assets acquired (including cash and cash equivalents of RMB2,505)	1,153
Intangible assets:
Agreements with universities	20,465	46 months
Training school operating right	271	10 years
Minority interest	(2,484)
Goodwill	1,595

Total	21,000

The intangible asset valuation for the acquisition described above was based on a valuation analysis provided by Sallmanns (Far East) Limited, a third party valuation firm. The valuation analysis utilizes and considers generally accepted valuation methodologies such as the income, market and cost approach. The Group has incorporated certain assumptions which include projected cash flows.
Pro forma
The following summarized unaudited pro forma results of operations for the year ended December 31, 2005 assuming that the above acquisition during the year ended December 31, 2005 occurred as of January 1, 2004 and 2005. These pro forma results have been prepared for comparative purposes only and do not purport to be indications of the results of operations which actually would have resulted had the significant acquisitions occurred as of January 1, 2004 and 2005.

	For the year ended
	December 31,
	2005	2004
	RMB	RMB
	(unaudited)	(unaudited)
Revenues	166,205	96,261
Income attributable to holders of ordinary shares	40,548	2,574
Income per share — basic (in RMB cents)	9.18	0.72
Income per share — diluted (in RMB cents)	8.84	0.70

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
4.	INVENTORY
Inventory consists of the following:

	As of December 31,
	2003	2004	2005
	RMB	RMB	RMB
Satellite communication related equipment and equipment accessories	—	338	3,276

5.	PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepaid expenses and other current assets consist of the following:

	As of December 31,
	2003	2004	2005
	RMB	RMB	RMB
Advances to suppliers	3,260	8,412	10,036
Prepaid expenses for initial public offering	1,761	—	—
Deposit for project development	5,106	2,606	455
Fees receivable (Note)	—	—	4,094
Others	144	290	1,904

	10,271	11,308	16,489

Note:	Fees receivable represent professional service fees paid by the Company in connection with an unsolicited voluntary conditional offer, to acquire all the issued ordinary shares in the capital of the Company, as announced by the offeror on September 14, 2005. The completion of the offer is subject to the satisfaction or waiver for certain pre-conditions. The offeror has undertaken that it will bear the certain professional fees paid by the Company in relation to the conditional offer. During 2005, the Company paid such professional fees of RMB2,430 which have been fully reimbursed by the offeror.
6.	PROPERTY, PLANT AND EQUIPMENT, NET
Property, plant and equipment, net consist of the following:

	As of December 31,
	2003	2004	2005
	RMB	RMB	RMB
Satellite hub equipment	24,384	24,384	33,461
Computer equipment	11,017	8,946	15,434
Furniture and fixtures	128	216	372
Motor vehicles	1,051	1,232	1,624
	36,580	34,778	50,891

Less: accumulated depreciation	19,394	23,255	30,627

	17,186	11,523	20,264

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
6.	PROPERTY, PLANT AND EQUIPMENT, NET — continued
The Group leases a motor vehicle under an agreement that is classified as a capital lease (see Note 10). The cost of the asset under the capital lease is included in property, plant, and equipment and was RMB787, RMB787 and RMB787 as of December 31, 2003, 2004 and 2005, respectively. Accumulated amortization of the leased asset as of December 31, 2003, 2004 and 2005, was approximately RMB52, RMB210 and RMB360, respectively.
7.	ACQUIRED INTANGIBLE ASSETS, NET
Acquired intangible assets, net consist of the following:

As of
December 31,
2005
RMB
Agreements with universities	20,465
Training school operating right	271
Less: accumulated amortization	(1,358)

19,378

In 2005, the Group acquired certain agreements with universities and a training school operating right through an acquisition (see Note 3). The Group also recorded amortization expenses in respect of agreements with universities and a training school operating right amounting to RMB1,351 and RMB7, respectively, for the year ended December 31, 2005. The Group will record amortization expenses of RMB5,366, RMB5,366, RMB5,366, RMB3,124 and RMB27, for 2006, 2007, 2008, 2009 and 2010, respectively.
8.	LONG-TERM INVESTMENTS
Long-term investments consist of the following:

				As of December 31,
			Percentage
Name of investment	Notes		of ownership	2003	2004	2005
				RMB	RMB	RMB
Equity investments:
ChongQing ChinaCast Distance Learning Service Limited	(a	)	20%	—	400	348
Guo You Communication Network Limited	(b	)	43%	—	—	3,950

				—	400	4,298

Cost investment:
Beijing Dongshi-ChinaCast Education Technology Co., Ltd.	(c	)	20%	—	—	15,000

Total				—	400	19,298

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
8.	LONG-TERM INVESTMENTS — continued
Notes:
(a)	In February 2004, the Group established ChongQing ChinaCast Distance Learning Service Limited (“ChongQing ChinaCast”) and invested a 20% stake of ChongQing ChinaCast for RMB400. The Group has accounted for its investment in ChongQing ChinaCast under the equity method of accounting. The carrying amount of RMB348 is equal to the underlying equity in net assets of ChongQing ChinaCast.

(b)	In March 2005, the Group established Guo You Communication Network Limited (“Guo You”) and invested a 43% stake in Guo You for RMB4,300. The Group has accounted for its investment in Guo You under the equity method of accounting. The carrying amount of RMB3,950 is equal to the underlying equity in net assets of Guo You.

(c)	In June 2005, the Group acquired a 20% stake in Beijing Dongshi-ChinaCast Education Technology Co., Ltd. (“Dongshi ChinaCast”) for RMB15,000. In view of its limited representation on the board of directors, the concentration of majority ownership among a group of other investors who operates Dongshi ChinaCast and the Group has assigned all of its voting rights to one of the other shareholders of Dongshi ChinaCast under certain circumstances, the Group has concluded that it does not exert significant influence over the operating and financial activities of Dongshi ChinaCast. Accordingly, the Group has accounted for its investment in Dongshi ChinaCast under the cost method of accounting.
9.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities consist of the following:

	As of December 31,
	2003	2004	2005
	RMB	RMB	RMB
Accrued professional fees	401	1,428	6,307
Accrued employee payroll and other compensation	796	839	1,885
Advances from customers	693	100	8,166
Payable for acquired property, plant and equipment	—	—	392
Payable related to the acquisition (Note 3)	—	—	6,300
Others accrued expenses	13	70	173
Value-added taxes	77	—	—
Business tax payable	9,080	14,591	21,355
Other tax payables	—	57	269

Total	11,060	17,085	44,847

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
10. CAPITAL LEASE OBLIGATION

	As of December 31,
	2003	2004	2005
	RMB	RMB	RMB
Capital lease obligation bearing an average interest rate of 5.5% per annum	657	503	342

Total	657	503	342
Current portion of capital lease obligation	(155)	(155)	(152)

Capital lease obligation, less current portion	502	348	190

Future minimum lease payments required under the capital lease and the present value of the net minimum lease payments as of December 31, 2005 are as follows:

RMB
Year ending December 31,
2006	169
2007	169
2008	43

Total minimum lease payments	381
Less: amount representing interest	39

Present value of net minimum lease payments	342
Less: current maturities of capital lease obligation	(152)

Long-term capital lease obligation	190

     The term of the capital lease is 5 years expiring in 2008. Interest rate is fixed at the contract date.
11. LONG-TERM BANK LOAN

	As of December 31,
	2003	2004	2005
	RMB	RMB	RMB
Bank loan bearing an average interest rate of 5.49% per annum repayable by yearly installments of RMB60	200	140	—

Total	200	140	—
Less: current portion of long-term bank loan	60	60	—

Long-term bank loan, less current portion	140	80	—

The bank loan is a three-year loan repayable by yearly installments commencing March 21, 2003 and is secured by a motor vehicle of the Group. In advance of the repayment schedule, the Group fully repaid the bank loan in 2005. The carrying amount of the long-term bank loan approximates to its fair value.

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
12.	REDEEMABLE CONVERTIBLE PREFERENCE SHARES
On September 11, 2000, CCT BVI’s Board of Directors authorized the issuance of 28,640,000 shares of the Series A CCT BVI Preference Shares at a price of the US$1.00 per share. In December 2000 and June 2001, CCT BVI received the initial and second tranches of subscription in respect of total 17,184,000 shares for RMB141,488.
The holders of the Series A CCT BVI Preference Shares (“Series A Investors”) are entitled to the same voting rights as that of ordinary shareholders, and are entitled to participate in all dividends paid to the ordinary shareholders, on an as converted basis. The Series A Investors have dividend distribution and liquidation preferences to the ordinary shareholders.
The Series A Investors have the right at any time on or after the third anniversary of the issuance of the shares or prior to that date if certain conditions or events occur, at the investor’s option, to convert the Series A CCT BVI Preference Shares to ordinary shares by the applicable conversion price which is defined initially as the original issue price of the Series A CCT BVI Preference Shares, adjusted to a price reflecting the effect of stock dividends, stock splits, subdivisions, or other similar transactions. The Series A CCT BVI Preference Shares will automatically convert into shares of ordinary shares upon the closing of an initial public offering provided that certain valuation and other requirements are met.
The Series A Investors also have the right to require CCT BVI to redeem all outstanding Series A CCT BVI Preference Shares at 100% of the amount subscribed, plus any accumulated and unpaid dividends thereon, plus interest calculated at 10% per annum of the proceeds and accumulated and unpaid dividends. The redemption right commences from the earlier of September 11, 2003 or date of any material breaches of the subscription agreement.
Pursuant to the group reorganisation as discussed in Note 1, the CCN entered into a preference share swap agreement with the Series A investors. CCN allotted and issued 19,702,958 Series A CCN Preference Shares in exchange of the total 17,184,000 Series A CCT BVI Preference Shares, which caused the decrease of conversion price from US$1.00 to US$0.87.
The terms of the Series A CCN Preference Shares are the same as the Series A CCT BVI Preference Shares, except that the redemption right commences from the earlier of July 16, 2005 or any material breaches of the subscription agreement. The investors’ entitlements of interest and interest on declared but unpaid dividend, if any, is calculated at 10% per annum thereon compounded annually and accrued from the original issuance of the Series A CCT BVI Preference Shares.
On July 28, 2003, CCN has allotted and issued 18,058,580 Series B CCN Preference Shares at the price of approximately US$0.75 per share for a total consideration of RMB111,618 to investors. The terms of the Series B CCN Preference Shares are similar to those in Series A CCN Preference Shares, except that the redemption right commences from the earlier of July 28, 2005 or any material breaches of the subscription agreement.

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
12.	REDEEMABLE CONVERTIBLE PREFERENCE SHARES — continued
The Group recorded a deemed dividend of RMB22,609 and RMB10,576 in 2003 and 2004 respectively, which resulted from the amortization of the 10% redemption premium and issuance costs associated with Series A and Series B redeemable convertible preference shares.
The significant terms of the Series A and Series B convertible redeemable preference shares are as follows:
Redemption
The holders of the preference shares have the right at any time on or after a pre-determined date or prior to that date if certain conditions or events occur, at the holder’s option, to redeem all of the redeemable convertible preference shares at the price they subscribed for the preference shares plus interest at 10% per annum.
Conversion
Each Series A and Series B convertible redeemable preference share is, at the discretion of the holder, convertible into common shares at an initial conversion ratio of 1:1, based on an initial conversion price of US$0.87 and US$0.75, respectively, which represents the original issuance price of the Series A and Series B convertible redeemable preference shares. Upon a qualified initial public offering, each preference share shall automatically be converted into common shares.
Voting rights
The holders of the preference shares shall be entitled to vote on all matters that are submitted to a vote of holders of ordinary shares. Each preference share shall carry a number of votes equal to the number of common shares issuable upon its conversion into common shares.
Dividends
No dividend shall be paid on any other class of shares unless and until a dividend in like amount is first paid in full on the preference shares.
Liquidation preference
In the event of any liquidation, dissolution or winding up of the company, the holders of the preference shares shall be entitled to receive the price they subscribed for the preference shares plus all declared but unpaid dividends, plus interest at 10% per annum.

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
13.	SHARE OPTION PLANS
2001 Stock Incentive Plan
In April 2000, the Group adopted 2001 Stock Incentive Plan, under which CCT BVI may grant options to purchase up to 11,111,542 ordinary shares of CCT BVI to its employees, directors and consultants at price not less than the fair market value at the date of grant for incentive stock options and not less than 85% of the fair market value at the date of grant for non-qualified options.
These options will expire ten years from the date of grant and vest at a rate of 25% on the first anniversary of the grant date and 1/48 per month thereafter. Accordingly, there are 11,111,542 options available for future grant. However, the Group has not granted any options under this plan and does not anticipate to grant any additional options under this plan in the future.
2003 Employee Share Option Scheme
In July 2003, the Group adopted another stock option plan, under which CCN may grant options to purchase up to 7,907,982 ordinary shares of US$0.01 each to its employees and directors at a price of US$0.15 per share.
These options will expire ten years from the date of grant and vest at a rate of 25% on the first anniversary of the grant date and 1/48 per month thereafter. However, the Group has not granted any options under this plan and does not anticipate to grant any additional options under this plan in the future.
Pre-IPO Share Option Plan
Under the Pre-IPO Plan adopted in March of 2004, the Company may grant options to purchase up to 26,110,000 ordinary shares to employees and directors at an exercise price of Singapore dollar (“S$”)0.073 (US$0.043). The Pre-IPO Plan will remain in effect for 10 years starting from the date of adoption.
On March 29, 2004, the Company granted, under the Pre-IPO Plan, 26,110,000 options to purchase 26,110,000 ordinary shares to certain employees and directors at an exercise price of S$0.073 (US$0.043) per share. For every year of employment the grantee has completed, 25% of the options granted to such grantee would become vested over 4 years. All the options granted, which have not been exercised, will expire on March 28, 2014. There are no options remaining for future grant.

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
13.	SHARE OPTION PLANS — continued
Pre-IPO Share Option Plan — continued
A summary of the share option activity under Pre-IPO Share Option Plan is as follows:

	Number of	Weighted average
	option	exercise price
		S$	US$
Options outstanding at January 1, 2004	—	—	—
Granted	26,110,000	0.073	0.043
Exercised	—	—	—
Cancelled	—	—	—

Options outstanding at December 31, 2004	26,110,000	0.073	0.043
Granted	—	—	—
Exercised	—	—	—
Cancelled	—	—	—

Options outstanding at December 31, 2005	26,110,000	0.073	0.043

The per share fair value of options as of March 29, 2004, the grant date was as follows:

Ordinary shares	S$0.2075 (US$0.123)

The following table summarizes information with respect to share options outstanding at December 31, 2005:

	Options outstanding				Options exercisable
Weighted average
	Number	remaining	Weightedaverage		Number	Weighted average
	outstanding	contractual life	exercise price		exercisable	exercise price
			S$	US		$S	$US$
Ordinary shares:
S$0.073 (equivalent to US$0.043)	26,110,000	8.25 years	0.073	0.043	24,943,333	0.073	0.043

The fair value of each option granted is estimated on the date of grant using the Binomial method.
Option grants

Average risk-free rate of return	3.14%
Weighted average expected option life	10years
Volatility rate	54%
Dividend yield	0%

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
13.	SHARE OPTION PLANS — continued
Post-IPO Share Option Plan
Under the Post-IPO Plan adopted in March of 2004, the Company may grant options to purchase up to 15% of the issued ordinary shares on the day preceding the date of the relevant grant to employees and directors.
The options that are granted under the Post-IPO Plan may have exercise prices that are at the discretion of a committee comprising of directors, (a) set a discount to a price (the “Market Price”) equal to the average of the last dealt prices for the shares on the Main Board of the SGX-ST for the 5 consecutive market days immediately preceding the grant date (subject to a maximum discount of 20%), in which event, such options may be exercised after the second anniversary from the grant date; (b) fixed at the Market Price, which may be exercised after the first anniversary of the grant date. Options granted under the Post-IPO Plan will have a life-span of 5 years. The Company has not granted any options under the Post-IPO Plan. Accordingly, there are 66,272,475 options available for future grant.
14.	MANAGEMENT SERVICE FEE
On November 15, 2000, CCT Shanghai, CCL and the investors of CCL entered into a technical service agreement (“CCL Technical Service Agreement”) pursuant to which CCT Shanghai provided CCL with certain technical services and ancillary equipment in connection with CCL’s satellite communication business, which was operated by a branch of CCL. As compensation, CCT Shanghai received a service fee that equaled the difference between CCL total revenue less expenses as approved by CCT Shanghai.
Furthermore, the investors of CCL have pledged all the shares in CCL and, if certain events occurred, the entitlement to dividends and appropriations to CCT Shanghai to ensure the delivery of the service pursuant to the CCL Technical Service Agreement.
15.	INCOME TAXES
The Company, CCN and CCT BVI are exempted from income tax in Bermuda and British Virgin Islands where they are incorporated. In the opinion of management, the Company and CCN did not derive any income that was subject to income tax of the PRC and Hong Kong. CCT BVI’s deemed profit generated in the PRC is subject to the PRC income tax, which is calculated at 33% of such deemed profit.
CCT Shanghai is incorporated in the PRC and is governed by the Income Tax Law of the PRC concerning foreign investment enterprises (“FIE”) and various local income tax laws. Under such income tax laws, a FIE is generally subject to an income tax rate of 15% on income as reported in its statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions or cities for which more favorable effective rates apply.

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
15.	INCOME TAXES — continued
CCLX is incorporated in the PRC and is governed by the Income Tax Law of the PRC concerning domestic enterprises and various local income tax laws. Pursuant to a tax incentive policy granted by the local authority in Shanghai, CCLX is subject to an income tax rate of 4% on revenues derived from Shanghai. The Beijing branch of CCLX is subject to an income tax rate of 33% on income as reported in its statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions or cities for which more favorable tax rates apply.
Tongfang and Tongfang Chuangxin are incorporated in the PRC and are governed by the income tax law of the PRC concerning domestic enterprises and various local income tax laws. Each of Tongfang and Tongfang Chuangxin is subject to an income tax rate of 33% on income as reported in its statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions or cities for which more favorable tax rates apply. As approved by State Administration Taxation Bureau of Beijing Haidian District, Tongfang Chuangxin is exempted from income tax for the period from January 1, 2004 to December 31, 2006.
CCT HK, excluding its representative office in Beijing, is subject to Hong Kong Profits Tax on its activities conducted in Hong Kong. No provision for Hong Kong Profits Tax has been made in the financial statements as CCT HK has no assessable profits for the periods presented.
The income taxes mainly represents the PRC income taxes calculated at the applicable rate on CCT BVI’s deemed profit generated in the PRC, the profit of CCT Shanghai, CCLX, Tongfang and Tongfang Chuangxin and the deemed profit of CCT HK’s representative office in Beijing, the PRC.
The income tax provision is summarized as follows:

	For the year ended December 31,
	2003	2004	2005
	RMB	RMB	RMB
Current tax:
PRC income tax	7,288	8,516	10,368
Deferred tax:
Subsidiary operating in PRC	172	173	172

Total provision for income taxes	7,460	8,689	10,540

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
15.	INCOME TAXES — continued
The principal components of the Group’s deferred tax assets are as follows:

	As of December 31,
	2003	2004	2005
	RMB	RMB	RMB
Deferred tax assets:
Net operating loss carry forwards	6,590	7,991	8,897
Pre-operating expenses	690	517	345

Total deferred tax assets	7,280	8,508	9,242
Valuation allowance on deferred tax assets	(6,590)	(7,991)	(8,897)

Net deferred tax assets	690	517	345

The Group operates through multiple subsidiaries and a variable interest entity and the valuation allowance is considered on each individual subsidiary and variable interest entity basis. Where a valuation allowance was not recorded, the Group believes that it was more likely than not that the deferred taxes would be realized as it expects to generate sufficient taxable income in future. The net deferred tax assets represent the tax effect of temporary differences arising from the pre-operating expenses available for a subsidiary of the Company to offset against future profits over a period of five years till 2007.
The Group did not have any significant temporary differences relating to deferred tax liabilities as of December 31, 2003, 2004 and 2005.
The valuation allowance from 2003 to 2004 and from 2004 to 2005 have increased. The increase relates to the net operating losses which the Group believes cannot generate future taxable income to recognize the income tax benefit.
A reconciliation between total income tax expense and the Group’s effective tax rate is as follows:

	For the year ended December 31,
	2003	2004	2005
	RMB	RMB	RMB
Statutory tax rate (Note)	15.0%	15.0%	15.0%
Effect of non-deductible expenses	0.7%	8.8%	2.2%
Effect of tax exemption granted to a PRC subsidiary	—	—	(0.6)%
Effect of different tax rates of subsidiaries operating with difference tax regulations in PRC	0.7%	6.4%	1.1%
Changes in valuation allowance	1.3%	5.8%	1.1%

Tax charge for the year	17.7%	36.0%	18.8%

Note:	The domestic tax rate in the jurisdiction where the operation of the Group is substantially based is used.

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
16.	NET INCOME PER SHARE
Reconciliation of the basic and diluted net income per share is as follows:

	For the year ended December 31,
	2003	2004	2005
Income attributable to holders of ordinary shares (numerator)	RMB12,048	RMB4,861	RMB43,462

Shares (denominator):
Weighted average ordinary shares outstanding used in computing basic income per share	199,218,524	356,346,342	441,816,501

Plus incremental ordinary shares from assumed conversions of stock options using treasury stock method	—	12,413,296	16,826,394

Weighted average ordinary shares outstanding used in computing diluted income per share	199,218,524	368,759,638	458,642,895
=== _________ _________	—
Net income per share (in RMB cents) Basic	6.05	1.36	9.84

Diluted	6.05	1.32	9.48

For the above mentioned periods, the Group had securities outstanding which could potentially dilute basic earning per share, but which were excluded from the computation of diluted net income per share in the periods presented, as their effects would have been antidilutive. If converted into ordinary shares of the Company using the same basis of the ordinary shares of the Company exchanged involving entities under common control, such outstanding securities consist of the following:

	As of December 31,
	2003	2004	2005
Series A redeemable convertible preference shares	68,925,182	—	—
Series B redeemable convertible preference shares	63,172,795	—	—

	132,097,977	—	—

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
17.	COMMITMENTS
a)	Information usage and satellite platform usage operating lease commitment

The Group has entered into certain operating lease arrangements relating to the information usage and satellite platform usage services. Rental expense related to these operating lease arrangements for the years ended December 31, 2003, 2004 and 2005 were RMB19,659, RMB18,981 and RMB18,516, respectively. Operating lease for information usage is negotiated for one year and rentals are fixed for one year. The Group had no fixed commitment on satellite platform usage fee as the amount was payable to CCL calculated at 10% of the CCT BVI’s revenue generated during the period, net of business tax.

b)	Office premises operating lease commitment

Rental expense related to the Group’s office premises operating leases for the years ended December 31, 2003, 2004 and 2005 were RMB1,403, RMB1,611 and RMB2,670, respectively.

As of December 31, 2005, the Group had outstanding lease commitments under the lease of the office premises of RMB2,454 and RMB303 under non-cancellable operating leases which fall due in 2006 and 2007 respectively.
18.	MAINLAND CHINA CONTRIBUTION PLAN AND PROFIT APPROPRIATION

Full time employees of the Group in the PRC participate in a government-mandated multiemployer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Group to accrue for these benefits based on certain percentages of the employees’ salaries. The total contributions for such employee benefits were RMBnil, RMB469 and RMB1,380 for the years ended December 31, 2003, 2004 and 2005, respectively.

Pursuant to laws applicable to entities incorporated in the PRC, the Group’s subsidiaries in the PRC must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve and (ii) an enterprise expansion fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end); the other fund appropriations are at the Group’s discretion. These reserve funds can only be used for specific purposes of enterprise expansion and are not distributable as cash dividends. In 2003, 2004 and 2005, the Group made total appropriations of RMB1,361, RMB3,049 and RMB8,139 respectively, which are set aside as part of the accumulated deficit at the relevant balance sheet dates.

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
19.	RELATED PARTY TRANSACTIONS

The Group has entered into a number of transactions with related parties. The balances and transactions with these related parties for the years ended December 31, 2003, 2004 and 2005 are as follows:
(a)	Transactions

The Group entered into the following transactions with related parties:

		For the year ended December 31,
Transactions	Notes	2003	2004	2005
		RMB	RMB	RMB
Service fee earned from CCL	(i)	26,528	34,451	14,286

Costs and expenses reimbursed to CCL	(ii)	9,709	6,483	1,583

Satellite platform usage fee to CCL	(iii)	7,238	6,597	6,264

Transponder utilisation fee from (to) CCL	(iv)	4,529	(6,265)	—

Interest expenses to a principal shareholder	(v)	992	351	—

Purchase of inventory from CCL	(vi)	—	1,816	—

Sales to Beijing ChinaCast Qidi Distance Learning Consultancy Limited (“ChinaCast Qidi”)	(vii)	—	436	—
Chongqing ChinaCast	(viii)	—	—	1,125
Guo You	(viii)	—	—	1,777

		—	436	2,902

Purchase of investment from CCL	(ix)	—	—	15,000

Notes
(i)	The service fee was made at the agreed term of the CCL Technical Service Agreement (see Note 14). CCL is a company in which a principal shareholder and director of the Company, Mr. Yin Jian Ping, has over 10% interest.

(ii)	The costs and expenses were allocated from the Beijing branch of CCL based on the proportion of revenue generated and the agreement entered by the branch and the Group.

(iii)	The satellite platform usage fee was charged to CCT BVI.

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
19.	RELATED PARTY TRANSACTIONS — continued
(a)	Transactions — continued

Notes — continued
(iv)	Both the Group and CCL provided satellite transmission service by utilizing the same transponder on a satellite which was owned by an outside supplier. Firstly, utilization fee was payable to the outside supplier either by the Group or CCL. Then, the allocation was made by reference to the proportion of the revenue generated by the respective parties. As such, reimbursed utilisation fee was paid by the Group to CCL or by CCL to the Group depending on portion shared by the respective parties.

(v)	The interest was related to a shareholder loan (see Note 19 (b) (2)) and charged at a rate equal to the Hong Kong dollar prime-lending rate of the Hong Kong and Shanghai Banking Corporation plus 2 percent per annum.

(vi)	Inventory was purchased by CCLX from CCL at negotiated prices.

(vii)	CCLX provided satellite related service or sold equipment and accessories to ChinaCast Qidi, a subsidiary of CCL.

(viii)	CCLX provided satellite related service or sold equipment and accessories to Chongqing ChinaCast and Guo You, which are the associates of the Group (see Note 8).

(ix)	In June 2005, the Group purchased a 20% stake in Dongshi ChinaCast from CCL (see Note 8).

(x)	On September 11, 2000, the Group and a holder of the Series A CCT BVI Preference Shares, Hughes Network Systems (“HNS”) entered into an agreement, pursuant to which HNS granted the Group a non-exclusive license to use the trademarks of HNS at no charge for a three-year period commencing on that date.

(xi)	On September 11, 2000, the Group granted CCL a non-exclusive license for a three-year period to use the trademarks of HNS at no charge in connection with CCL’s business. In addition, CCT HK granted CCL a non-exclusive license for the usage of certain domain names owned by CCT HK for 10 years at no charge.

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
19.	RELATED PARTY TRANSACTIONS — continued
(b)	The Group had the following balances with related parties:

		Amounts due from related parties			Amounts due to related parties
		As of December 31,			As of December 31,
	Notes	2003	2004	2005	2003	2004	2005
		RMB	RMB	RMB	RMB	RMB	RMB
Current amounts

Sequent China/ Hong Kong Ltd.	(1)	6,764	—	—	—	—	—
Technology Venture Holdings Limited (“TVH”)	(2)	—	88	—	13,402	—	87
TopAsia Computer Co., Ltd. (“TopAsia”)	(3)	—	323	—	—	—	—
ChinaCast Qidi	(4)	—	510	—	—	—	—
Mr. Yin Jian Ping	(5)	—	100	25	—	—	—
Mr. Cliff Chow Siu Lam	(6)	84	—	—	—	—	—
ChongQing ChinaCast	(7)	—	—	225	—	—	—
Guo You	(7)	—	—	1,526
HNS	(8)	—	—	480	—	—	—
Wuhan Huashiyi ChinaCast Tele-Education Co., Ltd. (“Huashiyi”)	(9)	5,000	5,890	6,349	—	—	—

		11,848	6,911	8,605	13,402	—	87

Non-current advances

CCL	(10)	122,527	133,863	148,477	—	—	—

Notes:
(1)	Sequent China/Hong Kong Ltd. was a subsidiary of TVH (see Note 19 (b) (2) below). The amount represented deposit for equipment purchase.

(2)	TVH is a principal shareholder of the Group. The balances due from TVH represent the reimbursed expenses. The balance due to TVH mainly represents a shareholder loan which bears interest at a rate equal to the Hong Kong dollar prime-lending rate of the Hong Kong and Shanghai Banking Corporation plus 2 percent per annum, is unsecured and payable on demand (see Note 19 (a) (v)).

(3)	TopAsia was a subsidiary of TVH. The amount represented a loan advance, which was non-interest bearing, unsecured and subsequently settled in 2005.

(4)	The balance primarily represented trade receivable from provision of satellite related service and equipment.

(5)	The balance relates to an advance to Mr. Yin Jian Ping, which is non-interest bearing, unsecured and payable on demand.

(6)	Mr. Cliff Chow Siu Lam was the Chief Financial Officer of the Company until he resigned in 2005. The balance related to an advance, which was non-interest bearing, unsecured and subsequently settled in 2004.

CHINACAST COMMUNICATION HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)
19.	RELATED PARTY TRANSACTIONS — continued
(b)	The Group had the following balances with related parties: — continued
(7)	ChongQing ChinaCast and Guo You are the associates of the Group (see Note 8). The balance arose from the provision of satellite related service.

(8)	HNS is a principal shareholder of the Group. The balance due from HNS represents an loan advance, which is non-interest bearing, unsecured and payable on demand.

(9)	Huashiyi is an associate of CCL. The amount due from Huashiyi represents an loan advance, which is non-interest bearing, unsecured and payable on demand.

(10)	The advances by the Group to CCL are for money spent on asset and expenses to build up the satellite business of CCL over the years. CCL has undertaken that when regulation allows, the ownership of CCLX and all the relevant assets attributable to the satellite bussiness operations in the books of CCL and its Beijing branch will be transferred to the Group, the consideration of which will be settled against the above advances to CCL in the books of the Group at the sole discretion of the Group.

The above non-current advances are non-interest bearing and unsecured. As there are no fixed repayment terms, management considers that it is impracticable to disclose the fair value of the advances by using any of the appropriate valuation methods.
20.	SUBSEQUENT EVENT

Subsequent to December 31, 2005, the Group signed a Memorandum of Understanding (“MOU”) with Henan Zuocheng Technology Development Limited in February 2006 to acquire a 51% interest in Modern English Language Training LLC. The MOU is non-binding and is subject to further negotiation and agreements between the parties concerned including the approval from its directors and shareholders.

ANNEXES

A	—	Form of Letters of Undertaking
B	—	Great Wall’s Amended and Restated Certificate of Incorporation, as currently in effect
C	—	Proposed Amendment to Great Wall’s Amended and Restated Certificate of Incorporation
D	—	Great Wall’s By-laws

ANNEX A

Form of Irrevocable Undertaking
[Letterhead of relevant shareholder]

Date:

To:	Great Wall Acquisition Corporation
660 Madison Avenue 15th Floor
New York, New York 10021

Cc:	DBS Bank Ltd.
6 Shenton Way
DBS Building Tower 1
#41-01 Singapore 068809

Dear Sirs,

Letter of Undertaking

1. We refer to the voluntary conditional offer (the “Offer”) to be made by or on behalf of Great Wall Acquisition Corporation (the “Offeror”), for all the issued ordinary shares of US$0.08 each (the “Shares”) in the capital of ChinaCast Communication Holdings Limited (the “Offeree”) on the terms and subject to the conditions set out in the pre-conditional offer announcement substantially in the form attached as the Schedule hereto (the “Announcement”).

2. For the consideration of US$1.00 (the receipt of which we hereby acknowledge) we hereby irrevocably and unconditionally undertake to the Offeror that:

(a) we are the beneficial owner of the number of Shares specified on the signature page of this Letter of Undertaking;

(b) we shall not, during the period commencing on the date of this Letter of Undertaking and ending at the Expiration Time (as defined in sub-paragraph (g) below), transfer (save to Permitted Transferees) or dispose of or create an encumbrance over all or any of the Shares specified on the signature page of this Letter of Undertaking except as permitted by the terms of this Letter of Undertaking;

(c) we shall not, during the period commencing on the date of this Letter of Undertaking and ending at the Expiration Time, take any action which would cause us to breach our obligations under this Letter of Undertaking;

(d) (except with your prior written consent) we shall not, during the period commencing on the date of this Letter of Undertaking and ending at the Expiration Time, directly or indirectly solicit, encourage (including without limitation, by way of providing information concerning the Offeree and/or any of its subsidiaries to any person), vote in favour of, initiate or participate in any tender (including without limitation, accepting any tender offer), negotiations, discussions or resolutions with respect to any expression of interest, offer or proposal by any person other than the Offeror to:-

(i) acquire an interest in all or a substantial part of the business, operations or undertakings of the Offeree and its subsidiaries or an additional five per cent. or more of the issued share capital of the Offeree;

(ii) acquire control of the Offeree; or

(iii) otherwise acquire or merge with the Offeree (including by way of scheme of arrangement, capital restructuring, tender offer, joint venture or dual listed company structure),

provided, for the avoidance of doubt, that nothing herein shall be construed as imposing any restriction on us from selling, transferring or otherwise disposing of any Shares not specified in the signature page of this Letter of Undertaking.

(e) we shall accept the Offer and elect to receive the Stock Consideration (as defined in the Announcement) in respect of all the Shares specified on the signature page of this Letter of Undertaking, on the terms and subject to the conditions set out in the Announcement (or on such other terms and conditions as may be agreed in writing between yourselves and ourselves) and in accordance with the requirements of the Singapore Code on Take-overs and Mergers (the “Code”), the Securities and Futures Act (Chapter 289) and the Listing Manual of the Singapore Exchange Securities Trading Limited (the “Listing Manual”);

(f) we shall accept the Offer and elect to receive the Stock Consideration not later than 5:00 pm (Singapore time) on the date falling seven (7) business days (a business day being a day which is not a Saturday, Sunday or public holiday in Singapore on which commercial banks are open for business in Singapore) after the date of despatch of the offer document in respect of the Offer, in accordance with the procedures prescribed in the offer document to be issued in connection with the Offer and the relevant form(s) of acceptance accompanying it;

(g) notwithstanding any rights of withdrawal under the Code, we shall not withdraw any of the Shares tendered for acceptance until such time as the Offer shall lapse or be withdrawn by the Offeror (the earlier of such time and the time at which the Offeror purchases the Shares pursuant to the Offer being referred to as the “Expiration Time”), whereupon we shall be discharged and released from our obligations under this Letter of Undertaking; and

(h) we shall do and execute or procure to be done and executed such further acts, deeds, things and documents as may reasonably be necessary to accept the Offer and elect to receive the Stock Consideration in accordance with the terms of this Letter of Undertaking.

It shall be a condition precedent to our right to transfer any Shares to any Permitted Transferee that such Permitted Transferee agrees in writing to be bound by and be entitled to the benefit of this Letter of Undertaking. Further, we shall be responsible for any breach of the provision of this Letter of Undertaking by any of our Permitted Transferees.

For the purpose of paragraph 2(b), “Permitted Transferee” means, in relation to any corporation, any other corporation which is the holding company, ultimate holding company or subsidiary of such corporation or which is a subsidiary of the holding company or ultimate holding company of such corporation.

3. Our obligations under this Letter of Undertaking shall come into effect only as of the date that such shareholders of CCHL (including Super Dynamic Consultancy Limited and Technology Venture Investments Limited.) collectively holding at least 50% of the issued share capital of CCHL enter into letters of undertaking with obligations similar to those in this Letter of Undertaking. This Letter of Undertaking shall terminate and be of no further effect on the earlier of the Expiration Time and the date falling ten (10) months after the date this Letter of Undertaking takes effect.

4. We hereby consent to the release of the Announcement by or on behalf of the Offeror, in particular any and all references to, and descriptions of, this Letter of Undertaking in the Announcement. We shall not make any further announcement concerning the Offer except as required by law or the Listing Manual or other regulatory body or the court or with your prior approval (such approval not to be unreasonably withheld or delayed). Pending the Offer becoming unconditional in all respects, we shall, subject to the requirements of any law or regulation (including, without limitation, the Listing Manual), consult you as to the terms of, the timetable for and manner of publication of, any formal announcement or circular to shareholders, employees and to any recognised stock exchange or other authorities or to the media or otherwise which we may desire or be obliged to make regarding the Offer and we will consult you regarding any other announcement which is or may be material in the context of the Offer. Any other communication which we may make concerning the foregoing matters shall, subject to the requirements of any law or regulation (including, without limitation, the Listing Manual), be consistent with any such formal announcement or circular as aforesaid.

5. We further undertake not to sell, transfer, assign or otherwise dispose of any part of the Stock Consideration received by us pursuant to the acceptance of the Offer in a manner that would violate SEC rules and regulations.

6. We agree that the Offeror will be irreparably damaged and will not have an adequate remedy at law in the event that we shall not accept the Offer and elect to receive the Stock Consideration in accordance with the provisions of this Letter of Undertaking. We therefore agree that the Offeror shall be entitled to injunctive relief, including specific enforcement, to enforce the provisions of this Letter of Undertaking, in addition to any other remedy to which the Offeror may be entitled at law.

7. We shall be responsible for our own fees and expenses in connection with the execution and performance of this Letter of Undertaking. No broker, agent, finder, consultant or other person or entity is entitled to be paid based upon any agreement made by any party in connection with any of the transactions contemplated hereby.

8. This Letter of Undertaking shall lapse if for whatever reason:

(a) the Offer is withdrawn or lapses, or fails to become or be declared to be unconditional for any reason;

(b) the Offeror fails to release, or procure the release of, the Announcement before 8:00 a.m. (Singapore time) on 18 September 2005;

(c) any shareholder of CCHL who has provided an undertaking similar to this Letter of Undertaking is released from any of the obligations under its letter of undertaking referred to in paragraph 3 above; or

(d) you are delisted from the NASDAQ OTC Bulletin Board,

provided that this shall not prejudice any accrued rights between the parties prior to the lapsing of this Letter of Undertaking. You agree to notify us in writing as promptly as practicable (and in any event within two (2) business days) after the occurrence of any of the events identified in paragraphs 8(a) through (d) above.

9. By signing this Letter of Undertaking, you represent and warrant to us that you are currently listed on the NASDAQ OTC Bulletin Board and you intend to apply to be listed on the NASDAQ National Market as soon as possible after the completion of the Offer.

10. A person who is not a party to this Undertaking has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any term of this Letter of Undertaking.

11. This Letter of Undertaking is governed by, and shall be construed in accordance with, the laws of Singapore.

Yours faithfully,
For and on behalf of
[Name of Shareholder]

Name:
Designation:

Number of Shares

Date:

[Name of Shareholder]
[Address]

We refer to your Letter of Undertaking (a copy of which is attached hereto) and agree and accept all the terms contained therein.

Yours faithfully
For and on behalf of
Great Wall Acquisition Corporation

Name:
Designation:

APPENDIX I

PRE-CONDITIONAL VOLUNTARY OFFER

by

[Logo]

DBS BANK LTD
(Company Registration No. 196800306E)
(Incorporated in the Republic of Singapore)

for and on behalf of

GREAT WALL ACQUISITION CORPORATION
(Incorporated in Delaware, United States of America)

to acquire all the issued ordinary shares of US$0.08 each in the capital of

CHINACAST COMMUNICATION HOLDINGS LIMITED
(Incorporated in Bermuda)

1.	INTRODUCTION

DBS Bank Ltd (“DBS Bank”) wishes to announce, for and on behalf of Great Wall Acquisition Corporation (the “Offeror” or “GWAC”), that, subject to the satisfaction or waiver of the Pre-Conditions as referred to in Section 2 below, the Offeror intends to make a voluntary conditional offer (the “Offer”) to acquire all the issued ordinary shares of US$0.08 each (the “CCHL Shares”) in the capital of ChinaCast Communication Holdings Limited (“CCHL”).

The Offer will not be made unless and until the Pre-Conditions are satisfied or waived. Accordingly, all references to the Offer in this Announcement refer to the possible Offer which will only be made if and when such Pre-Conditions are satisfied or, if applicable, waived.

2.	PRE-CONDITIONS TO THE MAKING OF THE OFFER

The making of the Offer and the posting of the formal offer document containing the terms and conditions of the Offer (the “Offer Document”) will be subject to, and will only take place following, the satisfaction or waiver of the following pre-conditions (collectively, “Pre-Conditions” and each a “Pre-Condition”):

(a) all resolutions as may be necessary or incidental to approve, implement and effect the Offer, the acquisition of any CCHL Shares pursuant to the Offer or otherwise, and the allotment and issue of the new shares of common stock of GWAC US$0.0001 per share (“GWAC Common Stock”) pursuant to the Offer or any other acquisitions of CCHL Shares (including pursuant to any compulsory acquisition pursuant to Section 102(1) of the Companies Act 1981 of Bermuda (as amended) (“Bermuda Act”)) having been passed at a general meeting of the stockholders of GWAC (or any adjournment thereof); and

(b) CCHL providing GWAC with audited consolidated financial statements of CCHL prepared in accordance with U.S. generally accepted accounting principles and Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended, for at least its two most recent financial years and such other financial information as may be required to be included in any filing (or exhibit thereto) to be filed with the Securities and Exchange Commission (“SEC”) in connection with the Offer by 30 September 2005.

The Offeror has immediately prior to this Announcement approached CCHL to seek, and has subsequently obtained, CCHL’s commitment to assist the Offeror in obtaining the necessary information to fulfill the Pre-Condition set out in sub-paragraph (b) above.

If and when the Pre-Conditions are satisfied or waived, DBS Bank, for and on behalf of the Offeror, will announce the firm intention on the part of the Offeror to make the Offer (the “Offer Announcement”). The Offer Document will be despatched to the shareholders of CCHL (“CCHL Shareholders”) not earlier than 14 days and not later than 21 days from the date of the Offer Announcement, if any. However, in the event that the Pre-Conditions are not satisfied or waived by the Offeror (as the case may be) on or before 25 March 2006 or such later date as the Offeror may determine in consultation with the Securities Industry Council (the “SIC”) (the “Cut-off Date”), the Offer will not be made and DBS Bank will issue an announcement confirming that fact as soon as reasonably practicable.

3.	THE OFFER

3.1  Subject to the satisfaction or waiver of the Pre-Conditions, the Offeror will make the Offer for all the CCHL Shares (the “Offer Shares”) in accordance with Rule 15 of The Singapore Code on Take-overs and Mergers (the “Code”) and subject to the terms and conditions set out in the Offer Document to be issued by DBS Bank for and on behalf of the Offeror.

The Offer, if made, will be on the following basis:

For each Offer Share:	•	0.046970408 new GWAC Common Stock (‘‘Stock Consideration”);
OR
	•	S$0.28 in cash (‘‘Cash Consideration”)

and so on in proportion for any other number of Offer Shares.

A CCHL Shareholder who accepts the Offer shall have in relation to each Offer Share the right to elect to receive either the Stock Consideration or the Cash Consideration but not both.

Fractions of a new GWAC Common Stock will not be issued to any holder of Offer Shares who accepts the Offer and fractional entitlements will be disregarded.

By way of illustration, a CCHL Shareholder who accepts the Offer and elects to receive the Stock Consideration will receive, for every 1,000 Offer Shares tendered in acceptance of the Offer, 46 new GWAC Common Stock and a CCHL Shareholder who accepts the Offer and elects to receive the Cash Consideration will receive, for every 1,000 Offer Shares tendered in acceptance of the Offer, S$280.00 in cash.

The Offer Shares are to be acquired fully-paid and free from all liens, charges, pledges and other encumbrances and together with all rights, benefits and entitlements attached thereto as at the date of this Announcement and hereafter attaching thereto, including the right to all dividends, rights and other distributions (if any) declared, made or paid thereon on or after the date of this Announcement.

3.2  The Offer, if made, will be extended, on the same terms and conditions, to:

(a) all the issued CCHL Shares owned, controlled or agreed to be acquired by parties acting or deemed to be acting in concert with the Offeror in connection with the Offer; and

(b) all new CCHL Shares unconditionally issued or to be issued pursuant to the valid exercise prior to the close of the Offer of any options (each, an “Option”) to subscribe for new CCHL Shares granted under (i) the ChinaCast Pre-IPO Employee Share Option Scheme (the “Pre-IPO Option Scheme”) and (ii) the ChinaCast Post-IPO Employee Share Option Scheme (the “Post-IPO Option Scheme”).

For the purpose of the Offer, the expression “Offer Shares” shall include all such CCHL Shares.

3.3  Pursuant to the Offer and based on the terms of the Offer as at the date of this Announcement, as an alternative to the Cash Consideration and upon the election of the CCHL Shareholders to receive the Stock Consideration, GWAC will issue up to approximately 20.75 million new GWAC Common Stock, representing approximately 376.22% of the existing issued share capital of 5,515,975 GWAC Common Stock or approximately 79.00% of the enlarged issued share capital of GWAC of approximately 26.27 million GWAC Common Stock (assuming full acceptances of the Offer and full election of the Stock Consideration and no outstanding warrants of GWAC are exercised). A registration statement will be filed with the SEC for the new GWAC Common Stock to be issued pursuant to the Offer. The new GWAC Common Stock will, on issue, be credited as fully paid-up and shall rank pari passu in all respects with the then existing GWAC Common Stock. GWAC is currently listed on the

NASDAQ OTC Bulletin Board and also intends to apply to be listed on NASDAQ National Market as soon as possible after completion of the Offer.

3.4  The Offer, if made, will be conditional upon the Offeror having received, by the close of the Offer, valid acceptances in respect of such number of Offer Shares which, when taken together with the CCHL Shares owned, controlled or agreed to be acquired by the Offeror or parties acting or deemed to be acting in concert with it (either before or during the Offer and pursuant to the Offer or otherwise), will result in the Offeror and parties acting or deemed to be acting in concert with it holding such number of CCHL Shares carrying more than 50% of the voting rights attributable to the issued share capital of CCHL as at the close of the Offer (including any voting rights attributable to CCHL Shares issued or to be issued pursuant to the valid exercise of the Options prior to the close of the Offer). Accordingly, the Offer will not become or be capable of being declared unconditional as to acceptances until the close of the Offer, unless at any time prior to the close of the Offer, the Offeror has received valid acceptances in respect of such number of Offer Shares which will result in the Offeror and parties acting or deemed to be acting in concert with it holding such number of CCHL Shares carrying more than 50% of the maximum potential issued share capital of CCHL. For this purpose, the “maximum potential issued share capital of CCHL” means the total number of CCHL Shares which would be in issue had all the Options been validly exercised as at the date of such declaration.

The condition of the Offer will be set out in detail in the Offer Announcement, if made.

4.	OPTIONS

Under the rules of each of the Pre-IPO Option Scheme and the Post-IPO Option Scheme, the Options are not freely transferable by the holders thereof. In view of this restriction, if the Offer is made, the Offeror will not make an offer to acquire the Options (although, for the avoidance of doubt, the Offer, if made, will be extended to all new CCHL Shares issued or to be issued pursuant to the valid exercise of the Options on or prior to the close of the Offer). The Offeror will however, in accordance with Rule 19 of the Code, make an appropriate offer or proposal to the holders of such Options in the event the Offer is made.

5.	BENCHMARKING THE OFFER

5.1  Assuming a full election of the Stock Consideration, based on [set out valuation of GWAC Common Stock and relevant exchange rate], the Offer values each of the Offer Share at approximately S$0.4185 which represents:

(a) a premium of approximately 64.11% over the last transacted price of S$0.255 per CCHL Share on the Singapore Exchange Securities Trading Limited (“SGX-ST”) on 13 September 2005, being the latest trading date prior to this Announcement;

(b) a premium of approximately 68.48% over the average of the last transacted prices of CCHL Shares on the SGX-ST of S$0.2484 over the last one (1) month prior to but including 13 September 2005 being the latest trading date prior to this Announcement; and

(c) a premium of approximately 75.06% over the average of the last transacted prices of CCHL Shares on the SGX-ST of S$0.2390 over the last six (6) months prior to but including 13 September 2005, being the latest trading date prior to this Announcement.

5.2  The Cash Consideration of S$0.28 for each Offer Share represents:

(a) a premium of approximately 9.80% over the last transacted price of S$0.255 per CCHL Share on the SGX-ST on 13 September 2005, being the latest trading date prior to this Announcement;

(b) a premium of approximately 12.73% over the average of the last transacted prices of CCHL Shares on the SGX-ST of S$0.2484 over the last one (1) month prior to but including 13 September 2005 being the latest trading date prior to this Announcement; and

(c) a premium of approximately 17.13% over the average of the last transacted prices of CCHL Shares on the SGX-ST of S$0.2390 over the last six (6) months prior to but including 13 September 2005, being the latest trading date prior to this Announcement.

6.	IRREVOCABLE UNDERTAKINGS

As at the date of this Announcement, each of Super Dynamic Consultancy Limited, Technology Venture Investments Limited, Intel Pacific, Inc., Sergio Ventures Limited, Kenbell Management Limited, Asia Capitol Technology Partners Limited, Bostwicken Consultancy Limited, Time Global International Limited, Isthoch Assets Limited, Panwell Investment Limited, GC&C Holdings Limited, Wang Yu Huei, Asdew Acquisitions Pte Ltd, Liao Zhen, Yin Jian Ping, Ron Chan, Kevin Poon, Duke Group Limited, Virtual Century Group Limited, Leung Kin Foo, Stanley Chan Chi Kwong and Tang Chi Tang (each, a “Covenantor”) has given an irrevocable undertaking (each, an “Undertaking”) to the Offeror:

(a) to accept the Offer in respect of the number of CCHL Shares held by it as set out in the table below, not later than 5:00 pm (Singapore time) on the date falling seven (7) business days after the date of despatch of the offer document in respect of the Offer;(1)

(b) to elect to receive the Stock Consideration in connection thereto; and

(c) not to sell, transfer, assign or otherwise dispose of any part of the Stock Consideration received by it pursuant to the acceptance of the Offer in a manner that would violate SEC rules and regulations.

		As a Percentage
	Number of	of the Entire Issued
Name	CCHL Shares	Share Capital of CCHL(2)

Super Dynamic Consultancy Limited	67,326,820	15.24%
Technology Venture Investments Limited	66,074,441	14.96%
Intel Pacific, Inc.	22,222,918	5.03%
Sergio Ventures Limited	6,031,510	1.37%
Kenbell Management Limited	1,723,287	0.39%
Asia Capitol Technology Partners Limited	12,026,155	2.72%
Bostwicken Consultancy Limited	1,507,878	0.34%
Time Global International Limited	1,749,107	0.40%
Isthoch Assets Limited	3,015,755	0.68%
Panwell Investment Limited	5,276,358	1.19%
GC&C Holdings Limited	4,679,468	1.06%
Wang Yu Huei	8,363,000	1.89%
Asdew Acquisitions Pte Ltd	4,500,000	1.02%
Liao Zhen	1,700,000	0.38%
Yin Jian Ping	1,000,000	0.23%
Ron Chan	750,000	0.17%
Kevin Poon	700,000	0.16%
Duke Group Limited	5,276,358	1.19%
Virtual Century Group Limited	9,369,171	2.12%
Leung Kin Foo	1,400,000	0.32%
Stanley Chan Chi Kwong	1,000,000	0.23%
Tang Chi Tang	300,000	0.07%
Total	225,992,226	51.15%

Note:

(1)	Except for Super Dynamic Consultancy Limited who has undertaken to accept the Offer on the later of (i) the date falling seven (7) business days after the date of despatch of the offer document in respect of the Offer; and (ii) 15 November 2005.

(2)	Based on the total issued share capital of 441,816,501 CCHL Shares.

Assuming a full election of the Stock Consideration, the proforma shareholding of the Covenantors in GWAC upon conclusion of the Offer (and assuming the Offeror acquires 100% of the Offer Shares pursuant to the exercise of the right to compulsory acquisition) will be as follows:

		As a Percentage
		of the Enlarged	As a Percentage of
		Issued Share	the Enlarged Issued
	Number of GWAC	Capital of GWAC	Share Capital of GWAC
Name	Common Stock	Common Stock(1)	Common Stock(2)

Super Dynamic Consultancy Limited	3,162,368	12.04%	8.96%
Technology Venture Investments Limited	3,103,543	11.81%	8.79%
Intel Pacific, Inc.	1,043,819	3.97%	2.96%
Sergio Ventures Limited	283,302	1.08%	0.80%
Kenbell Management Limited	80,943	0.31%	0.23%
Asia Capitol Technology Partners Limited	564,873	2.15%	1.60%
Bostwicken Consultancy Limited	70,825	0.27%	0.20%
Time Global International Limited	82,156	0.31%	0.23%
Isthoch Assets Limited	141,651	0.54%	0.40%
Panwell Investment Limited	247,832	0.94%	0.70%
GC&C Holdings Limited	219,796	0.84%	0.62%
Wang Yu Huei	392,813	1.50%	1.11%
Asdew Acquisitions Pte Ltd	211,366	0.80%	0.60%
Liao Zhen	79,849	0.30%	0.23%
Yin Jian Ping	46,970	0.18%	0.13%
Ron Chan	35,227	0.13%	0.10%
Kevin Poon	32,879	0.13%	0.09%
Duke Group Limited	247,832	0.94%	0.70%
Virtual Century Group Limited	440,073	1.68%	1.25%
Leung Kin Foo	65,758	0.25%	0.19%
Stanley Chan Chi Kwong	46,970	0.18%	0.13%
Tang Chi Tang	14,091	0.05%	0.04%
Total	10,614,936	40.41%	30.07%

Note:

(1)	Based on the total enlarged issued share capital of 26,268,276 GWAC Common Stock and assuming none of the 9,031,950 outstanding warrants of GWAC are exercised.

(2)	Based on the total enlarged issued share capital of 26,268,276 GWAC Common Stock and assuming all of the 9,031,950 outstanding warrants of GWAC are exercised.

All Undertakings shall lapse if for whatever reason:

(a) the Offer is withdrawn, or lapses, or fails to become or be declared to be unconditional for any reason;

(b) any of the Covenantors is released from any of the obligations under the relevant Undertaking; or

(c) the Offeror is delisted from the NASDAQ OTC Bulletin Board,

provided that this shall not prejudice any accrued rights between the parties prior to the lapsing of the relevant Undertaking.

Save as disclosed in this Announcement, neither the Offeror nor any party acting in concert with it has received any irrevocable undertaking from any other party to accept or reject the Offer.

7.	INFORMATION ON THE OFFEROR

The Offeror is a publicly traded, blank check company organized on 20 August 2003 for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with a company having its primary operations in the People’s Republic of China (“PRC”). The Offeror’s units, common stock and warrants are listed on the NASDAQ OTC Bulleting Board under the symbols “GWAQU,” “GWAQ,” and “GWAQW,” respectively.

As of the filing with the SEC of its quarterly report on Form 10-QSB for the period ended 30 June 2005, there were 5,515,975 GWAC Common Stock outstanding. Based on the Offeror’s annual report on Form 10-KSB as at 15 March 2005, the following four stockholders each beneficially own over 5% of the Offeror’s common stock:

(a) Kin Shing Li, who beneficially owns 430,000 shares of common stock, or 7.80% of the total shares of common stock outstanding;

(b) Justin Tang, who beneficially owns 430,000 shares of common stock, or 7.80% of the total shares of common stock outstanding;

(c) Jack Silver, who beneficially owns 300,000 shares of common stock, or 5.44% of the total shares of common stock outstanding; and

(d) Sapling, LLC, who beneficially owns 299,000 shares of common stock, or 5.42% of the total shares of common stock outstanding.

Kin Shing Li, the chairman of the board of directors and chief executive officer of the Offeror, is also the Offeror’s sole director and executive officer.

The Offeror is an electronic filer with the SEC and the SEC maintains a web site that contains reports, registration statements and other information regarding the Offeror at www.sec.gov.

8.	INFORMATION ON CCHL

CCHL was incorporated in Bermuda on 20 November 2003. It is a provider of solutions primarily based on broadband satellite service. Its solutions are tailored to meet the different needs of customers in specific market segments, such as the education, government and enterprise markets. It provides technical services to ChinaCast Li Xiang Co Ltd (“CCLX”) which is licensed to provide value added satellite broadband services in China.

CCHL was admitted to the Official List of the SGX-ST on 14 May 2004.

9.	RATIONALE FOR THE OFFER

The Offeror is a blank cheque company established for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with a company having its primary business operation in the PRC and CCHL is an ideal target. If the Offer is made and is successful, the Offeror intends to retain the executive directors and executive officers of CCHL to continue to lead the merged entity and be part of its management.

The Offer, if made, presents an opportunity for CCHL Shareholders to either realise their investment in the CCHL Shares in cash or convert their investment as soon as practicable to listed new GWAC Common Stock. Accordingly, this will enable CCHL Shareholders to dispose, trade or otherwise deal with their investment on the stock market in accordance with SEC rules and regulations.

10.	COMPULSORY ACQUISITION AND DELISTING

If the Offer is made, it is the intention of the Offeror to make CCHL its subsidiary. It is not the intention of the Offeror to preserve the listing status of CCHL or to take steps for any trading suspension of the CCHL Shares to be lifted.

If the Offeror receives valid acceptances pursuant to the Offer in respect of not less than 90% of the Offer Shares, the Offeror intends to exercise its right under Section 102(1) of the Bermuda Act, to compulsorily acquire those Offer Shares not acquired by the Offeror pursuant to the Offer. If the Offeror is able to proceed with the compulsory acquisition, an application will be made by the Offeror to delist CCHL from the Official List of the SGX-ST.

Regardless of whether the Offeror is able to proceed with the compulsory acquisition, should the Offeror announce that valid acceptances have been received that bring the holdings owned by the Offeror and parties acting in concert with it to above 90% of the CCHL Shares in issue, the SGX-ST may, pursuant to Rule 1105 of the Listing Manual, continue to suspend the listing of the CCHL Shares in the Ready and Odd-Lots markets until it is satisfied that at least 10% of the CCHL Shares in issue are held by at least 500 CCHL Shareholders who are members of the public. In such event, the Offeror has no intention to undertake any action for any such listing suspension to be lifted.

11.	DISCLOSURE OF SHAREHOLDINGS AND DEALINGS

As at the date of this Announcement, save for the Undertakings, the Offeror does not own, control and has not agreed to acquire any CCHL Shares or securities which carry voting rights in CCHL or are convertible into CCHL Shares or securities which carry voting rights in CCHL, or rights to subscribe for or options in respect of CCHL Shares or such securities and has not dealt for value in any CCHL Shares during the period commencing three (3) months prior to the date of this Announcement.

12.	OFFER DOCUMENT

If and when the Offer is made, the Offer Document containing the terms and conditions of the Offer, and enclosing the appropriate form(s) of acceptance of the Offer, will be despatched to the CCHL Shareholders not earlier than 14 days and not later than 21 days from the date of the Offer Announcement, if any.

CCHL Shareholders are advised to exercise caution when dealing in the CCHL Shares.

13.	RESPONSIBILITY STATEMENT

The sole director of the Offeror has taken all reasonable care to ensure that the facts stated and opinions expressed in this Announcement are fair and accurate and that no material facts have been omitted from this Announcement.

Where any information has been extracted from published or otherwise publicly available sources or obtained from CCHL, the sole responsibility of the sole director of the Offeror has been to ensure that such information has been accurately and correctly extracted from such sources or, as the case may be, accurately reflected or reproduced in this Announcement.

The sole director of the Offeror accepts responsibility accordingly.

14.	INDICATIVE TIMETABLE

The following is an indicative timetable relating to certain Pre-Conditions and the posting of the Offer, if made:

Indicative Date	Event

14 September 2005	Announcement of Pre-Conditional Voluntary Offer
Not later than 30 September 2005	CCHL providing GWAC with audited consolidated financial statements of CCHL prepared in accordance with U.S. generally accepted accounting principles and Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended, for at least its two most recent financial years
Not later than 25 March 2006	Extraordinary general meeting of the Offeror to approve, inter alia, the Offer and the issue of new GWAC Common Stock pursuant to the Offer

If GWAC Stockholders’ approval is obtained and the other Pre-Condition is fulfilled and remain fulfilled or is waived, DBS Bank will announce firm intention to make the Offer on behalf of the Offeror
As soon as possible after satisfaction or waiver of the Pre-Conditions	Announcement of the Offer
Not earlier than 14 days and not later than 21 days from the date of the Offer Announcement	Despatch of Offer Document

Issued by
DBS BANK LTD

For and on behalf of
GREAT WALL ACQUISITION CORPORATION
14 September 2005

ANNEX B

CERTIFICATE OF INCORPORATION
OF

GREAT WALL ACQUISITION CORPORATION

Pursuant to Section 102 of the
Delaware General Corporation Law

I, the undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware (the “GCL”), do hereby certify as follows:

FIRST:  The name of the corporation is Great Wall Acquisition Corporation (hereinafter sometimes referred to as the “Corporation”).

SECOND:  The registered office of the Corporation is to be located at 615 South DuPont Hwy. Kent County, Dover, Delaware. The name of its registered agent at that address is National Corporate Research, Ltd.

THIRD:  The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH:  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 21,000,000 of which 20,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock.   The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock.   Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH:  The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address

Jeffrey M. Gallant	Graubard Miller 600 Third Avenue, 32nd Floor New York, New York 10016

SIXTH:  The following provisions (A) through (E) shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any “Business Combination,” and may not be amended prior to the consummation of any Business Combination. A “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of a company (“Target Business”) which has its primary operations in the People’s Republic of China.

A. Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that the holders of a majority of the outstanding Voting Stock vote for the approval of the Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if 20% or more in interest of the holders of IPO Shares (defined below) exercise their conversion rights described in paragraph B below.

B. In the event that a Business Combination is approved in accordance with the above paragraph A and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock (“IPO Shares”) issued in the Corporation’s initial public offering (“IPO”) of securities who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation convert his IPO Shares into cash. If so demanded, the Corporation shall convert such shares at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below), inclusive of any interest thereon, as of the record date for determination of stockholders entitled to vote on the Business Combination, by (ii) the total number of IPO Shares held by the such holder. “Trust Fund” shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO are deposited.

C. In the event that the Corporation does not consummate a Business Combination by the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but was not consummated within such 18 month period (such later date being referred to as the “Termination Date”), the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation within sixty days of the Termination Date. In the event that the Corporation is so dissolved and liquidated, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

D. A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Corporation or in the event he demands conversion of his shares in accordance with paragraph B, above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.

E. The Board of Directors shall be divided into two classes: Class A and Class B. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class B director for a term expiring at the first anniversary of the first Annual Meeting of Stockholders. The Class B director shall then elect additional Class A and Class B directors. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, and the directors in Class B shall be elected for a term expiring at the first anniversary of the first Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SEVENTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws front time to time made by the stockholders: provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

EIGHTH:  A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the cast may be, and also on this Corporation.

IN WITNESS WHEREOF, I have signed this Certificate of Incorporation this 20th day of August, 2003.

/s/  Jeffrey M. Gallant
Jeffrey M. Gallant,
Sole Incorporator

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
GREAT WALL ACQUISITION CORPORATION

PURSUANT TO SECTIONS 241 AND 245 OF THE
DELAWARE GENERAL CORPORATION LAW

GREAT WALL ACQUISITION CORPORATION, a corporation existing under the laws of the State of Delaware (the “Corporation”), by its sole director, hereby certifies as follows:

1. The name of the Corporation is “Great Wall Acquisition Corporation.”

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on August 20, 2003.

3. This Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4. The Corporation has not yet received any payment for any of its stock.

5. This Restated Certificate of Incorporation was duly adopted by written consent of the sole director of the Corporation in accordance with the applicable provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware (“GCL”).

6. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST:  The name of the corporation is Great Wall Acquisition Corporation (hereinafter sometimes referred to as the “Corporation”).

SECOND:  The registered office of the Corporation is to be located at 9 East Loockerman Street, Kent County, Dover, Delaware. The name of its registered agent at that address National Corporate Research, Ltd.

THIRD:  The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH:  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 21,000,000 of which 20,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock.  The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock.  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH:  The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address

Jeffrey M. Gallant	Graubard Miller 600 Third Avenue, 32nd Floor New York, New York 10016

SIXTH:  The following provisions (A) through (E) shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any “Business Combination,” and may not be amended prior to the consummation of any Business Combination. A “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of a company (“Target Business”) which has its primary operations in the People’s Republic of China.

A. Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that the holders of a majority of the outstanding Voting Stock vote for the approval of the Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if 20% or more in interest of the holders of IPO Shares (defined below) exercise their conversion rights described in paragraph B below.

B. In the event that a Business Combination is approved in accordance with the above paragraph A and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock (“IPO Shares”) issued in the Corporation’s initial public offering (“IPO”) of securities who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation convert his IPO Shares into cash. If so demanded, the Corporation shall convert such shares at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below), inclusive of any interest thereon, as of the record date for determination of stockholders entitled to vote on the Business Combination, by (ii) the total number of IPO Shares held by the such holder. “Trust Fund” shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO are deposited.

C. In the event that the Corporation does not consummate a Business Combination by the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but was not consummated within such 18 month period (such later date being referred to as the “Termination Date”), the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation within sixty days of the Termination Date. In the event that the Corporation is so dissolved and liquidated, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

D. A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Corporation or in the event he demands conversion of his shares in accordance with paragraph B, above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.

E. The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the

Corporation’s third Annual Meeting of Stockholders. The Class C director shall then elect additional Class A, Class B and Class C directors. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SEVENTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

EIGHTH:  A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Restated and Amended Certificate of Incorporation to be signed by Justin Tang, its sole Director, as of the 25th day of August, 2003.

/s/  Justin Tang
Justin Tang,
Sole Director

CERTIFICATE OF CORRECTION
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GREAT WALL ACQUISITION CORPORATION

Pursuant to Section 103(f) of the
Delaware General Corporation Law

Great Wall Acquisition Corporation (“Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1. The name of the Corporation is Great Wall Acquisition Corporation.

2. The Amended and Restated Certificate of Incorporation of the Corporation, which was filed by the Secretary of State of Delaware on October 20, 2003, is hereby corrected.

3. The inaccuracy to be corrected in said instrument is as follows:

The denominator used to obtain the per share conversion price referred to in sub-paragraph B of Article SIXTH should be the “total number of IPO Shares,” as opposed to the “total number of IPO Shares held by the such holder” as is currently referred to.

4. The portion of the instrument in corrected forth is as follows.

“In the event that a Business Combination is approved in accordance with the above paragraph A and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock (“IPO Shares”) issued in the Corporation’s initial public offering (“IPO”) of securities who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation convert his IPO Shares into cash. If so demanded, the Corporation shall convert such shares at per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below), inclusive of any interest thereon, as of the record data for determination of stockholders entitled to vote on the Business Combination, by (ii) the total number of IPO Shares. “Trust Fund” shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO are deposited.”

Executed on this 14th day of April, 2004,

/s/  Kin Shing Li
Kin Shing Li
Chairman

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
GREAT WALL ACQUISITION CORPORATION

PURSUANT TO SECTION 242 OF THE
DELAWARE GENERAL CORPORATION LAW

GREAT WALL ACQUISITION CORPORATION, a corporation existing under the laws of the State of Delaware (the “Corporation”), by its sole director, hereby certifies as follows:

1. The name of the Corporation is “Great Wall Acquisition Corporation.”

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on August 20, 2003, an Amendment and Restatement thereof was filed in such office on October 20, 2003, and a Certificate of Correction of such Amendment and Restatement was filed in such office on April 15, 2004.

3. This Amendment was duly approved and adopted by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware (“GCL”).

4. Article SIXTH of the Certificate of Incorporation of the Corporation, as heretofore amended, restated and corrected, is hereby amended to read in its entirety as follows:

“SIXTH:  The following provisions (A) through (F) shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any “Business Combination.” A “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of a company (“Target Business”) which has its primary operations in the People’s Republic of China.

“A. Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that the holders of a majority of the outstanding Voting Stock vote for the approval of the Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if 20% or more in interest of the holders of IPO Shares (defined below) exercise their conversion rights described in paragraph B below.

“B. In the event that a Business Combination is approved in accordance with the above paragraph A and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock (“IPO Shares”) issued in the Corporation’s initial public offering (“IPO”) of securities who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation convert his or her IPO Shares into cash. If so demanded, the Corporation shall convert such shares at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below), inclusive of any interest thereon, as of the record date for determination of stockholders entitled to vote on the Business Combination, by (ii) the total number of IPO Shares. “Trust Fund” shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO are deposited.

“C. In the event that the Corporation does not consummate a Business Combination by December 31, 2006 (such date being referred to as the “Termination Date”), the officers of the

Corporation shall take all such action necessary to dissolve and liquidate the Corporation within sixty days of the Termination Date. In the event that the Corporation is so dissolved and liquidated, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

“D. Any stockholder of the Corporation holding IPO Shares who votes against the amendment pursuant to which this paragraph D was included in this Certificate of Incorporation may, contemporaneous with such vote, demand that the Corporation convert his or her IPO Shares into cash. If so demanded, the Corporation shall convert such shares at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Fund, inclusive of any interest thereon, as of the record date for determination of stockholders entitled to vote on such amendment, by (ii) the total number of IPO Shares.

“E. A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Corporation, or in the event he or she demands conversion of his or her shares in accordance with paragraph B or D above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.

“F. The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then elect additional Class A, Class B and Class C directors. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Kin Shing Li, its Chairman, as of the 21st day of March, 2006.

/s/  Kin Shing Li
Kin Shing Li,
Chairman

ANNEX C

PROPOSED FORM
OF
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
GREAT WALL ACQUISITION CORPORATION

PURSUANT TO SECTION 242 OF THE
DELAWARE GENERAL CORPORATION LAW

GREAT WALL ACQUISITION CORPORATION, a corporation existing under the laws of the State of Delaware (the “Corporation”), by its sole director, hereby certifies as follows:

1. The name of the Corporation is “Great Wall Acquisition Corporation.”

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on August 20, 2003, an Amendment and Restatement thereof was filed in such office on October 20, 2003, a Certificate of Correction of such Amendment and Restatement was filed in such office on April 15, 2004, and a Certificate of Amendment of the Certificate of Incorporation was filed in such office on March 21, 2006.

3. This Amendment was duly approved and adopted by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware (“GCL”).

4. Article FIRST of the Certificate of Incorporation of the Corporation, as heretofore amended, restated and corrected, is hereby amended to read in its entirety as follows:

“FIRST:  The name of the corporation is “ChinaCast Education Corporation” (hereinafter sometimes referred to as the “Corporation”).”

5. Article FOURTH of the Certificate of Incorporation of the Corporation, as heretofore amended, restated and corrected, is hereby amended to read in its entirety as follows:

“FOURTH:  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000 of which 100,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock.  The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock.  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.”

C-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by               , as of the      day of          , 2006.

_ __ _
[Name]
[Title]

C-2

ANNEX D

ADOPTED AS OF AUGUST 25, 2003

BY LAWS

OF

GREAT WALL ACQUISITION CORPORATION

ARTICLE I

OFFICES

1.1  Registered Office.  The registered office of Great Wall Acquisition Corporation (the “Corporation”) in the State of Delaware shall be established and maintained at 9 East Loockerman Street, Kent County, Dover, Delaware and National Corporate Research, Ltd. shall be the registered agent of the corporation in charge thereof.

1.2  Other Offices.  The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1  Place of Meetings.  All meetings of the stockholders shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

2.2  Annual Meetings.  The annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Bylaws (the “Bylaws”).

Written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the annual meeting.

To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. A stockholder’s notice to the Secretary shall set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder in such business, and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Article II, Section 2.

The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Article II, Section 2, and if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

2.3  Special Meetings.  Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), may only be called by a majority of the entire Board of Directors, or the Chief Executive Officer, and shall be called by the Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Unless otherwise provided by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

2.4  Quorum.  The holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

2.5  Organization.  The Chairman of the Board of Directors shall act as chairman of meetings of the stockholders. The Board of Directors may designate any other officer or director of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chairman of any stockholders meeting in the absence of the Chairman of the Board of Directors and such designee.

The Secretary of the Corporation shall act as secretary of all meetings of the stockholders, but in the absence of the Secretary the presiding officer may appoint any other person to act as secretary of any meeting.

2.6  Voting.  Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question (other than the election of directors) brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Certificate of Incorporation. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize any person or persons to act for him by proxy. All proxies shall be executed in writing and shall be filed with the Secretary of the Corporation not later than the day on which exercised. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

2.7  Action of Shareholders Without Meeting.  Unless otherwise provided by the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

2.8  Voting List.  The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder.

Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the election, either at a place within the city, town or village where the election is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held. The list shall be produced and kept at the time and place of election during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

2.9  Stock Ledger.  The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 8 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

2.10  Adjournment.  Any meeting of the stockholders, including one at which directors are to be elected, may be adjourned for such periods as the presiding officer of the meeting or the stockholders present in person or by proxy and entitled to vote shall direct.

2.11  Ratification.  Any transaction questioned in any stockholders’ derivative suit, or any other suit to enforce alleged rights of the Corporation or any of its stockholders, on the ground of lack of authority, defective or irregular execution, adverse interest of any director, officer or stockholder, nondisclosure, miscomputation or the application of improper principles or practices of accounting may be approved, ratified and confirmed before or after judgment by the Board of Directors or by the holders of Common Stock and, if so approved, ratified or confirmed, shall have the same force and effect as if the questioned transaction had been originally duly authorized, and said approval, ratification or confirmation shall be binding upon the Corporation and all of its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

2.12  Judges.  All votes by ballot at any meeting of stockholders shall be conducted by two judges appointed for the purpose either by the directors or by the meeting. The judges shall decide upon the qualifications of voters, count the votes and declare the result.

ARTICLE III

DIRECTORS

3.1  Powers; Number; Qualifications.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. The number of directors which shall constitute the Board of Directors shall be not less than one (1) nor more than nine (9). The exact number of directors shall be fixed from time to time, within the limits specified in this Article III Section 1 or in the Certificate of Incorporation, by the Board of Directors. Directors need not be stockholders of the Corporation. The Board may be divided into Classes as more fully described in the Certificate of Incorporation.

3.2  Election; Term of Office; Resignation; Removal; Vacancies.  Each director shall hold office until the next annual meeting of stockholders at which his Class stands for election or until such director’s earlier resignation, removal from office, death or incapacity. Unless otherwise provided in the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and each director so chosen shall hold office until the next annual meeting and until such director’s successor shall be duly elected and shall qualify, or until such director’s earlier resignation, removal from office, death or incapacity.

3.3  Nominations.  Nominations of persons for election to the Board of Directors of the Corporation at a meeting of stockholders of the Corporation may be made at such meeting by or at the direction of the Board of Directors, by any committee or persons appointed by the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Article III, Section 3. Such nominations by any stockholder shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder’s notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended, and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b) the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

3.4  Meetings.  The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. The first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the meeting of the stockholders at which it as elected and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors.

Special meetings of the Board of Directors may be called by the Chief Executive Officer or a majority of the entire Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile or telegram on twenty-four (24) hours notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

3.5  Quorum.  Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.6  Organization of Meetings.  The Board of Directors shall elect one of its members to be Chairman of the Board of Directors. The Chairman of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these By-Laws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors.

Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the Chief Executive Officer, or in the absence of the Chairman of the Board of Directors and the Chief Executive Officer by such other person as the Board of Directors may designate or the members present may select.

3.7  Actions of Board of Directors Without Meeting.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filled with the minutes of proceedings of the Board of Directors or committee.

3.8  Removal of Directors by Stockholders.  The entire Board of Directors or any individual Director may be removed from office with or without cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors. In case the Board of Directors or any one or more Directors be so removed, new Directors may be elected at the same time for the unexpired portion of the full term of the Director or Directors so removed.

3.9  Resignations.  Any Director may resign at any time by submitting his written resignation to the Board of Directors or Secretary of the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

3.10  Committees.  The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided by law and in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution or amending the Bylaws of the Corporation; and, unless the resolution expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock or to adopt a certificate of ownership and merger. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.11  Compensation.  The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed amount (in cash or other form of consideration) for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

3.12  Interested Directors.  No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

3.13  Meetings by Means of Conference Telephone.  Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

ARTICLE IV

OFFICERS

4.1  General.  The officers of the Corporation shall be elected by the Board of Directors and may consist of: a Chairman of the Board, Chief Executive Officer, President, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation, nor need such officers be directors of the Corporation.

4.2  Election.  The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Except as otherwise provided in this Article IV, any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

4.3  Voting Securities Owned by the Corporation.  Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer or any Vice President, and any such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

4.4  Chief Executive Officer.  Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

4.5  Vice Presidents.  At the request of the Chief Executive Officer or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the Chief Executive Officer or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

4.6  Secretary.  The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

4.7  Treasurer.  The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

4.8  Assistant Secretaries.  Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

4.9  Assistant Treasurers.  Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

4.10  Controller.  The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or any Vice President of the Corporation may prescribe.

4.11  Other Officers.  Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

4.12  Vacancies.  The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

4.13  Resignations.  Any officer may resign at any time by submitting his written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

4.14  Removal.  Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

ARTICLE V

CAPITAL STOCK

5.1  Form of Certificates.  Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation (i) by the Chief Executive Officer or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

5.2  Signatures.  Any or all of the signatures on the certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

5.3  Lost Certificates.  The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4  Transfers.  Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transactions upon its books, unless the Corporation has a duty to inquire as to adverse claims with respect to such transfer which has not been discharged. The Corporation shall have no duty to inquire into adverse claims with respect to such transfer unless (a) the Corporation has received a written notification of an adverse claim at a time and in a manner which affords the Corporation a reasonable opportunity to act on it prior to the issuance of a new, reissued or re-registered share certificate and the notification identifies the claimant, the registered owner and the issue of which the share or shares is a part and provides an address for communications directed to the claimant; or (b) the Corporation has required and obtained, with respect to a fiduciary, a copy of a will, trust, indenture, articles of co-partnership, Bylaws or other controlling instruments, for a purpose other than to obtain appropriate evidence of the appointment or incumbency of the fiduciary, and such documents indicate, upon reasonable inspection, the existence of an adverse claim. The Corporation may discharge any duty of inquiry by any reasonable means, including notifying an adverse claimant by registered or certified mail at the address furnished by him or, if there be no such address, at his residence or regular place of business that the security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty days from the date of mailing the notification, either (a) an appropriate restraining order, injunction or other process issues from a court of competent jurisdiction; or (b) an indemnity bond, sufficient in the Corporation’s judgment to protect the Corporation and any transfer agent, registrar or other agent of the Corporation involved from any loss which it or they may suffer by complying with the adverse claim, is filed with the Corporation.

5.5  Fixing Record Date.  In order that the Corporation may determine the stockholders entitled to notice or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than ten (10) days after the date upon which the resolution fixing the record date of action with a meeting is adopted by the Board of Directors, nor more than sixty (60) days prior to any other action. If no record date is fixed:

(a) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b) The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent is delivered to the Corporation.

(c) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.6  Registered Stockholders.  Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State Delaware.

ARTICLE VI

NOTICES

6.1  Form of Notice.  Notices to directors and stockholders other than notices to directors of special meetings of the board of Directors which may be given by any means stated in Article III, Section 4, shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to directors may also be given by telegram.

6.2  Waiver of Notice.  Whenever any notice is required to be given under the provisions of law or the Certificate of Incorporation or by these Bylaws of the Corporation, a written waiver, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

7.2  The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

7.3  To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

7.4  Any indemnification under sections 1 or 2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(a) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or

(b) If such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or

(c) By the stockholders.

7.5  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

7.6  The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

7.7  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

7.8  For purposes of this Article, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving Corporation as he would have with respect to such constituent Corporation of its separate existence had continued.

7.9  For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article.

7.10  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11  No director or officer of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

ARTICLE VIII

GENERAL PROVISIONS

8.1  Reliance on Books and Records.  Each Director, each member of any committee designated by the Board of Directors, and each officer of the Corporation, shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

8.2  Dividends.  Subject to the provisions of the Certificate of Incorporation, if any, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

8.3  Annual Statement.  The Board of Directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the Corporation.

8.4  Checks.  All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

8.5  Fiscal Year.  The fiscal year of the Corporation shall be as determined by the Board of Directors. If the Board of Directors shall fail to do so, the Chief Executive Officer shall fix the fiscal year.

8.6  Seal.  The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

8.7  Amendments.  The original or other Bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting or, if the Certificate of Incorporation so provides, by the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal Bylaws.

8.8  Interpretation of Bylaws.  All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the General Corporation Law of the State of Delaware, as amended, and as amended from time to time hereafter.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our amended and restated certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145.  Indemnification of officers, directors, employees and agents; insurance.

“(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not oppos to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

“(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

“(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

“(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

“(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

“(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

“(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

“(h) For purposes of this section, references to (the corporation) shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

“(i) For purposes of this section, references to (other enterprises) shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

“(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

“(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our amended and restated certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

Exhibit		Description

2.1		Form of Letters of Undertaking (Included as Annex A to the proxy statement/prospectus).
3(i)	.1	Registrant’s Certificate of Incorporation, as amended, as currently in effect (Included as Annex B to the proxy statement/prospectus).
3(i)	.2	Proposed Certificate of Amendment to Registrant’s Certificate of Incorporation (Included as Annex C to the proxy statement/prospectus).
3(ii)		Registrant’s By-laws as currently in effect (Included as Annex D to the proxy statement/prospectus).
5.1		Opinion of Loeb & Loeb LLP.*
10.1		Pledge Agreement, dated as of November 15, 2000.
10.2		Pledge Agreement, dated as of August 11, 2003.
23.1		Consent of Deloitte Touche Tohmatsu CPA Ltd.
23.2		Consent of Goldstein Golub Kessler LLP.
23.3		Consent of Appleby Spurling Hunter.*
23.4		Consent of WongPartnership.*
23.5		Consent of Jingtian & Gongcheng.*
23.6		Consent of Loeb & Loeb LLP (included in Exhibit 5.1)*
99.1		Form of Proxy

*	To be filed by amendment.

(b)	Financial Statement Schedules

None.

ITEM 22.	UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong, People’s Republic of China, on the 12th day of May, 2006.

GREAT WALL ACQUISITION CORPORATION

By:	/s/ Kin Shing Li
Kin Shing Li
Chairman, Chief Executive Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kin Shing Li Kin Shing Li	Chairman, Chief Executive Officer and Secretary	May 12, 2006